COLSTRIP UNITS 3&4 INTERESTS ABANDONMENT AND ACQUISITION AGREEMENT
by and between
NORTHWESTERN CORPORATION
and
PUGET SOUND ENERGY, INC.
Dated as of July 30, 2024

TABLE OF CONTENTS
i

EXHIBITS AND SCHEDULES
Exhibits:
Exhibit A    Assignment and Assumption Agreement
Exhibit B    Excluded Assets
Exhibit C    Water Rights Transfer Certificate
Exhibit D    Vote Sharing Agreement
Exhibit E    NorthWestern Officer’s Certificate
Exhibit F    PSE Officer’s Certificate

Exhibit G    Form of Deed Conveying PSE’s Interest
Exhibit H    Form of Notice of Rights of First Refusal (with accompanying form of waiver)
Exhibit I    Allocation of Responsibility for Outage and Capital Costs During Interim Period

Schedules:
Schedule 1.1    Water Rights
Schedule 2.1(a)    Real Property
Schedule 2.1(c)    Common Facilities Interest and Associated Assets
Schedule 2.1(d)    Material Contracts
Schedule 4.4    Title to PSE Colstrip Units 3&4 Interests
Schedule 4.5    No Violation or Breach
Schedule 4.6    PSE Consents
Schedule 4.7    Material Contracts to Which NorthWestern Is Not a Party
Schedule 5.5    NorthWestern Consents
Schedule 7.1    Conduct of Business During Interim Period
Schedule 8.6    Other Losses Allocated Based on Pre-Closing Date Project Shares
Schedule 8.7    Losses Allocated Based on Post-Closing Project Shares

COLSTRIP UNITS 3&4 INTERESTS ABANDONMENT AND ACQUISITION AGREEMENT
THIS COLSTRIP UNITS 3&4 INTERESTS ABANDONMENT AND ACQUISITION AGREEMENT (this “Agreement”), dated as of July 30, 2024, is by and between NORTHWESTERN CORPORATION, a Delaware corporation (“NorthWestern”), and PUGET SOUND ENERGY, INC., a Washington public utility corporation (“PSE”). NorthWestern and PSE are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, PSE is the Owner of a twenty-five percent (25%) Project Share in the Project, a coal-fired electric generation facility located in Colstrip, Montana known as the Colstrip Steam Electric Station, which Project Share includes a twenty-five percent (25%) undivided interest in Unit 3 of the Project (“Colstrip Unit 3”) and a twenty-five percent (25%) undivided interest in Unit 4 of the Project (“Colstrip Unit 4”) (Colstrip Unit 3 and Colstrip Unit 4, collectively, “Colstrip Units 3&4”), including all associated real property, equipment, common real property and common equipment and facilities and all rights incidental thereto, as more specifically defined in Section 2.1 (PSE’s Project Share, the “PSE Colstrip Units 3&4 Interests”).
WHEREAS, PSE wishes to abandon to NorthWestern, and NorthWestern wishes to acquire from PSE through such abandonment, on the terms and subject to the conditions hereinafter set forth, all of PSE’s right, title and interest in and to the PSE Colstrip Units 3&4 Interests.
WHEREAS, PSE and NorthWestern are entering into this Agreement to evidence their respective duties, obligations, and responsibilities in respect of the abandonment and acquisition of the PSE Colstrip Units 3&4 Interests as contemplated herein.
WHEREAS, certain capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in Article 1 hereof.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    Certain Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
“AAA” is defined in Section 10.2(a).

“Action” means any action, suit, investigation of which PSE has Knowledge, proceeding, condemnation, or audit by or before any court or other Governmental Authority or any arbitration proceeding.
“Ad Valorem Property” is defined in Section 2.4(a).
“Additional Project User” is defined in Section 7.10(a).
“Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled by as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests, or remedies under this Agreement.
“Agreement” is defined in the preamble.
“Allocated Share” is defined in Section 7.10(a).
“Allocation Dispute Notice” is defined in Section 8.9.
“Allocation Dispute Notice Response” is defined in Section 8.9.
“AOC” means the means the Administrative Order on Consent Regarding Impacts Related to Wastewater Facilities Comprising the Closed-Loop System at Colstrip Steam Electric Station, Colstrip Montana entered into between PPL Montana, LLC (n/k/a Talen Montana, LLC) and the Montana Department of Environmental Quality effective August of 2012, as amended.
“Arbitration” shall mean that proceeding now pending in the JAMS Arbitration Forum commenced by NorthWestern on March 12, 2021, through service of its Demand for Arbitration, which NorthWestern subsequently amended on April 7, 2021, through its Amended Demand for Arbitration, to which PSE, Avista Corporation, Portland General Electric Company, and PacifiCorp answered denying NorthWestern’s claims and asserting their own claims for relief.
“Assignment and Assumption Agreement” means an Assignment of the Material Contracts from PSE to NorthWestern to be dated as of the Closing Date and substantially in the form set forth on Exhibit A.
“Assumed Liabilities” is defined in Section 2.3.
“Authorized Officer” means, with respect to a Party, any officer of such Party.
“Business Day” means any day which is not a Saturday, Sunday, or legal holiday in the State of Montana.

“CCR Materials” means coal combustion residuals generated by Colstrip Unit 3 or Colstrip Unit 4.
“CCR Rules” means those Environmental Laws relating to the release, discharge, disposal, storage, remediation, or removal of coal combustion residuals, including those rules issued by the United States Environmental Protection Agency pursuant to subtitle D of the Resource Conservation and Recovery Act.
“Change in Law” means the adoption, enactment, promulgation, modification, amendment or revocation, after the date of this Agreement, of any Laws, any interpretation, reinterpretation or administrative position relating to any Laws, or any material requirements or condition in connection with the issuance, renewal, extension, replacement or modification of any approval of any Governmental Authority required in connection with this Agreement.
“Closing” means the consummation of the transaction contemplated by this Agreement as further defined in Section 3.1.
“Closing Date” is defined in Section 3.1.
“Closing Documents” means the documents to be delivered by NorthWestern and PSE at the Closing in accordance with Section 3.2 and Section 3.3, respectively.
“Code” means the Internal Revenue Code of 1986, as amended.
“Colstrip Project Transmission Agreement” means the Colstrip Project Transmission Agreement dated May 6, 1981 by and among NorthWestern Corporation, Portland General Electric Company, Avista Corporation, Puget Sound Energy, Inc., and PacifiCorp, as amended.
“Colstrip Transmission System” means the transmission system that is the subject of the Colstrip Project Transmission Agreement.
“Colstrip Unit 3” is defined in the Recitals.
“Colstrip Unit 4” is defined in the Recitals.
“Colstrip Units 3&4” is defined in the Recitals.
“Commercially Reasonable Efforts” means efforts which are reasonably necessary to cause, or assist in, the consummation of the transactions contemplated by this Agreement and which do not require the performing Party to (i) expend funds, incur expenses or assume liabilities other than those which are reasonable in nature and amount within the context of the transactions contemplated by this Agreement or (ii) except as otherwise provided in this Agreement, amend, waive or terminate the material terms of any Material Contract or arrangement to which the performing Party is a party.
“Committee” has the meaning assigned to it under the Ownership and Operation Agreement.

“Common Facilities” has the meaning assigned to it under the Ownership and Operation Agreement.
“Common Facilities Agreement” means the Common Facilities Agreement dated as of May 6, 1981, by and among Puget Sound Energy, Inc., Avista Corporation, Portland General Electric Company, PacifiCorp, Talen Montana, LLC, and NorthWestern Corporation, as amended by Amendment No. 1 dated as of January 21, 1992 (to the extent of the survival of any rights and obligations under such agreement following the termination of such agreement in January 2020), and any replacement of or successor to such agreement.
“Common Facilities Interest” is defined in Section 2.1(c).
“Confidentiality Agreement” means the non-disclosure agreement dated May 2022 among the Owners.
“Costs of Construction” has the meaning assigned to it under the Ownership and Operation Agreement.
“Costs of Operation” has the meaning assigned to it under the Ownership and Operation Agreement.
“Credit Rating” means (a) with respect to any entity other than a financial institution, the current (i) rating issued or maintained by S&P or Moody’s with respect to such entity’s long-term senior, unsecured, unsubordinated debt obligations (not supported by third party credit enhancements) or (ii) corporate credit rating or long-term issuer rating issued or maintained with respect to such entity by S&P or Moody’s, or (b) if such entity is a financial institution, the ratings issued or maintained by S&P or Moody’s with respect to such entity’s long-term, unsecured, unsubordinated deposits.
“Damages” is defined in Section 8.11.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than 12 months from the date of incurrence, (iv) all obligations of such Person as lessee under any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, has been or would be required to be accounted for as a capital lease on the consolidated balance sheet of that Person, (v) the undrawn face amount of any outstanding letters of credit issued in favor of such Person, and all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (vi) all Debt or other monetary obligations (of such Person or of others) secured by any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of such Person, whether or not such Debt or other monetary obligation is assumed by such Person, (vii) all obligations of such Person to pay a specified purchase price for assets, goods, securities or services whether or not delivered or accepted (including take-or-pay arrangements and similar obligations), (viii) all obligations of such Person under conditional sale or other title retention agreements (even if the remedies of the sellers or lenders under such agreements in the event of a default thereunder are limited to the repossession or sale of the property or assets covered thereby), and (ix) all Debt or other monetary obligations of others in respect of which such Person has any contingent liability, including without limitation any guarantee.
“Disclosure Schedule” is defined in the preamble of Article 4.
“Dispute” is defined in Section 10.1.
“Dispute Notice” is defined in Section 10.1.
“Dispute Notice Response” is defined in Section 10.1.
“Employee Benefit Plans” means any retirement plan, welfare plan, stock option plan, equity or equity based plan, bonus plan, change-in-control, retention, incentive award plan, severance pay plan or policy, deferred compensation plan or policy, executive compensation or supplemental income plan or policy, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life or any other employee benefit plan or program, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA.
“Enhancement Work Costs” is defined in Exhibit I.
“Environmental Laws” means any Law relating to pollution control or the protection of the environment, including: (a) (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., (ii) the Solid Waste Disposal Act, §§ 6901 et seq., (iii) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., (iv) the Clean Air Act, 42 U.S.C. §§ 7401 et seq., (v) the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1471 et seq., (vi) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., and (vii) the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j; and (b) such Laws imposing requirements pertaining to (i) any Hazardous Substance, (ii) the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release or threatened Release of any Hazardous Substance, (iii) reporting, licensing, permitting, or investigation in connection with such activities or (iv) any abatement, removal, remedial, corrective or other corrective action in connection with any Hazardous Substance; and (c) such Laws imposing requirements pertaining to the protection of health or safety of employees or the public.
“Environmental Liabilities” means all liabilities involving or arising out of the operation or ownership of the PSE Colstrip Units 3&4 Interests and arising out of or resulting from or relating to any Environmental Law or any Hazardous Substance.

“ERISA Affiliate Liability” means any liabilities, obligations or responsibilities (whether contingent or otherwise) imposed by law on PSE relating to any Employee Benefit Plan maintained by any trade or business (whether or not incorporated) which are or have been within the last six years under common control with PSE within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), including (i) liability to any multiemployer plan contributed to, or obligated to contribute to, by PSE or any of its ERISA Affiliates, including without limitation any liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA and (ii) liability with respect to non-compliance with the notice and benefit continuation requirements of COBRA.
“Excluded Assets” means those assets listed on Exhibit B.
“Final Order” is defined in Section 8.14(g).
“GAAP” means generally accepted accounting principles consistently applied as in effect on the date of this Agreement in the United States.
“Governmental Authority” means (i) the federal government of the United States of America, (ii) any state, county, municipality, or other governmental subdivision within the United States of America, and (iii) any executive, legislative or judicial court, department, commission, board, bureau, agency, or other instrumentality of the federal government of the United States of America or of any state, county, municipality, or other governmental subdivision within the United States of America.
“Hazardous Substance” means any substance or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or words of similar import under any Environmental Law, including petroleum, polychlorinated biphenyls, and asbestos in any form, or any coal combustion materials or by-products.
“Indemnification Dispute Notice” is defined in Section 8.14(b).
“Indemnified Party” is defined in Section 8.13(a).
“Indemnifying Party” is defined in Section 8.13(a).
“Indemnity Claim Amount” is defined in Section 8.14(b).
“Interim Period” means the period between the date of this Agreement and the Closing Date.
“Inventory” has the meaning given to it in Section 2.1(b).
“Knowledge” means, with respect to PSE, the actual knowledge of any fact, circumstance, or condition, assuming reasonable inquiry of their direct reports, by Ron Roberts, and with respect to NorthWestern, the actual knowledge of any fact, circumstance, or condition, assuming reasonable inquiry of their direct reports, by John Hines.

“Labor Laws” means any and all Laws relating in any manner to employment, employees or individuals performing work as consultants or contractors, including employment standards, employment of minors, employment discrimination, health and safety, labor relations, unions, withholding, wages and hours and overtime of any kind, work authorization verification, workplace safety and insurance and pay equity.
“Law” means any law, statute, rule, regulation, ordinance, standard, code, order, judgment, decision, writ, injunction, decree, certificate of need, award, or other governmental restriction, including any published and publicly available policy or procedure enforceable by any Governmental Authority.
“Lien” means any lien, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right, lease, pledge, easement, right-of-way, encroachment, building or use restrictions, conditional sales agreement or other encumbrance.
“Losses” means any and all claims, liabilities, losses, causes of action, damages, judgments, obligations, deficiencies, demands, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, Environmental Liabilities, and ERISA Affiliate Liability, including reasonable attorneys’ fees, court costs, investigator expenses, and other costs of suit.
“Material Adverse Effect” means a material and adverse effect on (i) the ability of PSE or NorthWestern to consummate the transactions contemplated by this Agreement or otherwise to comply with its obligations hereunder or (ii) the business, assets, financial condition, or results of operations comprising the PSE Colstrip Units 3&4 Interests, in each case taken as a whole, including without limitation (a) any Change in Law if such change has an effect on the PSE Colstrip Units 3&4 Interests that render the continued operations of Colstrip Units 3&4 economically or operationally impractical, (b) the PSE Colstrip Units 3&4 Interests are substantially damaged or destroyed by any casualty event, that render the continued operations of Colstrip Units 3&4 economically or operationally impractical, or a substantial portion of the PSE Colstrip Units 3&4 Interests are taken, in part or on whole by any Governmental Authority, (c) changes or developments in national, regional, state, or local wholesale or retail markets for electric power, fuel, or related products, that render the continued operations of Colstrip Units 3&4 economically or operationally impractical; and (d) changes or developments in national, regional, state, or local electric transmission or distribution systems, that render the continued operations of Colstrip Units 3&4 economically or operationally impractical.
“Material Contracts” is defined in Section 2.1(d).
“Moody’s” means Moody’s Investor Services, Inc.
“New Coal Supply Agreement” is defined in Section 7.18.
“NorthWestern” is defined in the preamble.

“NorthWestern Consents” means the consents, filings and notices required to be obtained by NorthWestern and delivered at the Closing as listed on Schedule 5.5.
“NorthWestern Fundamental Representations” means the representations and warranties of NorthWestern set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.3 (Enforceability), and Section 5.7 (Brokerage Fees and Commissions).
“NorthWestern-Talen Vote Sharing Agreement” means the Amended and Restated Project Committee Vote Sharing Agreement dated October 16, 2009 between NorthWestern Corporation and PPL Montana, LLC (n/k/a Talen Montana, LLC).
“Notice of Claim” is defined in Section 8.14(a).
“Operator” means Talen Montana, LLC in its capacity as the operator of Colstrip Units 3&4.
“Outage and Capital Costs” means Project outage, major maintenance, special maintenance, and capital costs; provided, however, that any costs of or for Remediation shall not under any circumstances be deemed to be included in Outage and Capital Costs.
“Owner” has the meaning assigned to it under the Ownership and Operation Agreement.
“Ownership and Operation Agreement” means the Ownership and Operation Agreement, dated as of May 6, 1981, as amended by Amendment No. 1 dated as of October 11, 1991, Amendment No. 2 dated as of July 13, 1998, Amendment No. 3 dated as of September 14, 2004, and Amendment No. 4 dated as of August 18, 2008, among Puget Sound Energy, Inc., Avista Corporation, Portland General Electric Company, PacifiCorp, Talen Montana, LLC, and NorthWestern Corporation.
“Party” is defined in the preamble.
“Permits” means written permits, licenses, franchises, registrations, variances and approvals obtained from any Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes not yet due and payable, pledges or deposits made in the ordinary course of business under workers’ compensation legislation, unemployment insurance Laws or similar Laws, good faith deposits made in the ordinary course of business in connection with bids, tenders or contracts, including rent security deposits, (ii) in the case of the Real Property, encumbrances and other restrictions and irregularities to title which exist on the date hereof or on the Closing Date and which were not created by, through or under PSE, (iii) rights reserved to or vested but not yet asserted respecting any PSE Colstrip Units 3&4 Interests by any Governmental Authority by the terms of any franchise, grant, license, Permit or provision of applicable Law, to purchase, condemn, appropriate or recapture, or designate a buyer of the real property, (iv) rights reserved to or vested in any municipality or public authority to control or regulate the use of the real property or to use the real property in any manner, including zoning and land use regulations, and (v) mechanic and other similar liens for amounts not yet due or payable.
“Person” means any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.
“Poll” has the meaning assigned to it under the NorthWestern-Talen Montana, LLC Vote Sharing Agreement.
“Post-Closing Date CCR Materials” means CCR Materials generated after the Closing.
“Post-Closing Date CCR Units” means a new solid waste management unit for treatment, storage or disposal of Post-Closing Date CCR Materials (i) for which construction commences on or after January 1, 2024 and (ii) that first receives CCR Materials on or after the Closing Date.
“Post-Closing Date CCR Units Construction Costs” means the cost of constructing any Post-Closing Date CCR Units.
“Post-Closing Date CCR Units O&M Costs” means the cost of operating and maintaining any Post-Closing Date CCR Units.
“Post-Closing Date CCR Units Remediation Costs” means the cost of Remediation for any Post-Closing Date CCR Units, exclusive of any Post-Closing Date CCR Unit Construction Costs or Post-Closing Date CCR Unit O&M Costs.
“Post-Closing Date Project Share” means the Project Share attributable to each of NorthWestern and PSE after giving effect to the transactions contemplated by this Agreement.
“Pre-Closing Date CCR Materials” means CCR Materials generated prior to the Closing.
“Pre-Closing Date Project Share” means the Project Share attributable to each of NorthWestern and PSE without giving effect to the transactions contemplated by this Agreement.
“Pre-Closing Period” means a Tax period ending on or prior to the Closing Date and the pre-Closing portion of any Straddle Period.
“Project” has the meaning assigned to it under the Ownership and Operation Agreement.
“Project Share” has the meaning assigned to it the Ownership and Operation Agreement.
“Project Users” has the meaning assigned to it under the Ownership and Operation Agreement.
“Proposal” means any proposal being considered for action by the Committee.

“Prudent Utility Practices” means at any particular time means either any of the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry prior thereto or any of the practices, methods or acts, which, in the exercise of reasonable judgment in the light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Prudent Utility Practice shall apply not only to functional parts of the Project, but also to appropriate structures, landscaping, painting, signs, lighting, other facilities and public relations programs, including recreational facilities, and any other programs or facilities, reasonably designed to promote public enjoyment, understanding and acceptance of the Project. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts, Prudent Utility Practice shall also include those practices, methods and acts that are required by applicable laws and final orders or regulations of regulatory agencies having jurisdiction.
“PSE” is defined in the preamble.
“PSE Colstrip Units 3&4 Interests” is defined in the Recitals.
“PSE Consents” means the consents, filings and notices required to be obtained by PSE (other than any Required Regulatory Approvals) and delivered at the Closing as listed on Schedule 4.6.
“PSE Fundamental Representations” means the representations and warranties of PSE set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority), Section 4.3 (Enforceability), Section 4.4 (Title to PSE Colstrip Units 3&4 Interests), and Section 4.9 (Brokerage Fees and Commissions).
“Real Property” means the real property interests which are included as part of the PSE Colstrip Units 3&4 Interests as set forth on Schedule 2.1(a).
“Reciprocal Sharing Agreement” means the Amended and Restated NorthWestern/PPL Colstrip Units 3 & 4 Generating Project Reciprocal Sharing Agreement dated October 16, 2009 between NorthWestern Corporation and PPL Montana, LLC (n/k/a Talen Montana, LLC).
“Records” means any and all of the books, records, contracts, agreements and files of PSE existing on the Closing Date and pertaining to the PSE Colstrip Units 3&4 Interests, excluding any information if disclosure to NorthWestern would, in PSE’s sole discretion, jeopardize any attorney- client, work-product or other privilege or other information reasonably deemed confidential by PSE.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
“Remediation” means, with respect to the Project, actions taken or work performed for the purpose of compliance with the AOC or CCR Rules, including, without limitation, (i) the storage, handling, transporting and disposal of CCR Materials, (ii) the monitoring, collection, storage and management of groundwater impacted or potentially impacted by CCR Materials, and (iii) the closure and remediation of ash ponds, cells or units containing CCR Materials.
“Remediation Proposal” means any Proposal that relates primarily to Remediation or Retirement Activities; provided, however, that a Remediation Proposal shall not include any Proposal relating to (i) construction, operation, maintenance, closure, or post-closure care of Post-Closing Date CCR Units; (ii) a decision to retire either or both of Colstrip Unit 3 or Colstrip Unit 4, or (iii) any Proposal to approve an annual budget for Costs of Construction or Costs of Operation.
“Representatives” means officers, directors, employees and other agents of a particular Person.
“Required Credit Rating” means, in the case of any Person, that such Person’s long-term senior, unsecured, unsubordinated debt obligations (not supported by third party credit enhancements) are rated by at least one of S&P and Moody’s, and that such Person has a Credit Rating of “Baa1” or higher by Moody’s, or “BBB+” or higher by S&P.
“Required Regulatory Approval” is defined in Section 7.6(a) and (b). For avoidance of doubt, should either PSE or NorthWestern seek approval from their respective state regulatory commissions or FERC, per Section 7.6(a) and (b), such approvals shall be considered Required Regulatory Approvals.
“Retained Liabilities” is defined in Section 2.1.
“Retirement Activities” means decommissioning, mothballing, closure, retirement, deactivation, shut down, deconstruction, removal, demolition and site restoration of all or a portion of Colstrip Unit 3, Colstrip Unit 4, the Project, or the Common Facilities and excludes any such activities with respect to any Post-Closing Date CCR Units and Remediation.
“Retirement Activities Costs” means costs associated with and Losses caused by or resulting from Retirement Activities.
“Rules” is defined in Section 10.2(a).
“S&P” means S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.
“Straddle Period” means a Tax period beginning on or before and ending after the Closing Date.
“Tax” or “Taxes” means all federal, state, local, foreign and other net income, gross income, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property taxes and levied and pending assessments, windfall profits, value added, commercial rent, customs duties, capital gain, social security, royalty, documentary, environmental or other taxes, or fees, assessments, duties or charges in the nature or taxes, of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
“Tax Return” means all returns and reports (including elections, declarations, disclosures, attachments, schedules, estimates, information returns, and amended returns and reports) required to be filed with respect to Taxes.
“Third Party Claim” is defined in Section 8.13(a).
“Transfer Taxes” means all sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and other similar Taxes, filing fees and similar charges incurred by either Party in connection with the transactions contemplated hereby.
“Update” is defined in Section 7.9.
“Vote Sharing Agreement” means the Vote Sharing Agreement between NorthWestern and PSE in the form set forth on Exhibit D.
“Water Rights Transfer Certificate” means a water rights transfer certificate in the form set forth on Exhibit C pursuant to which PSE shall convey to NorthWestern the water rights listed on Schedule 1.1.
“WUTC” means the Washington Utilities and Transportation Commission.
Section 1.2    Interpretation. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of this Agreement. In construing this Agreement:
(a)    all references in this Agreement to an “Article,” “Section”, “subsection”, “Exhibit”, or “Schedule” shall be to an Article, Section, subsection, Exhibit, or Schedule of this Agreement, unless the context requires otherwise;
(b)    unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof;
(c)    whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural;
(d)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(e)    the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(f)    unless expressly indicated otherwise, the use of the word “or” is intended to be alternative but not exclusive (i.e., unless otherwise indicated, the term “or” shall be interpreted as meaning “and/or” rather than “either/or”);
(g)    a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule hereto, regardless of whether it appears before or after the place where it is defined;
(h)    each Exhibit and Schedule to this Agreement is a part of this Agreement, and should be construed in light of each other;
(i)    the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof; and
(j)    references to a Law, rule, regulation, contract, agreement, or other document mean that Law, rule, regulation, contract, agreement, or document as amended, modified, or supplemented, if applicable.
ARTICLE 2
ABANDONMENT AND ACQUISITION OF THE COLSTRIP UNITS 3&4 INTERESTS
Section 2.1    Abandonment by PSE and Acquisition by NorthWestern of PSE Colstrip Units 3&4 Interests. On the terms and subject to the conditions hereof, PSE covenants and agrees to abandon all of PSE’s right, title and interest in, and NorthWestern covenants and agrees to acquire, effective as of the Closing, all of PSE’s right, title and interest in, all of the PSE Colstrip Units 3&4 Interests, free and clear of any and all Liens, other than Permitted Liens and excluding the Excluded Assets (as hereinafter defined). The assets, properties and rights to be abandoned by PSE and acquired by NorthWestern under this Agreement (all of which relate solely to the PSE Colstrip Units 3&4 Interests and, except for Excluded Assets, constitute, or will constitute as of Closing, all of PSE’s interests in or to the PSE Colstrip Units 3&4 Interests) are as follows:
(a)    all of PSE’s ownership rights to the Real Property;
(b)    all of PSE’s interests as of the Closing Date in any coal, materials and supplies intended for use in Colstrip Units 3&4 (“Inventory”);
(c)    the portion of PSE’s interest in the Common Facilities and associated assets as described on Schedule 2.1(c) which are associated with the PSE Colstrip Units 3&4 Interests (the “Common Facilities Interest”);
(d)    the portion of PSE’s rights under the contracts, leases and agreements related to the PSE Colstrip Units 3&4 Interests and which are associated with the PSE Colstrip Units 3&4 Interests, including the contracts, leases and agreement that are set forth on Schedule 2.1(d) (the “Material Contracts”);

(e)    notwithstanding the provisions of Section 2.1(a) through Section 2.1(d) above, the PSE Colstrip Units 3&4 Interests shall not include (and PSE shall retain and NorthWestern shall not assume):
(i)    any Losses related to or caused by or arising out of liabilities occurring prior to Closing, including Environmental Liabilities and pension liabilities to the extent and as provided for in Section 8.2, Section 8.5, and Section 8.6;
(ii)    any Losses related to or caused by or arising out of those items listed on Schedule 8.6 and as provided for in Section 8.6;
(iii)    Retirement Activities Costs in connection with the PSE Colstrip Units 3&4 Interests to the extent and as provided for in Section 8.3 and Section 8.4;
(iv)    any obligation or liability related to or caused by or arising out of any of the Excluded Assets;
(v)    any obligation or liability related to or caused by or arising out of Actions pending as of the Closing Date against PSE or any of its Affiliates;
(vi)    any obligation or liability (including any future Actions) related to or caused by or arising out of PSE’s conduct of the business or ownership of the PSE Colstrip Units 3&4 Interests prior to the Closing;
(vii)    any obligation or liability related to or caused by or arising out of any collective bargaining agreement or any ERISA Affiliate Liability of PSE, whether prior to, on or after the Closing;
(viii)    any obligation or liability of any kind or nature relating to (A) Taxes of PSE; and (B) Taxes related to PSE’s conduct of the business or ownership of the PSE Colstrip Units 3&4 Interests prior to the Closing (in the case of real and personal property Taxes, as determined in accordance with Section 2.4(a)); and
(ix)    any obligation or liability of PSE for any Debt.
The foregoing liabilities listed in this Section 2.1(e) are collectively referred to as the “Retained Liabilities” and shall remain and be the obligations and liabilities solely of PSE.
Section 2.2    No Purchase Price. No purchase price whatsoever shall be payable by NorthWestern for or in connection with the abandonment by PSE or the acquisition by NorthWestern of the PSE Colstrip Units 3&4 Interests.
Section 2.3    Assumption of Liabilities. Except as otherwise provided in this Article 2, Article 8, and Section 7.11, NorthWestern shall assume and agree to pay, perform and discharge the liabilities and obligations of PSE related to the PSE Colstrip Units 3&4 Interests, including without limitation those liabilities and obligations contained in the Material Contracts, but solely with respect to liabilities or obligations arising solely during periods following the Closing Date (the “Assumed Liabilities”).
Section 2.4    Ad Valorem Real and Personal Property Taxes.
(a)    PSE shall be responsible for its Pre-Closing Date Project Share of all ad valorem Taxes imposed on or with respect to the Real Property and any personal property included in the PSE Colstrip Units 3&4 Interests (the “Ad Valorem Property”) for all Pre-Closing Periods. The portion of such Taxes for which PSE shall be liable for a Straddle Period shall be determined by multiplying its Pre-Closing Date Project Share of the amount of Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days in such Straddle Period prior to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.
(b)    Any real or personal property tax reductions or refunds with respect to the Ad Valorem Property for or relating to a Pre-Closing Period (as determined in accordance with Section 2.4(a)) shall be for the account of PSE. If NorthWestern receives a real property Tax refund with respect to the Ad Valorem Property for or relating to a Pre-Closing Period, NorthWestern shall promptly remit to PSE its Pre-Closing Date Project Share of such refund relating to the Pre-Closing Period (less any reasonable out-of-pocket costs or Taxes incurred in connection with the receipt of such refund).
(c)    Prior to the Closing Date, PSE shall control and conduct all negotiations, proceedings and communications with the Montana Department of Revenue regarding real property Taxes with respect to the Ad Valorem Property, shall keep NorthWestern informed regarding such negotiations, proceedings and communications and shall not agree to any settlement with the Montana Department of Revenue that affects any Tax period or portion of a Straddle Period beginning after the Closing Date without NorthWestern’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. From and after the Closing Date, NorthWestern shall control and conduct all negotiations, proceedings and communications with the Montana Department of Revenue regarding real property Taxes with respect to the Ad Valorem Property, shall keep PSE informed regarding such negotiations, proceedings and communications, and shall not agree to any settlement with the Montana Department of Revenue that affects any Tax period or portion of a Straddle Period ending on or prior to the Closing Date without PSE’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. PSE shall reasonably cooperate with all such negotiations, proceeds and communications.
ARTICLE 3
CLOSING; CONDITIONS PRECEDENT
Section 3.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of NorthWestern, 11 East Park Street, Butte, Montana, commencing at 10:00 A.M. or at such other location as may be agreed upon by the Parties either

(i) on December 31, 2025, assuming the satisfaction by such date of all the conditions precedent to the Closing in accordance with Section 3.4 and Section 3.5 hereof, provided it shall be effective as of December 31, 2025 at 11:59:59 P.M Mountain Time; or (ii) at such other time or place as may be mutually agreed upon by the Parties in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.
Section 3.2    Closing Deliveries by NorthWestern. At the Closing, NorthWestern shall deliver, or cause to be delivered, to PSE the following:
(a)    A certificate of an Authorized Officer of NorthWestern, dated as of the Closing Date, in the form set forth in Exhibit E, certifying that (i) the representations and warranties of NorthWestern set forth in Article 5 are true, correct and complete as of the Closing Date, except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (ii) the conditions set forth in Section 3.4 have been fulfilled or waived and (iii) the covenants of NorthWestern set forth in Article 7 to be performed on or before the Closing Date have been fulfilled or waived in writing by PSE.
(b)    A duly executed copy of the Assignment and Assumption Agreement;
(c)    Duly executed copies of each of the NorthWestern Consents;
(d)    A copy of the Vote Sharing Agreement, duly executed by NorthWestern, except in the event the Owners agree upon and enter an overall agreement addressing the voting for the Post-Closing Date Project Shares for the Project; and
(e)    Such other documents and certificates as PSE may reasonably request and which are customarily and ordinarily delivered in transactions similar to the transactions to be consummated at the Closing.
Section 3.3    Closing Deliveries by PSE. At the Closing, PSE shall execute and deliver, or cause to be executed and delivered, to NorthWestern the following:
(a)    A certificate of an Authorized Officer of PSE, dated as of the Closing Date, in the form set forth in Exhibit F, certifying that (i) the representations and warranties of PSE set forth in Article 4 are true, correct and complete as of the Closing Date, except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (ii) the conditions set forth in Section 3.5 have been fulfilled or waived and (iii) the covenants of PSE set forth in Article 7 to be performed on or before the Closing Date have been fulfilled or waived in writing by NorthWestern;
(b)    A duly executed copy of the Assignment and Assumption Agreement;
(c)    Duly executed copies of each of the PSE Consents;
(d)    A copy of the Vote Sharing Agreement, duly executed by PSE, except in the event the Owners agree upon and enter an overall agreement addressing the voting for the Post-Closing Date Project Shares for the Project;

(e)    A certificate that PSE is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulations Section 1.445-2(b)(2);
(f)    Deeds in the form attached hereto as Exhibit G, or in such other form as is agreed to by the Parties, conveying PSE’s interest in the Real Property subject only to Permitted Liens (i.e., deeds (i) in which PSE warrants that the Real Property is free from all encumbrances made by PSE other than Permitted Liens and that PSE will defend the same to NorthWestern against the lawful claims and demands of all persons claiming by, through or under PSE, but against no other persons; and (ii) that convey any after-acquired title to the Real Property that PSE may subsequently obtain, but reserving for PSE such easements as may be reasonably necessary for the purpose of owning, operating, maintaining, repairing, replacing, or removing any transmission facility and associated equipment that is part of the Colstrip Transmission System and that is located on the Real Property), all in a form reasonably acceptable to NorthWestern (which shall include language providing that such easements shall not, other than to a de minimis extent, adversely affect operations on the Real Property as currently conducted);
(g)    The Water Rights Transfer Certificate; and
(h)    Such other documents and certificates that NorthWestern may reasonably request and that are customarily and ordinarily delivered in transactions similar to the transactions to be consummated at the Closing.
Section 3.4    Conditions Precedent to the Closing Obligations of NorthWestern. The obligation of NorthWestern to proceed with the Closing contemplated hereby is subject to the fulfillment or waiver (by NorthWestern, in its absolute discretion, by written notice to PSE) on or prior to the Closing Date, or on or prior to such earlier date if specified below, of all of the following conditions:
(a)    PSE shall have delivered to NorthWestern each of the documents described in Section 3.3.
(b)    The representations and warranties of PSE in Article 4 of this Agreement shall be true and correct without regard to any qualification respecting materiality or Material Adverse Effect on and as of the Closing Date except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and the covenants and agreements of PSE to be performed on or before the Closing Date shall have been performed in all material respects in accordance with this Agreement.
(c)    PSE shall have obtained and provided to NorthWestern copies of all the PSE Consents required for the Closing listed in Schedule 4.6.
(d)    If and to the extent deemed necessary by NorthWestern in connection with the assignment to NorthWestern of PSE’s interest in any Material Contract relating to the PSE Colstrip Units 3&4 Interests, an amendment to such Material Contract in form and substance acceptable to NorthWestern shall have been executed and delivered to NorthWestern.

(e)    PSE shall have obtained and provided to NorthWestern a copy of any Required Regulatory Approvals, and, in the case of each such Required Regulatory Approval, (i) such Required Regulatory Approval shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect, and (ii) any mandatory waiting period prescribed by Law applicable to such Required Regulatory Approval before the transactions that are the subject of this Agreement may be consummated shall have expired or been terminated, and (iii) all conditions precedent to the consummation of the transactions that are the subject of this Agreement expressly set forth in such Required Regulatory Approval shall have been satisfied.
(f)    No order or decree by any federal or state court or Governmental Authority that prevents the consummation of the abandonment and acquisition of the PSE Colstrip Units 3&4 Interests contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority that prohibits the consummation of the abandonment and acquisition of the PSE Colstrip Units 3&4 Interests.
(g)    PSE shall have delivered to NorthWestern evidence of the filing for termination of all Liens that are not Permitted Liens in form and substance reasonably satisfactory to NorthWestern; provided that PSE shall indemnify NorthWestern for any Losses incurred by NorthWestern in connection with PSE’s failure to terminate any Lien that is not a Permitted Lien.
(h)    No event causing or constituting a Material Adverse Effect shall have occurred or be occurring.
(i)    NorthWestern shall have entered into a New Coal Supply Agreement not later than December 31, 2024.
(j)    Each Additional Project User that has exercised its right of first refusal under Section 24 of the Ownership and Operation Agreement shall have executed and delivered a vote sharing agreement on terms and conditions substantially identical (with only such changes as are required to take account of such Additional Project User’s Allocated Share) to the terms and conditions of the Vote Sharing Agreement.
Section 3.5    Conditions Precedent to the Closing Obligations of PSE. The obligation of PSE to proceed with the Closing contemplated hereby is subject to the fulfillment or waiver (by PSE, in its absolute discretion, by written notice to NorthWestern) on or prior to the Closing Date of all of the following conditions:
(a)    NorthWestern shall have delivered to PSE each of the documents described in Section 3.2.
(b)    The representations and warranties of NorthWestern contained in Article 5 of this Agreement shall be true and correct without regard to any qualification respecting materiality or

Material Adverse Effect on and as of the Closing Date except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and the covenants and agreements of NorthWestern to be performed on or before the Closing Date shall have been performed in all material respects in accordance with this Agreement.
(c)    NorthWestern shall have obtained and provided to PSE copies of all of NorthWestern Consents required for the Closing listed on Schedule 5.5.
(d)    NorthWestern shall have obtained and provided to PSE a copy of any Required Regulatory Approvals, and, in the case of each such Required Regulatory Approval, (i) such Required Regulatory Approval shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect, and (ii) any mandatory waiting period prescribed by Law applicable to such Required Regulatory Approval before the transactions that are the subject of this Agreement may be consummated shall have expired or been terminated, and (iii) all conditions precedent to the consummation of the transactions that are the subject of this Agreement expressly set forth in such Required Regulatory Approval shall have been satisfied.
(e)    No order or, decree by any federal or state court or Governmental Authority that prevents the consummation of the abandonment and acquisition of the PSE Colstrip Units 3&4 Interests contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority that prohibits the consummation of the abandonment and acquisition of the PSE Colstrip Units 3&4 Interests.
Section 3.6    Failure to Close. In the event of any failure to satisfy or waive the conditions precedent set forth in Section 3.4 or Section 3.5, the termination and other provisions of Article 9 shall govern to the extent applicable.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PSE
As of the date of this Agreement and as of the Closing Date, PSE hereby represents and warrants to NorthWestern that the statements contained in this Article 4 (as modified and supplemented by the disclosure schedule delivered to NorthWestern by PSE contemporaneously herewith setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express informational requirement contained in or requested by a provision of this Article 4, or as an exception to one or more representations or warranties contained in this Article 4 (the “Disclosure Schedule” or “Schedule”)) are true and correct, provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission by a Party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to PSE. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 4; provided, however, the disclosures in any section or paragraph of the Disclosure Schedule shall qualify as disclosures pursuant to any other sections or paragraphs under the Agreement where such disclosure is reasonably apparent on the face of such disclosures, whether or not repeated under any section number where such disclosure might be deemed appropriate.
Section 4.1    Organization and Good Standing. PSE is a corporation duly organized and validly existing under the laws of the State of Washington and each other jurisdiction where such qualification is required, except where the failure to be so qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.2    Authority. PSE has all requisite power and authority to own, and to carry on its businesses related to, the PSE Colstrip Units 3&4 Interests as now being conducted. PSE has all requisite power and authority and as of the Closing will have obtained all other applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions necessary to execute and deliver this Agreement and the Closing Documents, and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Closing Documents, when executed and delivered in accordance herewith, and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of PSE.
Section 4.3    Enforceability. This Agreement has been, and the Closing Documents, when executed and delivered in accordance herewith, will be, duly and validly executed and delivered by PSE and, assuming due and valid authorization, execution and delivery hereof by NorthWestern, is a valid and binding agreement of PSE, enforceable against it in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.
Section 4.4    Title to PSE Colstrip Units 3&4 Interests. PSE owns the PSE Colstrip Units 3&4 Interests free and clear of all Liens, other than Permitted Liens and those liens set forth on Schedule 4.4 (which will be terminated or released as of the Closing).
Section 4.5    No Violation or Breach. Except as set forth in Schedule 4.5, and assuming that any Required Regulatory Approvals and PSE Consents have been obtained, neither the execution and delivery of this Agreement nor the Closing Documents, nor the consummation of the transactions contemplated hereby or thereby and performance of the terms and conditions hereof or thereof by PSE will result in a violation or breach of, or default under, (a) any provision of the organizational documents of PSE and any indenture or (b) any Material Contract under which PSE or the assets comprising the PSE Colstrip Units 3&4 Interests is bound, except with regard solely to clause (b), any violation, breach or default that would not have a Material Adverse Effect.
Section 4.6    Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or the Closing Documents by PSE or for, or in connection with, the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by PSE except for (a) any Required Regulatory Approvals; (b) the third party consents, filings, and notices set forth on Schedule 4.6, and (c) immaterial consents, approvals, authorizations, Permits, filings or notices.
Section 4.7    Material Contracts. Except as set forth on Schedule 4.7, PSE is not party to any contract reasonably necessary for NorthWestern’s use of the PSE Colstrip Units 3&4 Interests after Closing to which NorthWestern is not also a party.
Section 4.8    No Disputes; Litigation. There is no Action pending, or to PSE’s Knowledge, threatened in writing against PSE, except for Actions that would not have an adverse impact on PSE’s ability to perform its obligations under the Closing Documents.
Section 4.9    Brokerage Fees and Commissions. Neither PSE nor any Affiliate of PSE has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement or the Closing Documents for which NorthWestern or any of NorthWestern’s Affiliates shall incur any liability.
Section 4.10    Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the Knowledge of PSE threatened against, PSE.
Section 4.11    Records. PSE has provided to NorthWestern copies of any final reports, memoranda, audits, studies, or investigations prepared by PSE’s internal environmental professionals or outside environmental consultants retained by or on behalf of PSE which analyze, quantify, audit, or report on actual or potential environmental issues, conditions, or Environmental Liabilities connected with the PSE Colstrip Units 3&4 Interests, other than any documents protected by the attorney-client privilege or work-product prepared for litigation or in anticipation of litigation at the direction of counsel.
Section 4.12    Real Property. PSE does not own, lease, sublease, occupy, use or otherwise have any interest in, or (other than as provided in Section 24 of the Ownership and Operation Agreement) have any contractual or preferential rights with respect to the acquisition, occupancy or use of, any real property for or in connection with the Project other than (a) the Real Property or (b) the Colstrip Transmission System real property. Except with respect to any Permitted Liens, PSE is not a sublessor or grantor under any lease, easement, license, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of the Real Property, or any portion thereof, except as would not interfere in any respect with any transaction contemplated hereby or by any of the other Closing Documents.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF NORTHWESTERN
As of the date of this Agreement and as of the Closing Date, NorthWestern represents and warrants to PSE as follows and, except as expressly set forth to the contrary herein, acknowledges that PSE has entered into this Agreement in reliance upon such representations and warranties:
Section 5.1    Organization and Qualification. NorthWestern is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all necessary Permits to carry on its business as now being conducted.
Section 5.2    Authority. NorthWestern has all requisite corporate power and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Closing Documents, when executed and delivered in accordance herewith, and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of NorthWestern.
Section 5.3    Enforceability. This Agreement has been and, when executed and delivered in accordance herewith, the Closing Documents will be, duly and validly executed and delivered by NorthWestern and constitute valid and binding obligations of NorthWestern enforceable against it in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.
Section 5.4    No Violation or Breach. Neither the execution and delivery of this Agreement or the Closing Documents nor the consummation of the transactions and performance of the terms and conditions hereof or thereof by NorthWestern will (a) result in a violation or breach of any provision of the certificate of formation or corporate agreement of NorthWestern or any material agreement, indenture or other instrument under which NorthWestern is bound or (b) assuming any Required Regulatory Approvals have been obtained, violate any applicable Law other than such violations as would not, individually or in the aggregate, have a Material Adverse Effect.
Section 5.5    Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or the Closing Documents by NorthWestern or for, or in connection with, the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by NorthWestern, except for (a) any Required Regulatory Approvals; (b) the third- party consents, filings, and notices set forth on Schedule 5.5, and (c) consents, approvals, authorizations, Permits, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.6    No Disputes; Litigation. There is no Action pending, or to NorthWestern’s Knowledge, threatened in writing against NorthWestern, except for Actions that would not have a Material Adverse Effect on NorthWestern’s ability to perform its obligations under the Closing Documents.
Section 5.7    Brokerage Fees and Commissions. Neither NorthWestern nor any Affiliate of NorthWestern has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement or the Closing Documents for which PSE or any of PSE’s Affiliates shall incur any liability.
Section 5.8    Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the Knowledge of NorthWestern threatened against, NorthWestern.
ARTICLE 6
ACCESS AND CONFIDENTIALITY
Section 6.1    General Access.
(a)    PSE shall, until the Closing Date (or the earlier termination of this Agreement), (i) cooperate in facilitating reasonable access by NorthWestern to all of PSE’s books, records, contracts, agreements, files, personnel, offices and other facilities and properties, in each case, of PSE, related to the PSE Colstrip Units 3&4 Interests and to, (ii) permit NorthWestern to make such copies and inspections thereof as NorthWestern may reasonably request, and (iii) furnish NorthWestern with such financial and operating data and other information with respect to the PSE Colstrip Units 3&4 Interests as NorthWestern may from time to time reasonably request; provided, that any such access shall be conducted at NorthWestern’s expense, at a reasonable time and on reasonable notice, under the reasonable supervision of PSE’s or Operator’s personnel, as appropriate, and in such a manner as to maintain the confidentiality of such information, this Agreement, and the transactions contemplated hereby and not to interfere with the normal operation of the business of PSE or the PSE Colstrip Units 3&4 Interests; and provided, further, that NorthWestern and its representatives shall comply with all applicable safety rules, regulations and procedures implemented by PSE or Operator, as the case may be.
(b)    In addition to Section 6.1(a) above, PSE specifically agrees to facilitate NorthWestern’s environmental due diligence by promptly providing NorthWestern copies of any documents prepared by PSE’s internal environmental professionals or outside environmental consultants retained by or on behalf of PSE which analyze, quantify, audit, or report on actual or potential environmental issues, conditions, or Environmental Liabilities connected with the PSE Colstrip Units 3&4 Interests.
(c)    Nothing in this Article 6 shall be construed to permit NorthWestern or its representatives to have access prior to the Closing to (i) any files, records, contracts, or documents of PSE not relating to the PSE Colstrip Units 3&4 Interests, (ii) any bids or offers received by PSE for the acquisition of any of the PSE Colstrip Units 3&4 Interests, it being agreed that all such bids or offers shall be the sole property of PSE, (iii) any material that would jeopardize any attorney-client or other privilege as determined by PSE’s sole discretion, or (iv) any documents or information that PSE is prohibited from disclosing pursuant to a written confidentiality obligation to a third party.
Section 6.2    Confidential Information. NorthWestern and PSE agree to maintain in confidence all information made available to it under this Agreement and to cause their respective officers, directors, agents, employees, representatives, consultants, and advisors to maintain in confidence all information made available to them under this Agreement, all as provided in the Confidentiality Agreement, and the terms of which are incorporated herein by reference and made a part of this Agreement. In the event that terms of the Confidentiality Agreement and this Agreement conflict, the terms of the Confidentiality Agreement shall control. Notwithstanding the foregoing, NorthWestern and PSE acknowledge and agree that nothing in this Section 6.2 or elsewhere in this Agreement shall restrict or impair any right or obligation of the Parties with respect to any right of first refusal provided to the Project Users under the Ownership and Operation Agreement in accordance with the provisions of Section 7.10(a).
ARTICLE 7
COVENANTS OF PSE AND NORTHWESTERN
Section 7.1    Conduct of Business During Interim Period.
PSE covenants and agrees that:
(a)    Exclusivity. Upon execution of this Agreement and except as noted below, PSE grants NorthWestern the exclusive right to acquire the PSE Colstrip Units 3&4 Interests until the earlier of the Closing or termination of this Agreement. During such exclusivity period, PSE agrees to: (i) deal with NorthWestern, or its representatives, exclusively with regard to all aspects of the acquisition of the PSE Colstrip Units 3&4 Interests, and (ii) refrain, directly or indirectly, from soliciting, initiating, encouraging, or engaging in any discussions or negotiations with any Person or entering into any agreement, commitment, understanding or transaction with any Person concerning any proposal regarding the acquisition of the PSE Colstrip Units 3&4 Interests, or providing any business, financial or other information relating to any such transaction to any person or entity. Notwithstanding the foregoing, NorthWestern and PSE acknowledge and agree that nothing in this Section 7.1 or elsewhere in this Agreement shall restrict or impair (i) PSE’s right or obligation to provide a right of first refusal to the Project Users under the Ownership and Operation Agreement pursuant and subject to Section 7.10(a) or (ii) any rights of NorthWestern and PSE to negotiate with the other Owners and Project Users (including any affiliated third parties involved in the negotiations), during the ninety (90)-day right of first refusal exercise period provided under the Ownership and Operation Agreement, with respect to a proposed agreement among all the Owners and Project Users relating to Project matters that is not in conflict with the terms and conditions of this Agreement or the transactions that are the subject of this Agreement. Notwithstanding this Section 7.1(a), nothing in this Section 7.1 shall be construed as limiting the termination rights of NorthWestern or PSE under

Article 9 or NorthWestern’s or PSE’s rights if any Project User shall exercise such right of first refusal.
(b)    Conduct of Business During Interim Period. During the Interim Period, and taking into consideration the fact that PSE is not the Operator and except as provided for in Section 7.1(a) or as reasonably necessary under emergency circumstances (or if required or prohibited pursuant to applicable Law or the Ownership and Operation Agreement), and always subject to and consistent with the extent of PSE’s rights and limitations under the Ownership and Operation Agreement (but without in any way limiting the provisions of Section 7.11), PSE shall comply with the following:
(i)    PSE shall conduct its business related to the PSE Colstrip Units 3&4 Interests, and utilize its Commercially Reasonable Efforts to cause the PSE Colstrip Units 3&4 Interests to conduct its business, in the ordinary course;
(ii)    PSE shall comply in all material respects with the Ownership and Operation Agreement;
(iii)    PSE shall take all Commercially Reasonable Efforts to preserve and protect the PSE Colstrip Units 3&4 Interests subject to the terms of the Ownership and Operation Agreement and applicable Laws;
(iv)    With respect to any Proposals submitted for approval of the Committee prior to the earliest of the effectiveness of the Vote Sharing Agreement or the termination of this Agreement, (A) in the case of any Remediation Proposals, PSE, following its good faith consideration of NorthWestern’s input with respect to any such Proposals, shall continue to vote on such Proposals in accordance with the provisions of the Ownership and Operation Agreement, and (B) in the case of any other Proposals, PSE shall vote in each case in accordance with any instructions provided by NorthWestern;
(v)    With respect to any Poll conducted under the NorthWestern-Talen Vote Sharing Agreement, PSE shall vote in accordance with any instructions provided by NorthWestern;
(vi)    Except as set forth on Schedule 7.1, PSE shall not assign, terminate, amend, give any consent with respect to or waive any rights under, in any material respect, any Material Contract;
(vii)    PSE shall not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of its business or operations related to the PSE Colstrip Units 3&4 Interests, except as required by applicable Laws;

(viii)    PSE shall not grant any express further Lien on any of the PSE Colstrip Units 3&4 Interests, except for Permitted Liens and those Liens that will be terminated, without cost to NorthWestern, at Closing; and
(ix)    PSE shall provide prompt written disclosure to NorthWestern of all relevant information which comes to the attention of PSE in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any of PSE’s representations and warranties set forth in Article 4 or any of PSE’s covenants set forth in this Agreement.
Section 7.2    Public Announcements. Without the prior written approval of the other Party, neither NorthWestern nor PSE shall issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, or cause any agent or Affiliate of such Party to make, any public statements with respect to this Agreement or the Closing Documents or the transactions contemplated hereby or thereby, except when and to the extent that such release or statement is deemed in good faith by the releasing Party to be required to obtain any Required Regulatory Approvals or by applicable Law or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed. In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to the other Party and incorporate any reasonable changes which are suggested by the non-releasing Party prior to releasing or making the statement.
Section 7.3    Actions by Parties. Each Party agrees to use Commercially Reasonable Efforts to satisfy the conditions to the Closing set forth in Section 3.4 and Section 3.5; provided, however, that neither NorthWestern nor PSE shall be deemed to have breached its obligations under Section 6.2, Section 7.2 or this Section 7.3 by engaging in discussions regarding the subject matter of this Agreement with any Governmental Authority, or by making any required filings in connection with obtaining any Required Regulatory Approvals.
Section 7.4    Further Assurances. Each of PSE and NorthWestern agrees that from time to time during the Interim Period and after the Closing, it will execute and deliver or cause its respective Affiliates to execute and deliver such further agreements, certificates, documents or opinions and take (or cause its respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement. If at any time any Party shall reasonably request any further action by any other Party to carry out the purposes of this Agreement and the Closing Documents or to further effectuate the transactions contemplated hereby, such other Party, shall promptly take such action (including the prompt execution and delivery of further instruments and documents).
Section 7.5    Records.
(a)    Maintenance. NorthWestern agrees to maintain the Records in accordance with its records retention policy as maintained in compliance with applicable Laws and NorthWestern’s past practices, or if any of the Records pertain to any claim or dispute pending on the date upon which such records would be destroyed pursuant to NorthWestern’s records retention policy, NorthWestern shall maintain any of the Records designated by PSE until such claim or dispute is finally resolved and the time for all appeals has been exhausted. NorthWestern shall give PSE reasonable notice and an opportunity to retain any Records relating to Taxes in the event that NorthWestern determines to destroy or dispose of them during such period. After the Closing Date, except as might result in a waiver of any attorney/client, work product or like privilege or violate applicable Laws, NorthWestern shall provide PSE and its representatives during normal business hours, and upon reasonable notice, reasonable access to, and the right to copy, the Records existing as of the Closing Date, at PSE’s cost and expense, for the purposes of:
(i)    complying with any applicable Law affecting PSE’s ownership of the PSE Colstrip Units 3&4 Interests prior to the Closing Date;
(ii)    preparing any audit of the books and records of any third party relating to the PSE Colstrip Units 3&4 Interests prior to the Closing Date, or responding to any audit prepared by such third parties;
(iii)    preparing Tax Returns;
(iv)    responding to or disputing any audit, examination, claim or other proceeding in respect of Taxes; or
(v)    asserting, defending, or otherwise dealing with any inquiry, investigation, claim or dispute under this Agreement or with respect to the PSE Colstrip Units 3&4 Interests.
(b)    Privilege. Nothing in this Agreement is intended to modify the provisions of any common interest agreement or joint defense agreement that may be in effect between the Parties as of the date of this Agreement.
Section 7.6    Regulatory and Other Authorizations and Consents Filings.
(a)    Transaction Approvals Required from Governmental Authorities as of Date of this Agreement.
(i)    PSE may seek approval of or consent to this Agreement or the transactions that are the subject of this Agreement from the WUTC, and may seek authorization (and will seek authorization if required) from the Federal Energy Regulatory Commission (FERC) pursuant to Section 203 of the Federal Power Act, along with and any other Governmental Authority under any applicable Law.
(ii)    NorthWestern may seek approval of or consent to this Agreement or the transactions that are the subject of this Agreement from the Montana Public Service Commission, and may seek authorization (and will seek authorization if required) from the Federal Energy Regulatory Commission (FERC) pursuant to

Section 203 of the Federal Power Act, along with any other Governmental Authority under any applicable Law.
(b)    Required Efforts to Obtain Required Regulatory Approvals.
(i)    If any approval or consent is sought by PSE or NorthWestern pursuant to Section 7.6(a) or if any approval or consent is required from any Governmental Authority as a result of any Change in Law prior to the Closing, for the abandonment by PSE or the acquisition by NorthWestern of the PSE Colstrip Units 3&4 Interests or any other transaction that is the subject of this Agreement (any such approval or consent, a “Required Regulatory Approval”), each Party shall (A) use its Commercially Reasonable Efforts to: gather and obtain all necessary information to complete its respective filings in connection with any such Required Regulatory Approval (including all reports, studies, and exhibits related thereto); consult with the other Party regarding any such filings, and consider and incorporate all reasonable comments (if any) submitted by the other Party or its representatives; and the Parties shall make such filings as soon as practicable; (B) prior to and during the pendency of any notice and approval period with respect to such filings, (1) consult with the other Party prior to providing any supplemental information to the applicable Governmental Authorities, provide prompt written notice to the other Party of all discussions and correspondence with the applicable Governmental Authorities that reasonably relate to or bear upon such filings, and, to the extent permitted by applicable Law, not object to or oppose a reasonable opportunity by such other Party to participate in any such discussions, and (2) use all Commercially Reasonable Efforts and act in good faith to expedite and obtain any Required Regulatory Approvals.
(ii)    Notwithstanding any other provision of this Section 7.6, PSE shall, at its own cost and expense, (A) comply, as promptly as reasonably practicable, with any requests received from any Governmental Authority for additional information, documents, or other materials with respect to any of the transactions contemplated by this Agreement, (B) make Commercially Reasonable Efforts to satisfy any requirements or conditions or to resolve any objections as any Governmental Authority may assert with respect to the transactions contemplated by this Agreement, (C) use Commercially Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as being in violation of any applicable Law, and (D) cooperate in good faith with any Governmental Authority with respect to, and not take any action that would reasonably be expected to adversely affect any approval of any such Governmental Authority of any of, the transactions contemplated by this Agreement.
(c)    Cooperation in Efforts to Obtain Approvals and Consents. Each Party will cooperate fully with the other Party in promptly seeking to obtain all authorizations, consents,

orders, and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and third parties that may be or become necessary for such other Party’s execution and delivery of, and the performance of its obligations under, this Agreement.
(d)    Transfer. If the transfer of any instrument, contract, license, lease, permit, or Material Contract to NorthWestern hereunder shall require the consent of any party thereto other than PSE, then such item shall not be assigned to or assumed by NorthWestern, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, PSE and NorthWestern shall cooperate and each shall use Commercially Reasonable Efforts to obtain such consents to the extent required by such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or Material Contract. If any such consent cannot be obtained, PSE shall, at NorthWestern’s expense, cooperate in any commercially reasonable arrangement designed to obtain for NorthWestern all benefits, obligations and privileges of the applicable instrument, contract, license, lease, permit, or document. NorthWestern shall indemnify and hold harmless PSE from any and all Losses arising from or related to PSE’s actions taken pursuant to NorthWestern’s request or direction (or such non-action as requested or directed by NorthWestern, as the case may be) pursuant to this Section 7.6(d). Notwithstanding the foregoing, the indemnification provisions of this Section 7.6(d) shall not apply to any actions taken by PSE with regard to the Ownership and Operation Agreement.
(e)    Non-Governmental Third Party Consents. PSE shall use its Commercially Reasonable Efforts, and NorthWestern shall use its Commercially Reasonable Efforts to assist PSE, in obtaining any and all consents of non-governmental third parties necessary or advisable in connection with the transactions contemplated by this Agreement and the Closing Documents, including the provision by NorthWestern to such third parties of such publicly available financial statements and other publicly available financial information with respect to NorthWestern and its parent company or companies as such third parties may reasonably request.
Section 7.7    Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the Closing Documents and the transactions contemplated hereby, shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.
Section 7.8    Tax Matters.
(a)    After the Closing Date, NorthWestern and PSE shall provide each other with such cooperation and information related to Colstrip Units 3&4 and the PSE Colstrip Units 3&4 Interests as the Parties reasonably may request in (i) filing any Tax Return, amending any Tax Return or claiming any Tax refund, (ii) determining any liability for Taxes or any right to Tax refunds or (iii) conducting or defending any audit, examination, claim or other proceeding in respect of Taxes. PSE and NorthWestern shall retain all Tax Returns, schedules and work papers, and all material records and other documents related thereto until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other documents relate.

(b)    NorthWestern and PSE each shall be responsible under applicable Law for payment of fifty percent (50%) of all Transfer Taxes with respect to the PSE Colstrip Units 3&4 Interests. The Party responsible for preparing any Tax Returns or other documentation relating to such Transfer Taxes shall prepare and file such Tax Returns or other documentation; provided, however, that to the extent required by applicable Law, the other Party shall join in the execution of any such Tax Returns and other documentation relating to such Transfer Taxes. The Party responsible for preparing and filing any such Tax Return or other documentation shall provide to the other Party copies of each such Tax Return or other documentation at least fifteen (15) days prior to the date on which such Tax Return is required to be filed.
(c)    In the event of any conflict between the provisions of Article 8 of this Agreement and this Section 7.8 or Section 2.4, the provisions of this Section 7.8 and Section 2.4 shall control.
Section 7.9    Updates to Disclosure Schedules. From time to time prior to and up to three (3) days prior to the Closing Date, PSE shall provide written notice to NorthWestern of any fact, matter, condition, event or circumstance that occurs following the date of this Agreement and that, individually or in the aggregate, renders PSE unable, without amending the Disclosure Schedules, to satisfy the condition precedent under Section 3.4(b) (each, an “Update”). For the avoidance of doubt, the delivery of documents to NorthWestern or PSE, as applicable, shall not constitute written notice of an Update. In the event that NorthWestern does not terminate this Agreement pursuant to Section 9.1(d)(i) following delivery of such Update, then PSE shall be permitted to update the applicable Schedule(s) to properly reflect the fact, matter, condition, event or circumstance disclosed to NorthWestern in such Update, and the applicable representations and warranties of PSE set forth in this Agreement made following the Update shall be subject to the Schedules attached hereto, as modified or amended by such Update, for purposes of satisfying the conditions to Closing set forth in Section 3.4; provided, that, if the Closing occurs, such Update shall not be deemed to have modified the Schedules for purposes of determining whether there has been a breach of the applicable representations and warranties related to PSE’s indemnification obligations in Article 8.
Section 7.10    Right of First Refusal.
(a)    Without limiting the generality of the undertakings pursuant to Section 7.3 above and without in any way limiting or impairing any right or ability on the part of PSE to argue that the transactions that are the subject of this Agreement are not subject to the right of first refusal in Section 24 of the Ownership and Operation Agreement, PSE shall use its Commercially Reasonable Efforts to: (a) within five (5) Business Days of the date hereof, provide notice to each Owner and Project User (including NorthWestern), in substantially the form attached hereto as Exhibit H, regarding the execution by PSE and NorthWestern of this Agreement and the purported rights of first refusal of each Owner and Project User (including NorthWestern) under Section 24 of the Ownership and Operation Agreement with respect to the transactions that are the subject of this Agreement, and (b) keep NorthWestern reasonably informed in respect of the status and substance of any discussions between PSE and any such Owner or Project User with respect to such rights of first refusal, including by providing copies of all relevant correspondence to NorthWestern. PSE shall immediately notify NorthWestern if at any time any Project User or Owner shall exercise or indicate its intent to exercise any such right of first refusal. NorthWestern intends to exercise its right of first refusal with respect to the transactions that are the subject of this Agreement to the fullest extent permitted by Section 24 of the Ownership and Operation Agreement. In the event that one or more Project Users or Owners (other than NorthWestern) exercises such right of first refusal (each such Project User or Owner (other than NorthWestern) that exercises such right of first refusal, an “Additional Project User”), PSE shall, upon the completion of such right of first refusal process in accordance with the provisions of Section 24(f) of the Ownership and Operation Agreement, require that each such Additional Project User enter into a Colstrip Units 3&4 Interests Abandonment and Acquisition Agreement with PSE on terms and conditions substantially identical (with only such changes as are required to take account of such Additional Project User’s Allocated Share and any differences in the regulatory status of such Additional Project User) to the terms and conditions of this Agreement and providing for the abandonment by PSE, and the acquisition by such Additional Project User, of a proportionate share of the PSE Colstrip Units 3&4 Interests as determined in accordance with the provisions of Section 24(f) of the Ownership and Operation Agreement (such proportionate share, calculated on the basis that NorthWestern exercises its full right of first refusal under Section 24(f) thereof and expressed as a percentage interest, an “Allocated Share”), and the Parties shall amend this Agreement, including the definition of the PSE Colstrip Units 3&4 Interests under this Agreement, accordingly. In the event of the occurrence of the Closing under this Agreement and the occurrence of the closings under any such abandonment and acquisition agreements between PSE and any such Additional Project Users, NorthWestern and each such Additional Project User shall acquire, and PSE shall transfer to NorthWestern and each such Additional Project User, the Allocated Share of NorthWestern and each such Additional Project User, as applicable. If the closing under any such abandonment and acquisition agreement between PSE and any such Additional Project User shall fail to occur, NorthWestern shall be entitled to acquire, on the terms and conditions of this Agreement, the Allocated Share of such Additional Project User, and PSE and NorthWestern shall amend this Agreement, or enter into a new agreement on substantially the same terms and conditions as those of this Agreement, as necessary and appropriate to provide for the abandonment by PSE and the acquisition by NorthWestern of such Allocated Share.
(b)    PSE covenants and agrees that it will not exercise any rights of first refusal that it may have under Section 24 of the Ownership and Operation Agreement with respect to any proposed acquisition by NorthWestern of any of the interests of any other Owner and Project User in Colstrip Unit 3 or Colstrip Unit 4.
Section 7.11    Allocation of Responsibility for Outage and Capital Costs During Interim Period. The Parties agree that during the Interim Period, each Party will be responsible for payment of Outage and Capital Costs in accordance with the provisions of Exhibit I.
Section 7.12    Amendments to Ownership and Operation Agreement. During the Interim Period, PSE will cooperate with NorthWestern and use Commercially Reasonable Efforts to encourage other Owners to execute and shall execute such document or documents and needed to effectuate the following amendments to the Ownership and Operation Agreement;

provided, however, that any such amendments will terminate and become null and void without any further action in the event of the termination of this Agreement or the failure of the Closing to occur for any reason:
(a)    PSE understands that NorthWestern upon Closing intends to pursue the termination of two agreements, between NorthWestern and Talen, in particular the Reciprocal Sharing Agreement and the NorthWestern-Talen Vote Sharing Agreement. In the event those two agreements are both terminated, the Project Share of each Owner and Project User will be permitted to be voted separately and independently from the Project Share of each other Owner and Project User, and the Committee will be increased from five (5) to six (6) members, allowing NorthWestern Corporation to appoint a member; provided, however, this shall not in any way limit the provisions of Section 7.1(b)(iv).
(b)    Removal from the Ownership and Operation Agreement of all provisions requiring the approval of the Operator to approve any proposal.
(c)    All changes to existing dispatch rights and operations of each unit will be determined by the consensus of the Owners of each unit.
(d)    Provisions relating to retirement of Colstrip Units 3&4 will be clarified or modified to make clear that a unanimous agreement of the Owners is needed to determine the retirement of either Colstrip Unit 3, Colstrip Unit 4, or both units.
Section 7.13    Intentionally Omitted.
Section 7.14    Transfers of Interests. If, at any time during the Interim Period, NorthWestern enters into any contract, agreement, arrangement or other understanding with respect to the acquisition of any interests in Colstrip Units 3&4 on terms that, taken as a whole, are more favorable to the seller of such interests than the terms of this Agreement (as determined by PSE in its sole discretion), NorthWestern hereby agrees to amend this Agreement to reflect all (but not less than all) of such terms in this Agreement.
Section 7.15    Cooperation in Development of Additional Facilities. PSE agrees to cooperate reasonably with NorthWestern or any Affiliate of NorthWestern in its efforts to develop, construct, own, and operate on land (including land not used for electric generation purposes) at or in the vicinity of the Project, including on the Project land in a manner consistent with Section 28 and the other applicable provisions of the Ownership and Operation Agreement, one or more additional facilities, including renewable, non-carbon emitting, or alternative energy generating facilities. In the event of grant any approvals, consents, Permits, or rights, including easement and other real property rights, NorthWestern or such Affiliate will compensate PSE at the fair market value of such interests and will indemnify and hold harmless PSE from and against any Losses caused by or resulting from any fault or negligence of NorthWestern or any Affiliate of NorthWestern in connection with any exercise of its rights with respect to such interests.
Section 7.16    Intentionally Omitted

Section 7.17    Montana Actions and Legislation Relating to Project. Neither Party will after the date of this Agreement initiate any new claim or defense in any court or tribunal that would interfere with the performance of this Agreement or that is intended to damage or impair the interests of the other Party in its capacity (in each case whether prior to or after the Closing) as an Owner or Project User. Without limiting the foregoing, neither Party will advocate for or otherwise support, monetarily or otherwise, any legislation or proposed legislation in the State of Montana that would interfere with the performance of this Agreement or that is intended to damage or impair the interests of the other Party in its capacity (in each case whether prior to or after the Closing) as an Owner or Project User. Upon the Parties’ execution of this Agreement, PSE shall request the Arbitration be stayed, and each Party shall forthwith, together and separately, undertake Commercially Reasonable Efforts and appropriate legal action to cause the stay of the Arbitration. Upon Closing, PSE shall withdraw its Arbitration Demand and Response in the Arbitration. Time is of the essence.
Section 7.18    New Coal Supply Agreement. NorthWestern, acting diligently and in good faith, shall use its Commercially Reasonable Efforts to enter into, not later than December 31, 2024, an agreement providing, on terms and conditions that are reasonably comparable to terms then prevalent in relevant markets and that would allow the Project to continue to operate economically, for a supply of coal to the Project sufficient to permit the generation of electric power by the maximum permitted capacity of the Project Share then held by NorthWestern (inclusive of the PSE Colstrip Units 3&4 Interests and any other interests in Colstrip Unit 3 and Colstrip Unit 4 acquired from any other Owners) during the period from January 1, 2026 through December 31, 2030 (any such agreement, a “New Coal Supply Agreement”). During the pendency of the negotiations with respect to the New Coal Supply Agreement, NorthWestern will keep PSE informed on a quarterly basis regarding the status of such negotiations and will make itself available on a reasonable basis to respond to any questions that PSE may have regarding the status of such negotiations.
Section 7.19    List of Easements and Liens to Be Delivered by PSE. Not later than sixty (60) Days after the date of this Agreement, PSE shall deliver to NorthWestern the following:
(a)    the list of easements to be incorporated into (i) Part II of Exhibit A of Exhibit G and (ii) Schedule V of Schedule 2.1(a), and effective upon such delivery Exhibit G and Schedule 2.1(a) shall be deemed amended to include such list of easements; and
(b)    the list of liens to be included in Schedule 4.4.
Section 7.20     Due Diligence. The Parties agree that, prior to Closing, they will cooperate with one another in good faith to identify and ensure the proper inclusion and transfer, at Closing, of all property, contracts, agreements, leases or other interests associated with PSE’s Colstrip Units 3&4 Interests and related common facilities, excluding property, contracts, agreements, leases or interests associated with the Colstrip Transmission System.

ARTICLE 8
LIABILITY AND INDEMNIFICATION
Section 8.1    Survival. The representations and warranties of NorthWestern and PSE in this Agreement shall survive until the date that is eighteen (18) months after the Closing Date, except that the PSE Fundamental Representations and the NorthWestern Fundamental Representations shall each survive Closing indefinitely. The covenants and agreements of the Parties in this Agreement will survive the Closing for an indefinite period, and any claims for breach of any such covenants and agreements must be brought no later than sixty (60) days following the expiration of the applicable statute of limitations applicable to such claims.
Section 8.2    AOC and CCR Rules; Remediation Costs; Environmental Liabilities.
(a)    The Parties shall be responsible on the basis of their respective Post-Closing Date Project Shares for (i) any Post-Closing Date CCR Units Construction Costs incurred after the Closing, (ii) any Post-Closing Date CCR Units O&M Costs incurred after the Closing, (iii) any Post-Closing Date CCR Units Remediation Costs, and (iv) any other Losses attributable solely and directly to any Post-Closing Date CCR Materials or any Post-Closing Date CCR Unit; provided, however, that in the event that modification or removal (whether partial or complete) of a Post-Closing Date CCR Unit is required for Remediation of a unit that is not a Post-Closing Date CCR Unit, then only the incremental cost of modifying or removing the Post-Closing Date CCR Unit will be allocated on the basis of the Parties’ Post-Closing Date Project Shares and all other costs of Remediation will be allocated on the basis of the Parties’ Pre-Closing Date Project Shares.
(b)    The Parties shall be responsible on the basis of their respective Post-Closing Date Project Shares for the following Losses caused by or resulting from violations of Environmental Laws by the Operator or Owners or Releases of Hazardous Substances:
(i)    Losses caused by or resulting from violations of Environmental Laws by the Operator or Owners that (1) are attributable solely and directly to any Post-Closing Date CCR Materials or any Post-Closing Date CCR Unit or (2) arise wholly or take place wholly after the Closing and are unrelated to Remediation or any Pre-Closing Date CCR Materials; and
(ii)    Losses caused by or resulting from Releases of Hazardous Substances that (1) are attributable solely and directly to any Post-Closing Date CCR Materials or any Post-Closing Date CCR Unit or (2) arise wholly or take place wholly after the Closing and are unrelated to Remediation, any Pre-Closing Date CCR Materials, or Retirement Activities.
(c)    Except as otherwise provided in this Section 8.2, the Parties shall be responsible for the following on the basis of the Parties’ respective Pre-Closing Date Project Shares:
(i)    any Losses caused by or arising from the ownership or operation of the PSE Colstrip Units 3&4 Interests, the Project, or the Common Facilities, in

each case that are related to or caused by or arise from any Pre-Closing Date CCR Materials, including Remediation of any Pre-Closing Date CCR Materials;
(ii)    posting, providing and maintaining any bond, security or other financial assurance or undertaking that is required to be posted or provided under or in connection with the AOC or any other Law requiring the Owners or the Operator to post or provide any bond, security or other financial assurance or undertaking for or in connection with Colstrip Unit 3 or Colstrip Unit 4, PSE hereby agreeing that it will maintain in full force and effect any such bond, security or other financial assurance or undertaking required under or in connection with any such Law in the full amount and for the entire period required under or in connection with such Law; provided, however, that responsibility for any new financial assurance required to be posted after the Closing solely as a result of or with respect to any Post-Closing Date CCR Unit shall be allocated on the basis of a Post-Closing Date Project Shares; and
(iii)    any Losses caused by or resulting from violations of Environmental Laws by the Operator or Owners or Releases of Hazardous Substances.
(d)    Any Change in Law, including any change that alters the nature, scope, or expense of obligations and Losses caused by or arising from any Remediation, shall not alter or otherwise have any bearing on the allocation of Losses provided for in this Section 8.2.
(e)    To mitigate PSE’s risk of Losses after the Closing for or as a result of (1) violations of Environmental Laws by the Operator or Owners or (2) Releases of Hazardous Substances, PSE and NorthWestern will take such Commercially Reasonable Efforts to require the Operator to require that all contractors engaged in Remediation will:
(i)    Where appropriate to the scope of the contract, obtain Professional Liability (Errors and Omissions) insurance coverage in an amount appropriate to the dollar value of the contract;
(ii)    Where appropriate to the scope of the contract, obtain Pollution Legal Liability insurance coverage in an amount appropriate to the dollar value of the contract;
(iii)    Where appropriate to the scope of the contract, obtain a payment and performance bond in an amount equal to the dollar value of the contract;
(iv)    List PSE and all Owners as an additional insured or third-party beneficiary under any insurance coverages; and
(v)    Require that such contractors’ insurance policies provide a waiver of subrogation in favor of PSE, and all Owners, whenever such waiver of subrogation is also provided in favor of the Operator.

Section 8.3    Retirement Activities. The Parties shall be responsible for Retirement Activities Costs based on their respective Pre-Closing Date Project Shares; provided, however, that, except as otherwise provided in this Agreement, PSE shall not be responsible for Retirement Activities Costs associated with or caused by or resulting from any facilities constructed after Closing intended to predominantly benefit continued operation of Colstrip Unit 3 or Colstrip Unit 4 after the Closing. Continued operation of the PSE Colstrip Units 3&4 Interests consistent with Prudent Utility Practice shall not have any bearing on the allocation of Retirement Activities Costs provided for in this Section. Any Change in Law, including any change that alters the nature, scope, or expense of obligations and Losses caused by or arising from Retirement Activities, shall not alter or otherwise have any bearing on the allocation of Retirement Activities Costs provided for in this Section; provided, however, that if any Change in Law after the Closing impacts the operation of Colstrip Unit 3 or Colstrip Unit 4, PSE’s liability for Retirement Activities Costs arising from such impacts shall be as set forth in Section 8.7.
Section 8.4    Montana Legislation Relating to Project Retirement. The Parties agree that they shall be responsible, based on their respective Pre-Closing Date Project Shares, for all Losses caused by, resulting from, or arising out of any legislation enacted by any Governmental Authority in the State of Montana that is related to the retirement or potential retirement of Colstrip Unit 3 or Colstrip Unit 4 or that is intended to delay or prevent the retirement of Colstrip Unit 3 or Colstrip Unit 4, including, without limitation, the imposition of (i) costs to retrain workers at Colstrip Units 3&4 or the adjacent coal mine serving Colstrip Units 3&4, (ii) payments to Governmental Authorities to compensate for decreased property tax or other tax revenue, (iii) payments to residents in Colstrip and the surrounding area for decreased home values, and (iv) payments in satisfaction of bonds or other financial obligations of Governmental Authorities; provided, however, that neither Party shall be responsible for any such Losses that are caused by, result from, or arise out of any such legislation that results from any breach by the other Party of its obligations under Section 7.17. For clarity, Losses includes reasonable attorney’s fees or similar expenses relating to any such legislation.
Section 8.5    Pension Costs. The Parties shall be responsible for Losses arising from pension liabilities that arose prior to Closing, or that are wholly or partially caused by events, incidents, liabilities, work performed, or conditions from prior to Closing, based on their respective Pre-Closing Date Project Shares. If some or all of the pensions for those employed at the Project are converted after Closing to annuities, the Parties’ responsibility for any costs to the Owners of such conversions shall be based on the Pre-Closing Date Project Shares for that portion of the costs attributable to employment before Closing and based on Post-Closing Date Project Shares for that portion of the costs attributable to employment after Closing. Any Change in Law shall not have any bearing on the allocation of Losses provided for in this Section.
Section 8.6    Other Losses Allocated Based on Pre-Closing Date Project Shares. The Parties specifically agree that they shall be responsible based on their respective Pre-Closing Date Project Shares for all Losses arising from or caused by the items listed on Schedule 8.6. The Parties shall be responsible based on their respective Pre-Closing Date Project Shares for Losses arising from the ownership or operation of the Project, the PSE Colstrip Units 3&4 Interests, or

the Common Facilities, in each case that are not described in Section 8.2, Section 8.3, Section 8.4, Section 8.5, or Section 8.7, and that do not arise from or are not caused by items listed on Schedule 8.6 or Schedule 8.7, but that are caused by or arise from events, occurrences or conditions substantially all of which a reasonable environmental professional or other applicable subject matter expert would determine took place or existed before Closing; provided, however, to the extent any such Losses increase due to actions taken after Closing by the Operator or Owners, PSE’s liability with respect to those incremental Losses shall be as set forth in Section 8.7, except that continued operation of the PSE Colstrip Units 3&4 Interests consistent with Prudent Utility Practice shall not be deemed an action which gives rise to an increase in Losses. Any Change in Law shall not have any bearing on the allocation of Losses provided for in this Section; provided, however, that if any Change in Law after the Closing impacts the operation of Colstrip Unit 3 or Colstrip Unit 4, PSE’s liability for Losses arising from such impacts shall be as set forth in Section 8.7.
Section 8.7    Losses Allocated Based on Post-Closing Date Project Shares. The Parties specifically agree that they shall be responsible based on their respective Post-Closing Date Project Shares for all Losses arising from or caused by the items listed on Schedule 8.7. The Parties shall be responsible based on their respective Post-Closing Date Project Shares for Losses arising from the ownership or operation of the PSE Colstrip Units 3&4 Interests, the Project, or the Common Facilities, in each case that are not governed by Section 8.2, Section 8.3, Section 8.4, Section 8.5, or Section 8.6, and that do not arise from or are not caused by items listed on Schedule 8.6 or Schedule 8.7, but that are caused by or arise from events or occurrences all of which took place after Closing, or substantially all of which a reasonable environmental professional or other applicable subject matter expert would determine took place after Closing.
Section 8.8    Obligations to Post Performance Assurance. Except as provided in Section 8.2, PSE shall not have any obligation to post or provide any bond, security or other financial assurance or undertaking for or in respect of any Retained Liabilities.
Section 8.9    Executive Negotiations to Resolve Disagreements Regarding Causes of Losses. If the Parties are unable to agree as to how Section 8.2 through Section 8.7 apply to the allocation of liability for particular Losses, the Parties agree in the first instance to attempt to settle such disagreement by mutual negotiations between executives from both Parties. Within seven (7) Business Days of the receipt by either Party of a notice from the other Party of the existence of a disagreement referring to this Article 8 (the “Allocation Dispute Notice”), the receiving Party shall reply with a written response (an “Allocation Dispute Notice Response”). Both the Allocation Dispute Notice and the Allocation Dispute Notice Response shall include (a) a statement of the relevant Party’s position with regard to the Dispute and a summary of arguments supporting such position; and (b) the name and title of the executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 8.9. Within seven (7) Business Days of delivery of the Allocation Dispute Notice Response, the designated executives shall meet and attempt to resolve the disagreement. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations or offers made by the Parties during such negotiations shall be admissible for any purpose in any subsequent proceedings.

Section 8.10    Resolution of Disagreements Regarding Causes of Losses if Executive Negotiations Do Not Succeed.
(a)    If any disagreement regarding the allocation of liability for particular Losses under Section 8.2, Section 8.3, Section 8.4, or Section 8.5 is not resolved through executive negotiations under Section 8.9 within thirty (30) days of receipt of an Allocation Dispute Notice, then such disagreement shall be resolved in accordance with the provisions of this Section 8.10. If any disagreement regarding the allocation of liability for particular Losses under Section 8.6 (including Schedule 8.6) or Section 8.7 (including Schedule 8.7) is not resolved through executive negotiations under Section 8.9 within thirty (30) days of receipt of an Allocation Dispute Notice, then (i) if the Parties mutually agree to resolution of such disagreement in accordance with the provisions of this Section 8.10, such disagreement shall be resolved in accordance with the provisions of this Section 8.10, and (ii) if the Parties do not mutually agree to resolution of such disagreement in accordance with the provisions of this Section 8.10, such disagreement shall be resolved in accordance with the provisions of Section 10.2.
(b)    Any disagreement that is subject to resolution under this Section 8.10 shall be resolved by an independent third party consultant having demonstrated expertise in the subject matter giving rise to the liability. The Parties shall jointly select and retain such independent third party consultant. If the Parties are unable to agree on an independent third party consultant, each Party shall appoint one third party consultant, each of whom shall agree to serve impartially and independently, and then the two consultants so appointed shall themselves find and appoint a third consultant who agrees to serve as the independent third party consultant contemplated by this Section under the procedures and requirements set forth in this Section. Each Party shall pay half of the consultant’s fees and costs.
(c)    The authority of the consultant to resolve disputes under this Section 8.10 shall be limited to determining whether the events or occurrences that caused or gave rise to the Losses in question fit within the scope of (as applicable) Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6 (including Schedule 8.6), or Section 8.7 (including Schedule 8.7), and how such Losses are to be allocated based on the application of those sections. Subject to the foregoing limitations, any dispute regarding such apportionment of liability, including any such apportionment of liability dispute arising in connection with any indemnification claim under Section 8.11(c) or Section 8.12(c), shall be resolved using the procedures and requirements set forth in this Section (and the subsections below) and not using the procedures provided for in Article 10 of this Agreement. For the avoidance of doubt, any matters in dispute between the Parties other than such apportionment of liability, including any matters in dispute in connection with any indemnification claim under Section 8.11(c) or Section 8.12(c) other than such apportionment of liability, shall be resolved using the procedures and requirements set forth in Article 10 of this Agreement.
(d)    The independent third party consultant shall agree to act as an impartial and neutral arbitrator in carrying out the duties set forth herein. The independent third party consultant shall carry out his or her duties based on the standard procedures used by consultants researching or investigating matters in the industry in question, and not by using processes that are quasi-judicial in nature. In particular, the independent third party consultant shall not be required to hold a hearing. The Parties shall jointly submit written background information to the independent third party consultant, and shall then cooperate in responding to follow-up questions and requests for documents from the independent third party consultant. If the independent third party consultant asks to conduct a site visit or interview Colstrip personnel, the Parties shall cooperate in facilitating such a site visit or interviews, including by jointly making requests to the Operator. The independent third party consultant shall not communicate to either Party without also including or copying the other Party in such conversation or exchange. The independent third party consultant shall provide his or her determination in a written report that is to be transmitted to both Parties.
(e)    To the extent permitted by applicable Law, the Parties shall provide for the confidentiality of the independent third party consultant’s determination. The determination of the third party consultant shall be final and binding on the Parties and is not subject to review in other arbitration or in court.
Section 8.11    Indemnification By PSE. PSE shall indemnify, save and hold harmless, NorthWestern, its Affiliates, and their respective Representatives from and against any and all Losses, costs, losses, liabilities (including liabilities arising under principles of strict or joint and several liability), damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of Third Party Claims), including interest, penalties, additions, travel expenses, wages allocable to loss of employee time, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Damages”), incurred in connection with or arising out of or resulting from:
(a)    any breach or inaccuracy in any of the representations or warranties of PSE contained in this Agreement, any Closing Document to which PSE is a party or any certificate delivered by or on behalf of PSE pursuant to this Agreement (any such breach or inaccuracy to be determined without regard to any qualification for “materiality,” “in all material respects” or similar qualification);
(b)    any breach or violation of any covenant, agreement or other obligation of PSE set forth in this Agreement or any Closing Document to which PSE is a party;
(c)    if the Closing has occurred, any failure by PSE to pay, perform or discharge any Retained Liabilities as and when due;
(d)    if the Closing has occurred, any liability, obligation or commitment of PSE of any nature (absolute, accrued, contingent or otherwise) relating to the PSE Colstrip Units 3&4 Interests and not assumed;
(e)    PSE’s portion of any Transfer Taxes in accordance with Section 7.8(b);
(f)    any fraud, willful misconduct or gross negligence in connection with this Agreement by PSE or its Affiliates; or

(g)    any claim by a third party or liability to a third party, including a current or former Project User, to the extent that such claim seeks to hold NorthWestern responsible for any Losses that are the responsibility of PSE under Section 8.2 through Section 8.7 above.
Section 8.12    Indemnification By NorthWestern. NorthWestern shall indemnify, save and hold harmless, PSE, its Affiliates, and their respective Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from:
(a)    any breach or inaccuracy of any representation or warranty made by NorthWestern in this Agreement or any Closing Document to which NorthWestern is a party;
(b)    any breach or violation of any covenant, agreement or obligation of NorthWestern set forth in this Agreement or any Closing Document to which NorthWestern is a party;
(c)    if the Closing has occurred, any failure of NorthWestern to pay, discharge or perform any of the Assumed Liabilities as and when due;
(d)    NorthWestern’s portion of any Transfer Taxes in accordance with Section 7.8(b);
(e)    any fraud, willful misconduct or gross negligence in connection with this Agreement by NorthWestern; or
(f)    any claim by a third party or liability to a third party, including a current or former Project User, to the extent that such claim seeks to hold PSE responsible for any Losses that are the responsibility of NorthWestern under Section 8.2 through Section 8.7 above.
Section 8.13    Third Party Claims.
(a)    Promptly after receipt by a Party of notice of the commencement of any Action by a third party (a “Third Party Claim”) with respect to any matter for which indemnification is or may be owing pursuant to Section 8.11 or Section 8.12 hereof (such Party making a claim under this Article 8, an “Indemnified Party”), the Indemnified Party will give notice thereof to NorthWestern or PSE, as applicable (the “Indemnifying Party”); provided, however, that the failure of the Indemnified Party to notify the Indemnifying Party will not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim has been actually prejudiced by the Indemnified Party’s failure to give such notice.
(b)    If any Action referred to in this Section is brought against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party of the commencement of such Action, the Indemnifying Party will be entitled to participate in such Action, and (unless (x) the Indemnifying Party is also a party to such Action and the Indemnified Party determines in good faith that joint representation would be inappropriate upon the advice of outside counsel that a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Action, or (y) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Action and provide indemnification with respect to such Action) may assume the defense of such Action with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section for any fees of other counsel with respect to the defense of such Action, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Action.
(c)    If the Indemnifying Party is entitled to and assumes the defense of an Action, no compromise or settlement of such claims or Action may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (i) there is no effect on or grounds for the basis of any other claims that may be made against the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims or Action. Notwithstanding the assumption by the Indemnifying Party of the defense of any claim or Action, the Indemnified Party will be permitted to join in such defense and to employ counsel at its own expense.
(d)    Notwithstanding the foregoing, if the Indemnified Party determines in good faith that there is a reasonable probability that an Action may result in the Indemnified Party or its Affiliates having to pay monetary Damages for which it would not be entitled to indemnification under this Agreement or having to perform specific performance, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Action, but the Indemnifying Party will not be bound by any compromise or settlement thereof effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
(e)    The Indemnifying Party and the Indemnified Party agree to provide each other with reasonable access during regular business hours to the properties, books and records and representatives of the other, as reasonably necessary in connection with the preparation for an existing or anticipated Action involving a Third Party Claim and its obligations with respect thereto pursuant to this Article.
Section 8.14    Direct Claims. The following procedures will apply to any claim for indemnification by an Indemnified Party that does not involve a Third Party Claim.
(a)    An Indemnified Party will deliver a notice to the Indemnifying Party (a “Notice of Claim”) as soon as practicable, but in no event later than sixty (60) days, after the Indemnified Party determines that it is or may be entitled to indemnification pursuant to this Agreement; provided, however, that failure to provide notice will not prejudice the Indemnified Party’s right to indemnity, except to the extent the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice.
(b)    If the Indemnifying Party disputes (x) its obligation to indemnify the Indemnified Party in respect of any indemnification claim set forth in a Notice of Claim, or (y) the amount of such indemnification claim set forth in a Notice of Claim (the “Indemnity Claim Amount”), the Indemnifying Party will deliver to the Indemnified Party a dispute notice (“Indemnification

Dispute Notice”) as soon as practicable, but in no event later than thirty (30) days, after the Notice of Claim. If no Indemnification Dispute Notice is given within such thirty (30) day period, the validity of the claim for indemnification and the amount of such claim, each as set forth in the Notice of Claim, will be deemed to be agreed, effective on the first (1st) day following such thirty (30) day period, and the amount of such claim as set forth in the Notice of Claim will immediately be payable by the Indemnifying Party. If an Indemnification Dispute Notice is given within such thirty (30) day period, then:
(c)    The portion, if any, of the amount of such claim which is not disputed in the Indemnification Dispute Notice will immediately be payable by the Indemnifying Party.
(d)    NorthWestern and PSE will negotiate in good faith to settle the dispute, and the portion, if any, of the claim amount which NorthWestern and PSE agree in writing is payable will be immediately payable by the Indemnifying Party.
(e)    If NorthWestern and PSE are unable to resolve any portion of the Indemnity Claim Amount within two (2) months following the date the Indemnification Dispute Notice is given, either NorthWestern or PSE may initiate proceedings in accordance with Section 8.10 or Section 10.2 (as applicable) to obtain resolution of the dispute.
(f)    If neither NorthWestern nor PSE initiates proceedings under Section 8.10 or Section 10.2 in respect of the dispute within twelve (12) months following the date the Indemnification Dispute Notice is given, the portion of the claim amount which is disputed will not be payable, and the Indemnified Party will have no further right, under this Agreement, to seek to recover such amount from the Indemnifying Party.
(g)    If NorthWestern or PSE initiates proceedings under Section 8.10 or Section 10.2 within the twelve (12) month period specified in Section 8.14(f), the amount, if any, determined in a written final order in such proceedings (“Final Order”) as payable by the Indemnifying Party will be payable by the Indemnified Party as of the date of such Final Order.
Section 8.15    Acknowledgement. PSE and NorthWestern each acknowledge that (a) only representations, warranties, covenants or agreements expressly made in this Agreement or the Closing Documents will be deemed to be representations, warranties, covenants or agreements for purposes of this Agreement, and (b) neither Party has relied on any representation, warranty, covenant or agreement not expressly made in this Agreement or the Closing Documents in consummating the transactions herein.
Section 8.16    Limitation on Certain Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, SPECULATIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING LOST PROFITS IN THE NATURE OF INDIRECT DAMAGES OR LOSS OF OPPORTUNITY DAMAGES, FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, STATUTE, OTHER LAW OR OTHERWISE AND WHETHER

OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, UNLESS SUCH DAMAGES ARE AWARDED TO A PERSON IN AN INDEMNIFIABLE THIRD PARTY CLAIM OR ARE ATTRIBUTABLE TO THE FRAUD OR WILLFUL MISCONDUCT OF A PARTY.
ARTICLE 9
TERMINATION AND REMEDIES
Section 9.1    Methods of Termination. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing Date as follows:
(a)    at any time by mutual written agreement of PSE and NorthWestern; or
(b)    by either PSE or NorthWestern upon the material breach of this Agreement by the other, to be effective, if curable, upon the breaching Party’s failure to cure within fifteen (15) Business Days of notice given, and if incurable, upon notice given, provided that the Party seeking to terminate has complied with and fulfilled its obligations and undertakings under this Agreement in all material respects; or
(c)    by PSE, in the following events:
(i)    at any time after any final, non-appealable decision is made by the applicable Governmental Authority denying any Required Regulatory Approval requested by PSE or failing to reasonably meet the request of PSE in all material respects;
(ii)    at any time after December 31, 2025 if the Closing has not yet occurred; or
(iii)    at any time after December 31, 2025, if any Law or order or decree by any federal or state court or Governmental Authority exists which would delay or otherwise impair the consummation of the acquisition of the PSE Colstrip Units 3&4 Interests;
provided, further, that the event triggering PSE’s termination right did not result from the failure by PSE to fulfill any undertaking or commitment provided for herein on the part of PSE that is required to be fulfilled on or prior to the Closing Date or any such applicable date; or
(d)    by NorthWestern, in the following events:
(i)    if a fact, matter, condition, event or circumstance first disclosed in an Update from PSE has had or would reasonably be expected to have a Material Adverse Effect; provided, that (A) NorthWestern has given PSE at least fifteen (15) Business Days’ prior notice of the intent to terminate and (B) PSE has not cured such Material Adverse Effect during such fifteen (15) Business Day period;

(ii)    at any time after any final, non-appealable decision is made by the applicable Governmental Authority denying any Required Regulatory Approval requested by NorthWestern or failing to reasonably meet the request of NorthWestern in all material respects;
(iii)    at any time prior to the Closing, if there is any Change in Law that does or reasonably will materially impair the ability of either or both of Colstrip Unit 3 and Colstrip Unit 4 to operate;
(iv)    at any time prior to the Closing, if any operational issue, mechanical issue or casualty event affecting either or both of Colstrip Unit 3 and Colstrip Unit 4 triggers the provisions of Section 19(b) of the Ownership and Operation Agreement, in particular if the Project suffers damage exceeding 20% of the then-depreciated value, as calculated by the Operator, and the Project Users do not unanimously agree that the Project shall be ended; provided. however, that NorthWestern must make its election to terminate, pursuant to this Section 9.1(d)(iv), prior to the time the Committee votes on the Operator’s recommendation to repair;
(v)    at any time after December 31, 2025, if the Closing has not yet occurred; or
(vi)    at any time after December 31, 2025, if any Law or order or decree by any federal or state court or Governmental Authority exists which would delay or otherwise impair the consummation of the acquisition of the PSE Colstrip Units 3&4 Interests;
provided, that the event triggering NorthWestern’s termination right did not result from the failure by NorthWestern to fulfill any undertaking or commitment provided for herein on the part of NorthWestern that is required to be fulfilled on or prior to the Closing Date or any such applicable date.
Section 9.2    Effect of Termination. In the event either Party desires to terminate this Agreement pursuant to Section 9.1, written notice thereof shall promptly be given by the terminating Party to the other Party, this Agreement shall terminate effective as of the later of the date such notice is received (or such later effective date as may be set forth therein) or the expiration of any cure period. If this Agreement is terminated as provided in Section 9.1, all filings, applications and other submissions made to any Governmental Authority with respect to the transactions contemplated by this Agreement and the Closing Documents (other than any filings, applications and other submissions made by PSE that do not involve NorthWestern) shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made; and except for those obligations set forth in Section 6.2, pursuant to which the Parties shall continue to be bound, no Party shall have any further obligation hereunder; provided, that such termination shall not be construed to limit or waive any right with respect to any breach of this Agreement occurring prior to such termination.

Section 9.3    Remedies for Termination of Agreement in Certain Events
(a)    Notwithstanding any other provision of this Agreement, if PSE terminates this Agreement pursuant to Section 9.1(c)(i) or NorthWestern terminates this Agreement pursuant to Section 9.1(d)(ii) as a result of any failure on the part of any Governmental Authority to provide any Required Regulatory Approval or PSE terminates this Agreement pursuant to Section 9.1(c)(iii) or NorthWestern terminates this Agreement pursuant to Section 9.1(d)(vii) as a result of the adoption of any Law or issuance of any order or decree any Governmental Authority that would delay or otherwise impair the consummation of the acquisition of the PSE Colstrip Units 3&4 Interests, then notwithstanding any other provision of this Agreement, but without limiting any right of NorthWestern to an injunction, specific performance or other non-monetary equitable relief in accordance with Section 11.14, the following provision will apply:
(i)    PSE will pay and reimburse to NorthWestern, in each case within thirty (30) days after receipt by PSE from NorthWestern of any invoice for such amount, (x) an amount equal to each and all of the payments made by NorthWestern of any portion of PSE’s Project Share of Enhancement Work Costs pursuant to Section 7.11 and (y) if NorthWestern as a result terminates any New Coal Supply Agreement, an amount equal to the product of (a) any termination fee payable by NorthWestern under the New Coal Supply Agreement as a result of such termination and (b) 0.50.
(b)    NorthWestern will use its Commercially Reasonable Efforts to obtain agreement of the supplier under the New Coal Supply Agreement that the occurrence of the Closing will be a condition precedent to the obligations of NorthWestern under the New Coal Supply Agreement or, failing such agreement, to (i) provide for the assignment of NorthWestern’s rights under the New Coal Supply Agreement in whole or in part to PSE; and (ii) minimize any damages that would be payable by NorthWestern for any failure by NorthWestern to satisfy any minimum annual volume purchase requirement under the New Coal Supply Agreement or in the event of any early termination of the New Coal Supply Agreement by NorthWestern or any amendment of the New Coal Supply Agreement to reduce the volumes of coal required to be purchased thereunder.
(c)    The rights and remedies provided in this Section 9.3 will be NorthWestern’s sole and exclusive remedy under this Agreement for any termination of this Agreement by PSE pursuant to Section 9.1(c)(i) or by NorthWestern pursuant to Section 9.1(d)(iii) as a result of any failure on the part of any Governmental Authority to provide any Required Regulatory Approval, or for any termination of this Agreement by PSE pursuant to Section 9.1(c)(iii) or by NorthWestern pursuant to Section 9.1(d)(vi) as a result of the adoption of any Law or issuance of any order or decree by any Governmental Authority that would delay or otherwise impair the consummation of the acquisition of the PSE Colstrip Units 3&4 Interests; provided, however, that no such termination will relieve either Party of any liability for any default occurring prior to such termination.
Section 9.4    No Liability. There shall be no liability of any shareholder, partner, member, director, officer, employee, advisor or representative of either Party or any Affiliate thereof, whether to the other Party or any other Person (including any shareholder, partner, member, director, officer, employee, advisor or representative thereof) in connection with any liability or other obligation of either Party or any Affiliate thereof, whether hereunder or otherwise in connection with the transactions contemplated hereby.
ARTICLE 10
DISPUTE RESOLUTION
Section 10.1    Executive Negotiations. If any dispute or difference of any kind whatsoever shall arise between the Parties in connection with, or arising out of, this Agreement or the Closing Documents, or the interpretation, performance, breach, termination or validity hereof or thereof, including without limitation any claim based on contract, text or statute (but not including a dispute or disagreement that relates specifically to the apportionment of liability under Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6 (including Schedule 8.6), or Section 8.7 (including Schedule 8.7), and that is subject to mutual negotiations by executives of the Parties under Section 8.9) (the “Dispute”), the Parties shall attempt to settle such Dispute in the first instance by mutual negotiations in accordance with this Section 10.1. Within seven (7) Business Days of the receipt by either Party of a notice from the other Party of the existence of a Dispute referring to this Article 10 (the “Dispute Notice”), the receiving Party shall reply with a written response (a “Dispute Notice Response”). Both the Dispute Notice and the Dispute Notice Response shall include (a) a statement of the relevant Party’s position with regard to the Dispute and a summary of arguments supporting such position; and (b) the name and title of the executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 10.1. Within seven (7) Business Days of delivery of the Dispute Notice Response, the designated executives shall meet and attempt to resolve the Dispute. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations or offers made by the Parties during such negotiations shall be admissible for any purpose in any subsequent proceedings.
Section 10.2    Arbitration. If any Dispute (other than a dispute that relates specifically to the apportionment of liability under Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6 (including Schedule 8.6), or Section 8.7 (including Schedule 8.7), and that is subject to resolution by a third party consultant under Section 8.10), is not resolved within thirty (30) days of receipt of a Dispute Notice pursuant to Section 10.1 (or, in the case of a disagreement or dispute relating to the apportionment of liability under Section 8.6 (including Schedule 8.6) or Section 8.7 (including Schedule 8.7) that is not submitted for resolution under Section 8.10, not resolved within thirty (30) days of receipt of an Allocation Dispute Notice pursuant to Section 8.9), then the Dispute shall be finally and exclusively resolved by arbitration as follows:
(a)    The arbitration shall be held accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), then in effect, except as modified herein. The arbitration shall be held, and the award shall be issued in Denver, Colorado.
(b)    If the amount in dispute does not exceed One Million Dollars ($1,000,000), the arbitration shall be held before a single arbitrator. The Parties shall endeavor to agree upon and appoint, within thirty (30) days after the failure of executive negotiations pursuant to Section

10.1 or Section 8.9 (as applicable) to resolve the Dispute, an arbitrator who is mutually acceptable to both Parties. If an arbitrator is not appointed by mutual agreement within such time limit, the arbitrator shall be appointed by the AAA by using a listing, striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge, preferably from a Federal District Court or Federal Court of Appeals, or a practicing attorney with no less than twenty (20) years of experience, who (i) is an experienced arbitrator, preferably including in arbitrations of disputes relating to electric power infrastructure, and (ii) has not previously been an employee or independent contractor of either Party and does not have direct or indirect interest in either Party or the subject matter of the arbitration.
(c)    If the amount in dispute equals or exceeds One Million Dollars ($1,000,000), the arbitration shall be held before a panel of arbitrators. Within thirty (30) days after the failure of negotiations pursuant to Section 10.1 or Section 8.9 (as applicable) to resolve the Dispute, each Party shall select one arbitrator. The two (2) arbitrators so selected shall select a third arbitrator. Each arbitrator shall be a person who has substantial professional experience in electric power-related transactions. It shall not be grounds for removal of either of the two Party-appointed arbitrators or for vacating the arbitrators’ award that either of such Party-appointed arbitrators has any past or present minimal relationship with the Party that appointed such arbitrator. However, the arbitrator selected by the two Party-appointed arbitrators shall be required to be an individual who has not previously been an employee or independent contractor of either Party and who does not have direct or indirect interest in either Party or the subject matter of the arbitration.
(d)    The hearing shall be held, if possible, within four (4) months after the appointment of the arbitrator or arbitrators (as the case may be), or as soon thereafter as is reasonably practicable.
(e)    By agreeing to arbitration, the entities signing this Agreement do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator(s) shall have full authority to grant provisional remedies and to direct the entities signing this Agreement to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any entity signing this Agreement to respect the orders of the arbitrator(s) to that effect.
(f)    Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. In arriving at their decision, the arbitrator(s) shall be bound by the terms and conditions of this Agreement and the Closing Documents and shall apply the governing law of this Agreement as designated in Section 11.2 hereof.
(g)    Any controversy concerning whether a Dispute is an arbitrable Dispute or as to the interpretation or enforceability of this paragraph shall be determined by the arbitrator(s).

(h)    The arbitrator(s) will not have the power or authority to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover consequential, punitive, exemplary or similar damages with respect to any Dispute; provided, however, that the foregoing shall not relieve either Party of liability for or with respect to any such damages that are awarded to a Person in an indemnifiable third party claim or that are attributable to the fraud or willful misconduct of such Party. The award, which shall be in writing and shall state the findings of fact and conclusions of Law upon which it is based, shall be final and binding on the Parties and shall be the sole and exclusive remedy among the Parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator(s). Judgment upon any award may be entered in any court of competent jurisdiction. In appropriate circumstances, the arbitrator(s) shall have the authority to order a termination of this Agreement.
(i)    The award of the arbitrator(s) shall allocate among the Parties to the arbitration, in such manner as is deemed appropriate by the arbitrator(s), all costs of the arbitration, including the fees and expenses of the arbitrator(s) and reasonable attorneys’ fees, costs and expert witness expenses of the Parties. The award shall be final and binding on the Parties and may be enforced in any court having jurisdiction.
ARTICLE 11
OTHER PROVISIONS
Section 11.1    Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
Section 11.2    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED, AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
Section 11.3    Entire Agreement. This Agreement and the Confidentiality Agreement and the Schedules and Exhibits hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements, understandings, representations, or warranties between the Parties.
Section 11.4    Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given (a) when delivered if sent by hand delivery (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e- mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, if sent by certified or registered mail, return receipt requested, postage prepaid.

Notices to NorthWestern shall be addressed as follows:
NorthWestern Corporation
11 East Park Street
Butte, MT 59701
Email: john.hines@northwestern.com and brian.bird@northwestern.com
With a copy to:
NorthWestern Corporation Legal Department
208 N. Montana Ave. Suite 200

Helena, MT 59601
Email: john.tabaracci@northwestern.com and Shannon.Heim@northwestern.com or at such other address and to the attention of such other Person as NorthWestern may designate by written notice to PSE.
Notices to PSE shall be addressed to:
Puget Sound Energy, Inc.
355 110th Avenue NE
Bellevue, WA 98004
Attention: Legal Department
Email: lorna.luebbe@pse.com and Samuel.Osborne@pse.com
with copies to:
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, WA 98101
Attention: Andrew Bor and Andrew Moore
Email: ABor@perkinscoie.com and AMoore@perkinscoie.com
or at such other address and to the attention of such other Person as PSE may designate by written notice to NorthWestern.
Section 11.5    Successors and Assigns; Assignment of Retained Liabilities. The rights and obligations of the Parties shall not be assigned or delegated by either Party, other than with the prior written consent of the other Party, which consent may be withheld by such other Party in such Party’s sole discretion. Without in any way limiting the foregoing, PSE shall not be entitled to assign or otherwise transfer any or all of its obligations with respect to any Retained Liabilities without NorthWestern’s prior written consent, which consent may be withheld or conditioned by NorthWestern in its sole discretion. Notwithstanding the foregoing, (a) either Party may, without the prior written consent of the other Party, assign this Agreement to an Affiliate, provided that, in any such case, such Affiliate (i) has a Credit Rating not less than the Required Credit Rating or a consolidated tangible net worth not less than $500,000,000, or provides a guaranty in an amount reasonably acceptable to the non-assigning Party from a guarantor that has a Credit Rating not less than the Required Credit Rating or a consolidated tangible net worth not less than $500,000,000, and (ii) has agreed in writing to be bound by the terms and conditions of this Agreement (but in the event of any such assignment the assigning Party will provide notice of such assignment to the other Party as soon as practical (and in any event no later than five (5) days) thereafter, and from and after the effectiveness of such notice will be relieved of liability under this Agreement to the extent of any obligations and liabilities under this Agreement that are assigned to and assumed by the assignee), and (b) NorthWestern may freely transfer its obligations hereunder to any subsidiary or financing source of NorthWestern, without PSE’s prior consent, provided that NorthWestern shall remain liable for all obligations of NorthWestern hereunder that may be assumed by such subsidiary or financing source. Any assignment in violation of the provisions of this Agreement will be null and void and without any force or effect whatsoever. Subject to the provisions of this Section 11.5, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. Notwithstanding the foregoing, consent shall not be required for either Party to assign this Agreement to an entity (i) into which such Party is merged or consolidated or (ii) that such Party sells, transfers, or assigns all or substantially all of its assets, so long as the survivor of any such merger or consolidation or the purchaser, transferee, or assignee of such assets agrees in writing to assume and be bound by all of the obligations of the assigning Party under this Agreement.
Section 11.6    Amendments. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by both Parties.
Section 11.7    Agreement for the Parties’ Benefit Only. Except as provided in Article 8 with respect to Persons that are entitled to indemnification under this Agreement, this Agreement is not intended to confer upon any Person not a Party hereto any rights or remedies hereunder, and no Person, other than the Parties and such Persons that are entitled to indemnification is entitled to rely on any representation, warranty, covenant, or agreement contained herein.
Section 11.8    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 11.9    Bulk Sales or Transfer Laws. NorthWestern hereby waives compliance by PSE with the provisions of the bulk sales or transfer laws of all applicable jurisdictions. PSE agrees to pay all claims of creditors which could be asserted against NorthWestern because of such noncompliance. PSE indemnifies NorthWestern against any liability or expense, including attorneys’ fees, incurred by NorthWestern by reason of the failure of PSE to pay such claims.

Section 11.10    No Waiver. No failure or delay by a Party to this Agreement in exercising any right or remedy provided by Law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.
Section 11.11    Cumulative Remedies. The rights and remedies of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.
Section 11.12    Further Assurances. The Parties agree to use Commercially Reasonable Efforts to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, and may be required by applicable Law or as either of the Parties may reasonably require, whether on or after the Closing, to implement or give effect to this Agreement and the Closing Documents and the transactions contemplated herein and therein and for the purpose of vesting in NorthWestern the full benefit of the PSE Colstrip Units 3&4 Interests and the rights and benefits to be transferred to NorthWestern under this Agreement and the Closing Documents.
Section 11.13    Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by PDF), each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument. Subject to receipt by each Party hereto of a counterpart hereof signed by the other Party hereto, this Agreement shall be effective as of the date of this Agreement.
Section 11.14    Specific Performance. PSE hereby acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by PSE, that NorthWestern would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at Law or in equity, NorthWestern shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without posting any bond, security or other undertaking. In the event of any action by NorthWestern to enforce this Agreement, PSE hereby waives the defense that there is an adequate remedy at Law.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

NorthWestern:
NORTHWESTERN CORPORATION

By: /s/ Brian B. Bird
Name: Brian Bird
Title: President and Chief Executive Officer

PSE:
PUGET SOUND ENERGY, INC.

By: /s/ Mary E. Kipp
Name: Mary E. Kipp
Title: President and Chief Executive Officer

[Signature Page to Colstrip Units 3&4 Interests Abandonment and Acquisition Agreement]

EXHIBIT A
ASSIGNMENT AND ASSUMPTION AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), between PUGET SOUND ENERGY, INC., a Washington public utility corporation (“Assignor”), NORTHWESTERN CORPORATION, a Delaware corporation (“Assignee”) shall be effective on the Closing Date (“Effective Date”) as defined in the Acquisition Agreement.
RECITALS:
WHEREAS, Assignor and Assignee are parties to that certain Colstrip Units 3&4 Interests Abandonment and Acquisition Agreement, dated as of [__], 2024 (the “Acquisition Agreement”);
WHEREAS, Assignor is a party to, or has obligations with respect to the Material Contracts set forth on Schedule 2.1(d) to the Acquisition Agreement, each of which Assignor has agreed to assign and, except as otherwise provided herein or in the Acquisition Agreement, Assignee has agreed to assume, in each case with respect to all right, title and interest of Assignor in such Material Contracts relating to the PSE Colstrip Units 3&4 Interests (as defined in the Acquisition Agreement) (collectively, the “Assumed Contracts”); and
WHEREAS, pursuant to the Acquisition Agreement, Assignor agrees to assign the Assumed Contracts to Assignee and, except as otherwise provided herein or in the Acquisition Agreement, Assignee agrees to assume the obligations of Assignor under the Assumed Contracts.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:
SECTION 1.    Abandonment and Assignment. Except as otherwise provided herein or in the Acquisition Agreement, Assignor, for good and valuable consideration to it, receipt of which is hereby acknowledged, does hereby abandon, assign, transfer, and convey unto Assignee all of Assignor’s right, title and interest in and to the Assumed Contracts.
SECTION 2.    Assumption.
(a)    Assignee hereby (i) assumes the obligations and liabilities of Assignor under the Assumed Contracts to the extent that such obligation or liability. relates to or arises out of the time period after the Effective Date, (ii) shall, subject to clause (i), hereafter be deemed a party to the Assumed Contracts in the same role formerly held by Assignor, (iii) confirms that it has the requisite corporate power and authority to enter into and carry out the transactions contemplated by the Assumed Contracts, and (iv) agrees that after the Effective Date it shall be bound by all the terms of, and undertake all the obligations of Assignor contained in, the Assumed Contracts, with the same force and effect as if Assignee had executed on the Effective Date each of the
Exhibit A – Page 1

Assumed Contracts originally as the contracting party named therein. Each of the foregoing is for the benefit of Assignor and the other parties to the Assumed Contracts.
(b)    Assignee and Assignor hereby covenant and agree to execute and to deliver to the other parties to the Assumed Contracts from time to time such other documents, instruments and agreements as they reasonably may request in order to further evidence the assignment, assumption and substitution effected hereby or otherwise to carry out the purposes and intent of this Agreement.
(c)    Upon the Effective Date, Assignor shall be released and discharged from each obligation, liability or duty pursuant to the Assumed Contracts arising or accruing on or after the Effective Date and Assignee shall be substituted in lieu of Assignor as a party to each of the Assumed Contracts to which Assignor is a party.
SECTION 3.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and assigns and shall inure to the benefit of the other parties to the Assumed Contracts and their respective successors and assigns.
SECTION 4.    Governing Law. This Agreement, including all matters of construction, validity and performance, shall in all respects be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts made in such state and to be performed entirely within such state, without giving effect to principles relating to conflicts of law.
SECTION 5.    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
[Signature page follows]

Exhibit A – Page 2

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the Effective Date.
Assignor:
PUGET SOUND ENERGY, INC.
By: _____________________________
Name:
Title:
Assignee:

NORTHWESTERN CORPORATION
By: _____________________________
Name:
Title:
Exhibit A – Page 3

EXHIBIT B
EXCLUDED ASSETS
The “Kluver Property,” described as:
Township 1 North, Range 42 East, M.P.M.
Section 9:    All
To the extent PSE has any interest in any assets that are or relate to the property commonly referred to as the “Kluver Property” that had been the subject of litigation, no such interests or rights will be transferred as part of the transactions contemplated by this Agreement and as such are Excluded Assets.
Any right, title, or interest of PSE in the Colstrip Transmission System, including all lands and property interests pertaining thereto are not part of the transactions contemplated by this Agreement and, as such, are Excluded Assets.
Exhibit B – Page 1

EXHIBIT C
WATER RIGHTS TRANSFER CERTIFICATE
(See attached.)

Exhibit C – Page 1

Form No. 641 (U3-2015)

DNRC OWNERSHIP UPDATE DIVIDED INTEREST

Complete one form for each water right that will be divided. Your water right will be divided into separate water rights based on the information provided.

Submit all three pages of this form with the filing fee; a deed, contract for deed, or other recorded document; a water right abstract; and a map.

Contact your local DNRC Water Resources Regional Office if you have any questions.

Filing Fee $50.00

FOR DEPARTMENT USE ONLY

Rec'd Date ____________________

Rec'd By ____________________

Fee Rec'd $ __________ Check No.__________

Payor ____________________

Refund $ __________ Date __________

Deposit Receipt # ____________________

OUID # ____________________

If all interested parties wish to split the water right, each must fill out and sign either part B or part C of this form. A water right can be split into several portions on one form for one $50 filing fee. All interested parties must sign off on the split of water rights even if their portions are not split into individual rights.

PART A – GENERAL INFORMATION

1. **DATE OF LAND TRANSFER (SALE)** ____________________
2. **WATER RIGHT BEING DIVIDED** ____________________
3. **SELLER (Grantor)** ____________________
   MAILING ADDRESS ____________________
   CITY ____________________ STATE __________ ZIP__________
   PHONE ____________________ EMAIL ____________________
4. **BUYER (Grantee)** ____________________
   MAILING ADDRESS ____________________
   CITY ____________________ STATE __________ ZIP__________
   PHONE ____________________ EMAIL ____________________
5. **HOW IS THIS WATER RIGHT BEING DIVIDED?** Please check only one.
   - ☐ The water right is being divided as specifically identified in a deed, contract for deed, or other recorded document. (Attach a copy and underline the divided interest information.)
   - ☐ The water right is being divided proportionately between the buyer and seller based on the place of use described in the water right. (Attach a copy of the deed, contract for deed, or other recorded document.)
6. **WATER RIGHT ABSTRACT**
   - ☐ A current DNRC general abstract of the water right being divided must be submitted. To receive DNRC generated water right abstracts, query the water right at the following web address: http://www.nris.mt.gov/dnrc/waterrights/default.aspx or contact the regional office serving your area.
7. **MAP**
   - ☐ A map must be provided. An aerial photo is preferred. You may also use a scaled map, county plat or quad map showing township and range, section corners, and a north arrow. **The following elements must be identified on the map:**
     a. The place of use the seller is retaining;
     b. The place of use the buyer is receiving;
     c. Point(s) of diversion; and
     d. The location of any irrigated acres.

IMPORTANT NOTES

- If you want to change or add a point of diversion, place of use, place of storage, or purpose of use of a water right you must first file a change application with the DNRC.
- The combined portions of a divided water right cannot exceed the total flow rate, volume, or period of diversion of the original right.
- The DNRC has no jurisdiction concerning easement, right-of-way, and zoning matters. The buyer and seller must make these provisions where necessary.
- There may be ongoing court action regarding this water right and terms and conditions applicable to the exercise of the divided right. The buyer should be familiar with all aspects of the right received.

Form 641 DNRC Ownership Update – Divided Interest Page 1

Exhibit C – Page 2

PART B – SELLER'S PORTION

(Attach additional sheets if necessary)

1. **SELLER'S NAME** ______________________________

2. **PORTION OF WATER RIGHT RETAINED**

If specifically identified in the attached recorded document, what flow rate will be retained by the Seller? _______ ☐ gpm ☐ cfs

Unless specifically divided in the attached recorded document, both the Seller's and Buyer's water right will retain the full flow rate and the use of the flow rate must be shared and/or alternated. Attach an additional sheet explaining how this will be done such that, in combination, the flow rate of the original water right will not be exceeded.

Purpose of Use ______________________ Volume (acre-feet) ______________

Purpose of Use ______________________ Volume (acre-feet) ______________

3. **POINT OF DIVERSION** (describe the location to the nearest 10 acres, three quarter sections)

_____1/4 _____1/4 _____ 1/4 Sec ________ TWP ________ ☐ N ☐ S RGE ________ ☐ E ☐ W

Lot/Tract _________ Block _________ Subdivision Name ______________________

COS ________________ Gov't Lot __________ County ______________________

_____1/4 _____1/4 _____ 1/4 Sec ________ TWP ________ ☐ N ☐ S RGE ________ ☐ E ☐ W

Lot/Tract _________ Block _________ Subdivision Name ______________________

COS ________________ Gov't Lot __________ County ______________________

4. **PLACE OF USE**

Purpose of Use ______________________ County ______________________

_____ acres _____1/4 _____1/4 _____ 1/4 Sec ________ TWP ________ ☐ N ☐ S RGE ________ ☐ E ☐ W

_____ acres _____1/4 _____1/4 _____ 1/4 Sec ________ TWP ________ ☐ N ☐ S RGE ________ ☐ E ☐ W

_____ acres _____1/4 _____1/4 _____ 1/4 Sec ________ TWP ________ ☐ N ☐ S RGE ________ ☐ E ☐ W

_____ acres _____1/4 _____1/4 _____ 1/4 Sec ________ TWP ________ ☐ N ☐ S RGE ________ ☐ E ☐ W

__________ **Total Acres**

Lot/Tract _________ Block _________ Subdivision Name ______________________

COS ______________________ Gov't Lot ______________________

Geocodes(s) ______________________________

Purpose of Use ______________________ County ______________________

_____ acres _____1/4 _____1/4 _____ 1/4 Sec ________ TWP ________ ☐ N ☐ S RGE ________ ☐ E ☐ W

_____ acres _____1/4 _____1/4 _____ 1/4 Sec ________ TWP ________ ☐ N ☐ S RGE ________ ☐ E ☐ W

_____ acres _____1/4 _____1/4 _____ 1/4 Sec ________ TWP ________ ☐ N ☐ S RGE ________ ☐ E ☐ W

_____ acres _____1/4 _____1/4 _____ 1/4 Sec ________ TWP ________ ☐ N ☐ S RGE ________ ☐ E ☐ W

__________ **Total Acres**

Lot/Tract _________ Block _________ Subdivision Name ______________________

COS ______________________ Gov't Lot ______________________

Geocodes(s) ______________________________

5. **SIGNATURE**

I DECLARE UNDER PENALTY OF PERJURY AND UNDER THE LAWS OF THE STATE OF MONTANA THAT THE FOREGOING IS TRUE AND CORRECT.

Seller Signature: ______________________________ Date: ______________

Seller Signature: ______________________________ Date: ______________

Form 641 DNRC Ownership Update – Divided Interest Page 2

Exhibit C – Page 3

PART C - BUYER'S PORTION

(Attach additional sheets if necessary. If more than one buyer, add sheets showing each buyer's portion.)

1. **BUYER'S NAME** ______________________________

2. **PORTION OF WATER RIGHT ACQUIRED**

Flow Rate (gpm/cfs) ____________ (Only if specifically identified in the attached recorded document—see Part B, Number 2)

Purpose of Use ____________________ Volume (acre-feet) ____________

Purpose of Use ____________________ Volume (acre-feet) ____________

3. **POINT OF DIVERSION** (describe the location to the nearest 10 acres, three quarter sections)

____1/4 ____1/4 ____ 1/4 Sec ______ TWP ______ ☐ N ☐ S RGE ______ ☐ E ☐ W

Lot/Tract ______ Block ______ Subdivision Name ____________________

COS ____________ Gov't Lot ______ County ____________________

____1/4 ____1/4 ____ 1/4 Sec ______ TWP ______ ☐ N ☐ S RGE ______ ☐ E ☐ W

Lot/Tract ______ Block ______ Subdivision Name ____________________

COS ____________ Gov't Lot ______ County ____________________

4. **PLACE OF USE**

Purpose of Use ____________________ County ____________________

____ acres ____1/4 ____1/4 ____ 1/4 Sec ______ TWP ______ ☐ N ☐ S RGE ______ ☐ E ☐ W

____ acres ____1/4 ____1/4 ____ 1/4 Sec ______ TWP ______ ☐ N ☐ S RGE ______ ☐ E ☐ W

____ acres ____1/4 ____1/4 ____ 1/4 Sec ______ TWP ______ ☐ N ☐ S RGE ______ ☐ E ☐ W

____ acres ____1/4 ____1/4 ____ 1/4 Sec ______ TWP ______ ☐ N ☐ S RGE ______ ☐ E ☐ W

________ **Total Acres**

Lot/Tract ______ Block ______ Subdivision Name ____________________

COS ____________________ Gov't Lot ____________________

Geocodes(s) ______________________________

Purpose of Use ____________________ County ____________________

____ acres ____1/4 ____1/4 ____ 1/4 Sec ______ TWP ______ ☐ N ☐ S RGE ______ ☐ E ☐ W

____ acres ____1/4 ____1/4 ____ 1/4 Sec ______ TWP ______ ☐ N ☐ S RGE ______ ☐ E ☐ W

____ acres ____1/4 ____1/4 ____ 1/4 Sec ______ TWP ______ ☐ N ☐ S RGE ______ ☐ E ☐ W

____ acres ____1/4 ____1/4 ____ 1/4 Sec ______ TWP ______ ☐ N ☐ S RGE ______ ☐ E ☐ W

________ **Total Acres**

Lot/Tract ______ Block ______ Subdivision Name ____________________

COS ____________________ Gov't Lot ____________________

Geocodes(s) ______________________________

5. **SIGNATURE**

I DECLARE UNDER PENALTY OF PERJURY AND UNDER THE LAWS OF THE STATE OF MONTANA THAT THE FOREGOING IS TRUE AND CORRECT.

Buyer Signature: ____________________ Date: ____________

Buyer Signature: ____________________ Date: ____________

Form 641 DNRC Ownership Update – Divided Interest Page 3

Exhibit C – Page 4

WATER RESOURCES OFFICES

BILLINGS: AIRPORT INDUSTRIAL PARK, 1371 RIMTOP DR., BILLINGS MT 59105-1978
PHONE: 406-247-4415 FAX: 406-247-4416
SERVING: Big Horn, Carbon, Carter, Custer, Fallon, Powder River, Prairie, Rosebud, Stillwater, Sweet Grass, Treasure, and Yellowstone Counties

BOZEMAN: 2273 BOOT HILL COURT, SUITE 110, BOZEMAN MT 59715
PHONE: 406-586-3136 FAX: 406-587-9726
SERVING: Gallatin, Madison, and Park Counties

GLASGOW: 222 6TH STREET SOUTH, PO BOX 1269, GLASGOW MT 59230-1269
PHONE: 406-228-2561 FAX: 406-228-8706
SERVING: Daniels, Dawson, Garfield, McCone, Phillips, Richland, Roosevelt, Sheridan, Valley, and Wibaux Counties

HAVRE: 210 6TH AVENUE, PO BOX 1828, HAVRE MT 59501-1828
PHONE: 406-265-5516 FAX: 406-265-2225
SERVING: Blaine, Chouteau, Glacier, Hill, Liberty, Pondera, Teton, and Toole Counties

HELENA: 1424 9TH AVE., PO BOX 201601, HELENA MT 59620-1601
PHONE: 406-444-6999 FAX: 406-444-9317
SERVING: Beaverhead, Broadwater, Deer Lodge, Jefferson, Lewis and Clark, Powell, and Silver Bow Counties

KALISPELL: 655 TIMBERWOLF PARKWAY, SUITE 4, KALISPELL MT 59901-1215
PHONE: 406-752-2288 FAX: 406-752-2843
SERVING: Flathead, Lake, Lincoln, and Sanders Counties

LEWISTOWN: 613 NORTHEAST MAIN ST., SUITE E, LEWISTOWN MT 59457-2020
PHONE: 406-538-7459 FAX: 406-538-7089
SERVING: Cascade, Fergus, Golden Valley, Judith Basin, Meagher, Musselshell, Petroleum, and Wheatland Counties

MISSOULA: 2705 SPURGIN RD. BLDG.C, PO BOX 5004, MISSOULA MT 59806-5004
PHONE: 406-721-4284 FAX: 406-542-5899
SERVING: Granite, Mineral, Missoula, and Ravalli Counties

MONTANA DEPARTMENT OF NATURAL RESOURCES AND CONSERVATION
Water Resources Division - Water Rights Bureau
WEBSITE: http://dnrc.mt.gov/wrd/

Kalispell
Havre
Glasgow
Missoula
Helena
Lewistown
Bozeman
Billings

Form 641 DNRC Ownership Update – Divided Interest Page 4

Exhibit C – Page 5

EXHIBIT D
VOTE SHARING AGREEMENT
THIS VOTE SHARING AGREEMENT (this “Agreement”) is entered into as of December 31, 2025 (the “Effective Date”) by and between PUGET SOUND ENERGY, INC., a Washington public utility corporation (“PSE”), NORTHWESTERN CORPORATION, a Delaware corporation (“NorthWestern”). PSE and NorthWestern are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the ownership, operation and maintenance of the Project is governed by that certain Ownership and Operation Agreement, dated as of May 6, 1981, as amended by Amendment No. 1 dated as of October 11, 1991, Amendment No. 2 dated as of July 13, 1998, Amendment No. 3 dated as of September 14, 2004, and Amendment No. 4 dated as of August 18, 2008, and as may be subsequently amended, modified and supplemented from time to time, by and among Puget Sound Energy, Inc., Avista Corporation, Portland General Electric Company, PacifiCorp, NorthWestern Corporation, and Talen Montana, LLC (the “Ownership and Operation Agreement”);
WHEREAS, PSE and NorthWestern are parties to that certain Colstrip Units 3&4 Interests Abandonment and Acquisition Agreement dated as of [__], 2024 pursuant to which NorthWestern will acquire PSE’s undivided interest in the PSE Colstrip Units 3&4 Interests (the “PSE NorthWestern 3&4 Agreement”) on the Effective Date; and
WHEREAS, the Parties desire to enter into this Agreement to govern their respective rights and obligations following the Effective Date with respect to certain of NorthWestern’s voting rights under the Ownership and Operation Agreement on Proposals (as defined below) (the “Shared Vote”).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
ARTICLE 1
DEFINITIONS & INTERPRETATION
Section 1.1    Definitions. In this Agreement, the following capitalized terms have the meanings assigned below.
“Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled by as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate
Exhibit D – Page 1

of any Person solely by reason of the exercise or existence of rights, interests, or remedies under this Agreement.
“AOC” means the means the Administrative Order on Consent Regarding Impacts Related to Wastewater Facilities Comprising the Closed-Loop System at Colstrip Steam Electric Station, Colstrip Montana entered into between PPL Montana, LLC (n/k/a Talen Montana, LLC) and the Montana Department of Environmental Quality effective August of 2012, as amended.
“Appointee” means a PSE Appointee or a NorthWestern Appointee.
“Authorized Officer” means, with respect to a Party, any officer of such Party.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Montana.
“CCR Materials” means coal combustion residuals generated by Colstrip Unit 3 or Colstrip Unit 4.
“CCR Rules” means those Environmental Laws relating to the release, discharge, disposal, storage, remediation, or removal of coal combustion residuals, including those rules issued by the United States Environmental Protection Agency pursuant to subtitle D of the Resource Conservation and Recovery Act.
“Classification Objection” means an objection by PSE resulting from a good faith determination by an Authorized Officer of PSE that NorthWestern’s classification of a Proposal relating to or addressing matters involving the AOC, CCR Rules compliance, or decommissioning or demolition of Colstrip Unit 3 or Colstrip Unit 4 as an Other Proposal rather than a Remediation Proposal is inconsistent with the provisions of this Agreement or the PSE NorthWestern 3&4 Agreement.
“Closing” has the meaning assigned to it under the PSE NorthWestern 3&4 Agreement.
“Closing Date” has the meaning assigned to it under the PSE NorthWestern 3&4 Agreement.
“Colstrip Unit 3” means such portion of the Project commonly known as “Colstrip Unit 3,” including the corresponding interest in the Common Facilities and related facilities, real property and property rights.
“Colstrip Unit 4” means such portion of the Project commonly known as “Colstrip Unit 4,” including the corresponding interest in the Common Facilities and related facilities, real property and property rights.
“Colstrip Units 1&2” means the coal-fired thermal generating plant, consisting of two units commonly referred to as “Colstrip Units 1&2,” located near Colstrip, Montana.
“Common Facilities” has the meaning assigned to it under the Ownership and Operation Agreement.
Exhibit D – Page 2

“Costs of Construction” has the meaning assigned to it under the Ownership and Operation Agreement.
“Costs of Operation” has the meaning assigned to it under the Ownership and Operation Agreement.
“Effective Date” has the meaning assigned in the first paragraph of this Agreement.
“Governmental Authority” means (i) the federal government of the United States of America, (ii) any state, county, municipality, or other governmental subdivision within the United States of America, and (iii) any executive, legislative or judicial court, department, commission, board, bureau, agency, or other instrumentality of the federal government of the United States of America or of any state, county, municipality, or other governmental subdivision within the United States of America.
“Law” means any applicable law, statute, rule, regulation, ordinance, standard, code, order, judgment, decision, writ, injunction, decree, certificate of need, award, or other governmental restrictions, including any published and publicly available policy or procedure enforceable by any Governmental Authority.
“NorthWestern” has the meaning assigned in the first paragraph of this Agreement.
“NorthWestern Appointee” has the meaning assigned in Section 2.1(b).
“Objection” means a Classification Objection or a Prudency Objection.
“Operator Replacement Proposal” means any Proposal to replace Talen as Operator.
“Other Proposal” means each and every Proposal other than an Operator Replacement Proposal or a Remediation Proposal.
“Ownership and Operation Agreement” has the meaning assigned to it in the Recitals.
“Party” has the meaning assigned in the first paragraph of this Agreement.
“Party Appointee” means a PSE Appointee or a NorthWestern Appointee.
“Person” means any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.
“Post-Closing Date CCR Materials” means CCR Materials generated after the Closing.
“Post-Closing Date CCR Units” means any new solid waste management unit for treatment, storage or disposal of Post-Closing Date CCR Materials (i) for which construction commences on or after January 1, 2024 and (ii) that first receives CCR Materials on or after the Closing Date.
Exhibit D – Page 3

“Project” has the meaning assigned to it under the Ownership and Operation Agreement.
“Project Committee” means the Committee provided for in Section 17 of the Ownership and Operation Agreement.
“Proposal” means any proposal being considered for action by the Project Committee.
“Prudency Objection” means an objection by NorthWestern resulting from a good faith determination by an Authorized Officer of NorthWestern that the manner in which the PSE Appointee instructs the NorthWestern Appointee to vote the Shared Vote with respect to any Remediation Proposal would be inconsistent with Prudent Utility Practices (such determination to be made on the assumption that NorthWestern is a long-term owner (and not merely a lessee) of NorthWestern’s Project Share).
“Prudent Utility Practices” means at any particular time means either any of the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry prior thereto or any of the practices, methods or acts, which, in the exercise of reasonable judgment in the light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Prudent Utility Practice shall apply not only to functional parts of the Project, but also to appropriate structures, landscaping, painting, signs, lighting, other facilities and public relations programs, including recreational facilities, and any other programs or facilities, reasonably designed to promote public enjoyment, understanding and acceptance of the Project. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts, Prudent Utility Practice shall also include those practices, methods and acts that are required by applicable laws and final orders or regulations of regulatory agencies having jurisdiction.
“PSE” has the meaning assigned in the first paragraph of this Agreement.
“PSE Appointee” has the meaning assigned in Section 2.1(b).
“PSE Colstrip Units 3&4 Interest” has the meaning assigned to it in the PSE NorthWestern 3&4 Agreement.
“PSE NorthWestern 3&4 Agreement” has the meaning assigned to it in the Recitals.
“Remediation” means, with respect to the Project, actions taken or work performed for the purpose of compliance with the AOC or CCR Rules, including, without limitation, (i) the storage, handling, transporting and disposal of CCR Materials, (ii) the monitoring, collection, storage and management of groundwater impacted or potentially impacted by CCR Materials, and (iii) the closure and remediation of ash ponds, cells or units containing CCR Materials.
“Remediation Proposal” means any Proposal that relates primarily to Remediation or Retirement Activities; provided, however, that a Remediation Proposal shall not include any Proposal
Exhibit D – Page 4

relating to (i) construction, operation, maintenance, closure, or post-closure care of Post-Closing Date CCR Units; (ii) a decision to retire either or both of Colstrip Unit 3 or Colstrip Unit 4, or (iii) any Proposal to approve an annual budget for Costs of Construction or Costs of Operation.
“Retirement Activities” means decommissioning, mothballing, closure, retirement, deactivation, shut down, deconstruction, removal, demolition and site restoration of all or a portion of Colstrip Unit 3, Colstrip Unit 4, the Project, or the Common Facilities and excludes any such activities with respect to any Post-Closing Date CCR Units and Remediation.
“Shared Vote” means NorthWestern’s voting rights associated with the Project Share acquired by NorthWestern from PSE under the PSE NorthWestern 3&4 Agreement. For clarity, the Shared Vote does not include any voting rights held by NorthWestern prior to the closing of the transactions contemplated in the PSE NorthWestern 3&4 Agreement.
“Technical Expert” means an individual who (i) is knowledgeable regarding the process for the decommissioning or remediation of Colstrip Units 1&2 and the proposed process for the decommissioning or remediation of the Project, (ii) has professional qualifications and practical experience in the subject matter of the Classification Objection or the Prudency Objection, (iii) has no interest, financial or otherwise, or duty that conflicts or may conflict with his or her functions as a Technical Expert (such individual being required to fully disclose any such interest or duty prior to his or her appointment), and (iv) is not currently and has not been (x) an employee of either of the Parties or any of their Affiliates during the five (5) years prior to the date of appointment or (y) unless otherwise mutually agreed by the Parties, a contractor or consultant of either of the Parties or any of their Affiliates (other than in the capacity of any such Person as Operator) during the three (3) years prior to the date of appointment.
Section 1.2    Other Defined Terms. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Ownership and Operation Agreement.
Section 1.3    Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) unless expressly indicated otherwise, the use of the word “or” is intended to be alternative but not exclusive (i.e., unless otherwise indicated, the term “or” shall be interpreted as meaning “and/or” rather than “either/or”); (e) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (f) any reference to the entirety or any part of any agreement or document shall refer to any amendment, supplement or replacement of the same. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
ARTICLE 2
APPOINTEES; GENERAL COVENANTS OF THE PARTIES
Section 2.1    Appointment Processes.
Exhibit D – Page 5

(a)    Unless otherwise agreed in writing by the Parties, each Appointee appointed pursuant to this Agreement shall (i) have sufficient financial or operational experience with electric energy plants similar to the Project, (ii) be an individual who is an employee of one of the Parties or one of their respective Affiliates, and (iii) serve in accordance with the applicable terms and provisions of this Agreement and the PSE NorthWestern 3&4 Agreement.
(b)    PSE shall appoint the individual and alternates who shall be entitled to instruct NorthWestern regarding voting of the Shared Vote with respect to any Remediation Proposal under this Agreement (the “PSE Appointee”). NorthWestern shall appoint the individual and alternates who shall be entitled to use the Shared Vote with respect to any Operator Replacement Proposal or Other Proposal under this Agreement (the “NorthWestern Appointee”).
(c)    Notice of any appointment made pursuant to this Section 2.1 shall be delivered in writing to the other Party not later than one Business Day prior to the effective date of such appointment. Nothing in this Section 2.1 is intended to limit the Parties’ ability to agree in writing to alter the selection process for any Appointee. The Notice of appointment shall contain contact information for the Appointee, including a physical mailing address, electronic mail address, and telephone number.
Section 2.2    Appointee Obligations. During his or her term each Appointee shall act in accordance with this Agreement. If an Appointee breaches any of its material obligations under this Agreement, such Appointee shall be removed by the appointing Party promptly after (a) receipt of written notice from the non-appointing Party, which notice shall describe the breach in reasonable detail, and (b) such appointing Party’s or its Appointee’s failure to cure such breach within five (5) Business Days from the date such written notice is received. A replacement Appointee shall be selected in the manner of selecting the Appointee set forth in Section 2.1.
Section 2.3    General Acknowledgments and Agreements. The Parties hereby make the following acknowledgements and agreements:
(a)    Wherever either Party’s approval, consent or agreement is required under this Agreement, it is understood that such approval, consent or agreement shall not be unreasonably withheld, delayed or conditioned unless this Agreement specifically provides that a different standard should apply.
(b)    The Parties shall maintain in confidence the communications, discussions and deliberations with the Appointees and between the Parties under or in connection with this Agreement, including with respect to the Shared Vote; provided that (i) the obligation set forth herein shall not be construed to prohibit disclosure (A) to a Party’s employees, shareholders, directors, officers, advisors, agents, representatives or lenders, (B) of information that is or becomes generally available to the public other than as a result of any improper disclosure of such information by the disclosing Party, or (C) of information required to be disclosed under applicable Laws and (ii) the Parties may mutually agree to disclose some or all of the communications, discussions or deliberations addressed hereby. Nothing in this Section 2.3(b) shall constitute a waiver of, or agreement not to assert, any attorney-client, work product, or
Exhibit D – Page 6

other privilege unless otherwise available with respect to a Party, its Appointees and their separate deliberations and consultations.
Section 2.4    Exclusive Remedies. Furthermore, each Party agrees that its exclusive remedy for a breach of this Agreement shall be an action against the other Party, and not its Appointee, in the manner permitted by this Agreement.
ARTICLE 3
THE VOTING PROCESS
Section 3.1    Voting Rights and Objections Generally.
(a)    With respect to any Remediation Proposal, Operator Replacement Proposal, or Other Proposal, the Shared Vote shall be cast strictly in accordance with this Agreement by the NorthWestern Appointee as described in the table contained below in this Section 3.1.The NorthWestern Appointee will, in the case of any Remediation Proposal or any Other Proposal that the NorthWestern Appointee determines is not a Remediation Proposal but that relates to or addresses matters involving the AOC, CCR compliance, or decommissioning or demolition of Colstrip Unit 3 or Colstrip Unit 4, notify the PSE Appointee of such Proposal as soon as possible after delivery by NorthWestern of such Proposal to the Project Committee or receipt by NorthWestern of such Proposal from any other Owner or Project User, as applicable.
(b)    Any Objection shall be communicated as soon as possible in writing delivered via email or verbally by telephone or in person to the other Party’s Appointee. The Objections which may be raised and the manner in which the Shared Vote may be cast are set forth on the table below.

Subject Matter	Voting Rights if no Objection is Raised	Permitted Objections	Default Resolution in Event of Objection
Remediation Proposal	NorthWestern Appointee casts the Shared Vote in accordance with instruction of PSE Appointee	Prudency Objection: The NorthWestern Appointee shall be entitled to raise a Prudency Objection.
If the NorthWestern Appointee raises a Prudency Objection, the NorthWestern Appointee shall cast the Shared Vote consistent with the results of a dispute resolution process conducted in accordance with Section 3.2. Such a dispute resolution process shall be the exclusive means of resolving any Prudency Objection, and the Parties shall not have recourse to the provisions of Article 4 for such purposes.

Exhibit D – Page 7

Operator Replacement Proposal	NorthWestern Appointee casts the Shared Vote	None	Not Applicable
Other Proposal	NorthWestern Appointee casts the Shared Vote	Classification Objection: The PSE Appointee shall be entitled to raise a Classification Objection.
If the PSE Appointee raises a Classification Objection, the classification of the Proposal shall be determined in a dispute resolution process conducted in accordance with Section 3.2. Such a dispute resolution process shall be the exclusive means of resolving any Classification Objection, and the Parties shall not have recourse to the provisions of Article 4 for such purposes.

(c)    The PSE Appointee and the NorthWestern Appointee agree to cooperate reasonably and consult with each another regarding any Remediation Proposal and regarding the appropriate classification of any Proposal that the NorthWestern Appointee determines is not a Remediation Proposal but that relates to or addresses matters involving the AOC, CCR compliance, or decommissioning or demolition of Colstrip Unit 3 or Colstrip Unit 4.
Section 3.2    Resolution of Classification Objections or Prudency Objections.
(a)    If the PSE Appointee raises a Classification Objection that is not resolved in accordance with the provisions of Section 3.1, or if the NorthWestern Appointee asserts a Prudency Objection, the Objection shall be resolved by a Technical Expert in accordance with the provisions of this Section 3.2. The Parties agree that, unless and until otherwise replaced by mutual agreement of the Parties, a Technical Expert will be any Person identified on Exhibit A. Either Party will be entitled to request at any time that the Person then designated on Exhibit A as a Technical Expert be replaced with a different Technical Expert; provided, however, that no such proposed replacement will be designated as a replacement Technical Expert unless and until approved by mutual agreement of the Parties. If the Parties are unable to agree upon a Technical Expert to hear the Classification Objection or the Prudency Objection, as applicable, the Party
Exhibit D – Page 8

Appointees shall use a mutually acceptable random process to select a Technical Expert from among the three (3) proposed Technical Experts listed on Exhibit A.
(b)    Each Party Appointee will be required to put forth and endorse one proposal or solution, as the case may be, as its proposed resolution to the Classification Objection or the Prudency Objection, as applicable Each Party’s proposal or solution will be delivered to the Technical Expert and the other Party no later than ten (10) Business Days after either (i) failure by the Parties to resolve the applicable Classification Objection in accordance with the provisions of Section 3.1 or (ii) PSE’s receipt of the NorthWestern Appointee’s notice referring a Prudency Objection for resolution in accordance with the provisions of this Section 3.2. In the case of any Classification Objection, PSE shall be required to include as part of its proposal or solution the voting instructions that PSE would propose to deliver to NorthWestern in the event that the applicable Other Proposal is reclassified as a Remediation Proposal, and if NorthWestern wishes to make a Prudency Objection to such voting instructions, NorthWestern shall be entitled to require that such Prudency Objection be heard and resolved as part of the same dispute resolution proceeding under this Section 3.2 as the Classification Objection in the event that the Other Proposal is reclassified as a Remediation Proposal. The Technical Expert will be guided by consideration of the PSE NorthWestern 3&4 Agreement, the Ownership and Operation Agreement, and Prudent Utility Practices, and will be required to select one of the Party’s proposals or solutions, as the case may be, and will not be able to select any other proposal or solution, except to the extent mutually agreed by the Parties.
(c)    The Technical Expert will render a decision resolving the matter within five (5) Business Days after the Technical Expert’s receipt of each Party’s proposal or solution in accordance with the provisions of Section 3.2(b). The Technical Expert will not award to either Party any relief greater than that initially sought by such Party. The decision of the Technical Expert will be final and binding upon the Parties and not subject to appeal or review, whether through arbitration or otherwise, absent manifest error. The Parties will share equally all costs and expenses of the Technical Expert procedure and the Technical Expert will not have the authority to award costs or attorneys’ fees to either Party.
ARTICLE 4
DISPUTE RESOLUTION
Section 4.1    Dispute Resolution. Except as provided in Section 3.2, if any dispute or difference of any kind whatsoever shall arise between the Parties in connection with, or arising out of, this Agreement, it shall be resolved in accordance with the provisions of Article 10 of the PSE NorthWestern 3&4 Agreement.
Section 4.2    Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the end of the term of the Ownership and Operation Agreement in accordance with Section 32 thereof.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
Exhibit D – Page 9

Each Party represents and warrants to the other Party that, as of the Effective Date:
(a)    such Party is duly formed and validly existing under the laws of the jurisdiction of its organization and is duly authorized to do business in each other jurisdiction in which it is required to be so qualified with full power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement has been duly authorized by such Party;
(b)    this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid, binding and enforceable obligation of such Party enforceable in accordance with its terms against such Party subject to the effect of bankruptcy, insolvency, moratorium and other similar Laws relating to creditors’ rights generally, whether existing at law or in equity, by general equitable principles and by an implied covenant of good faith and fair dealing;
(c)    no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Party is required for the execution and delivery of this Agreement by such Party and the performance of its obligations and duties hereunder, other than those that have been made or obtained; and
(d)    such Party is in material compliance with all Laws and legal requirements applicable to its business.
ARTICLE 6
MISCELLANEOUS
Section 6.1    Assignment: Third Party Beneficiaries.
(a)    Neither Party shall assign any of its rights or obligations under this Agreement other than with the prior written consent of the other Party, which may be withheld in such Party’s sole discretion. Notwithstanding the foregoing, (i) either Party may, without the prior written consent of the other Party, assign its rights and obligations under this Agreement to an Affiliate, provided that, in any such case, such Affiliate (A) has a Credit Rating (as defined in the PSE NorthWestern 3&4 Agreement) not less than the Required Credit Rating (as defined in the PSE NorthWestern 3&4 Agreement) or a consolidated tangible net worth not less than $500,000,000, or provides a guaranty in an amount reasonably acceptable to the non-assigning Party from a guarantor that has a Credit Rating not less than the Required Credit Rating or a consolidated tangible net worth not less than $500,000,000, and (B) has agreed in writing to be bound by the terms and conditions of this Agreement (but in the event of any such assignment the assigning Party will provide notice of such assignment to the other Party as soon as practical (and in any event no later than five (5) days) thereafter, and from and after the effectiveness of such notice will be relieved of liability under this Agreement to the extent of any obligations and liabilities under this Agreement that are assigned to and assumed by the assignee), and (ii) NorthWestern may freely transfer its obligations hereunder to any subsidiary or financing source of NorthWestern, without PSE’s prior consent, provided that NorthWestern shall remain liable for all obligations of NorthWestern hereunder that may be assumed by such subsidiary or
Exhibit D – Page 10

financing source. Any assignment in violation of the provisions of this Agreement will be null and void and without any force or effect whatsoever. Subject to the provisions of this Section 6.1(a), this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.
(b)    Except as explicitly provided herein, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their successors and assigns permitted hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 6.2    Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages that will accrue to a Party hereto by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any Party hereto institutes any action or proceeding to specifically enforce the provisions hereof, the Party against which such action or proceeding is brought hereby waives the claim or defense therein that such Party has an adequate remedy at law, and such Party shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
Section 6.3    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MONTANA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
Section 6.4    Limitation on Certain Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, SPECULATIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING LOST PROFITS IN THE NATURE OF INDIRECT DAMAGES OR LOSS OF OPPORTUNITY DAMAGES, FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, STATUTE, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, UNLESS SUCH DAMAGES ARE AWARDED TO A PERSON IN AN INDEMNIFIABLE THIRD PARTY CLAIM OR ARE ATTRIBUTABLE TO THE FRAUD OR WILLFUL MISCONDUCT OF A PARTY.
Section 6.5    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 6.6    Notices and Communications. Except as otherwise provided in this Agreement, any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given (a) when delivered by hand
Exhibit D – Page 11

(with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices to PSE shall be addressed to the PSE Appointee at the address provided pursuant to Section 2.1(c), with a copy to:
Puget Sound Energy, Inc.
355 110th Avenue NE
Bellevue, WA 98004
Attention: Legal Department
Email: lorna.luebbe@pse.com and Samuel.Osborne@pse.com
or at such other address and to the attention of such other Person as PSE may designate by written notice to the other Party.
Notices to NorthWestern shall be addressed to the NorthWestern Appointee at the address provided pursuant to Section 2.1(c), with a copy to:
NorthWestern Corporation Legal

Department
208 N. Montana Ave. Suite 200
Helena, MT 59601
Email: john.tabaracci@northwestern.com and Shannon.Heim@northwestern.com or at such other address and to the attention of such other Person as NorthWestern may designate by written notice to the other Party.
Section 6.7    Amendments and Waivers. This Agreement may be amended, supplemented or otherwise modified only by a writing executed and delivered by each Party. No waiver of any right under this Agreement shall be binding unless such waiver is in a writing by the Party to be bound. No failure to exercise and no delay in exercising, on the part of either Party, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 6.8    Further Assurances. Each of the Parties agrees to perform all such acts (including executing and delivering such instruments and documents) as reasonably may be requested by any other Party to fully effect the intent and each and all of the purposes of this Agreement.
Section 6.9    Conflicts. In the event of a conflict between either the PSE NorthWestern 3&4 Agreement, on the one hand, and this Agreement, on the other hand, the terms and provisions of this Agreement shall govern.
Exhibit D – Page 12

Section 6.10    Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 6.11    Survival. The representations and warranties set forth in Article 5 shall survive the Effective Date.
Section 6.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute a single instrument.
Section 6.13    Contract Only, etc. This Agreement creates a contractual relationship between the Parties and does not give rise to any fiduciary, quasi-fiduciary, partnership or other special relationship that would result in the implication of rights, duties or standards of care or performance other than such rights, duties and standards as would attend a contract between sophisticated commercial parties each represented by separate counsel.
[Signature Page Follows]
Exhibit D – Page 13

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
PUGET SOUND ENERGY, INC.
By: ________________________________
Name:
Title:
NORTHWESTERN CORPORATION
By: ________________________________
Name:
Title:
Exhibit D – Page 14

EXHIBIT A
TECHNICAL EXPERTS
1. Geosyntec Consultants
2. HDR, Inc.
3. AECOM

Exhibit D -- Page 15

EXHIBIT E
OFFICER’S CERTIFICATE
DECEMBER 31, 2025
The undersigned, [●], hereby certifies that [he/she] is the duly elected [●] of NORTHWESTERN CORPORATION, a Delaware corporation (“NorthWestern”), and that [he/she] is authorized to execute this Certificate on behalf of NorthWestern. Pursuant to Section 3.2(a) of that certain Colstrip Units 3&4 Interests Abandonment and Acquisition Agreement, dated as of [__] between and PUGET SOUND ENERGY, INC., a Washington public utility corporation (“PSE”), and NorthWestern (the “Acquisition Agreement”), the undersigned hereby certifies that:
1.    the representations and warranties of NorthWestern set forth in Article 5 of the Acquisition Agreement are true, correct and complete as of the date hereof, except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;
2.    the conditions set forth in Section 3.4 of the Acquisition Agreement have been fulfilled or waived on or before the date hereof; and
3.    the covenants of NorthWestern set forth in Article 7 of the Acquisition Agreement have been fulfilled or waived in writing by PSE.
[Signature page follows]

Exhibit E – Page 1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.
NORTHWESTERN CORPORATION

Name:
Title:

Exhibit E – Page 2

EXHIBIT F
OFFICER’S CERTIFICATE
DECEMBER 31, 2025
The undersigned, [●], hereby certifies that [he/she] is the duly elected [●] of PUGET SOUND ENERGY, INC., a Washington public utility corporation (“PSE”), and that [he/she] is authorized to execute this Certificate on behalf of PSE. Pursuant to Section 3.3(a) of that certain Colstrip Units 3&4 Interests Abandonment and Acquisition Agreement, dated as of [__] between PSE and NORTHWESTERN CORPORATION, a Delaware corporation (“NorthWestern”) (the “Acquisition Agreement”), the undersigned hereby certifies that:
1.    the representations and warranties of PSE set forth in Article 4 of the Acquisition Agreement are true, correct and complete as of the date hereof, except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;
2.    the conditions set forth in Section 3.5 of the Acquisition Agreement have been fulfilled or waived on or before the date hereof; and
3.    the covenants of PSE set forth in Article 7 of the Acquisition Agreement have been fulfilled or waived in writing by NorthWestern.
[Signature page follows]

Exhibit F – Page 1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.
PUGET SOUND ENERGY, INC.
_________________________________
Name:
Title:

Exhibit F – Page 2

EXHIBIT G
FORM OF DEED
After Recording Return to: NorthWestern

Corporation Attn. Lands & Permitting 11 East

Park Street

Butte, Montana 59701

DEED
FOR VALUABLE CONSIDERATION, the receipt of which is acknowledged, the undersigned, Puget Sound Energy, Inc., a Washington public utility corporation with its offices at 355 110th Avenue NE Bellevue, WA 98004 (“Grantor”), hereby grants unto NorthWestern Corporation, a Delaware corporation with its offices at 11 East Park Street, Butte, Montana 59701 (“Grantee”) all of Grantor’s right, title and interest in and to the following property situated in Rosebud County, Montana (the “County”):
(a)    The real property, interests in real property and other interests described or referenced, or described in the documents referenced, in Part I of Exhibit A (which is attached hereto and hereby made a part hereof) (“Fee Lands”);
(b)    The easements, use rights and other interests described or referenced, or described in the documents referenced, in Part II of Exhibit A (“Easements”);
(c)    The water rights described in Part III of Exhibit A and all other water rights in the County (“Water Rights”);
(d)    The oil and gas leases, severed fee minerals, severed fee oil and gas rights, royalties, agreements, assignments, gas storage agreements and rights, and other interests described or referenced, or described in the documents referenced, in Part IV of Exhibit A, and all operating agreements, farmout agreements, farming agreements, areas of mutual interest, salt water disposal agreements, water injection agreements, gas storage agreements, pooling agreements, unitization agreements, purchase agreements, production sales agreements and all other agreements, rights and interests relating to the interests described or referenced, or described in the documents referenced, in Part IV of Exhibit A (“Mineral Interests”);
(e)    All other real property or interests in real property in the County of any kind or nature, including without limitation fee, term, leasehold, easement (including without limitation all easements appurtenant to Fee Lands or Mineral Interests or granted or reserved in any document referenced in Exhibit A), prescriptive, possessory, oil, gas, mineral, royalty, deferred and reversionary interests and rights other than the “Excluded Property,” as such property is legally described in EXHIBIT C (“Other Interests”); and
(f)    All buildings, fixtures, equipment, and other improvements, and all tenements, hereditaments and appurtenances belonging, appertaining or related to the Fee Lands,
Exhibit G – Page 1

Easements, Water Rights, Mineral Interests and Other Interests (the “Appurtenant Rights”).
Grantor’s right, title and interest in the Fee Lands, Easements, Water Rights, Mineral Interests, Other Interests and Appurtenant Rights, are collectively referred to herein as the “Property.”
The description (meaning herein both word descriptions and specific descriptions) of the Property shall be construed broadly and as inclusive and there shall be no implied exclusions because of the structure of the description of the Property or otherwise. It is Grantor’s intent to make a full and complete transfer to Grantee of all of Grantor’s right, title and interest in and to any and all real property and interests in real property other than the Kluver Property and any right, title, or interest of Grantor in the Colstrip Transmission System, including all lands and property interests pertaining thereto, located in the County owned or otherwise vested in Grantor as of the date hereof, whatever size, wherever located and whether or not described or inaccurately or inadequately described in Exhibit A, and it is Grantor’s further intent that this deed convey after-acquired rights, titles and interests.
TO HAVE AND TO HOLD unto Grantee, and Grantee’s successors and assigns, forever, SUBJECT TO THOSE MATTERS SET FORTH ON EXHIBIT B (the “Permitted Encumbrances”). Grantor agrees to defend the same to the Grantee against the lawful claims and demands of all persons claiming by, through or under Grantor, but against no other persons.
EXCEPT with reference to the items referred to in paragraphs (a) to (e) inclusive, this deed is given with the usual covenants expressed in Montana Code Annotated § 30-11-110.
Grantor also hereby conveys to Grantee, its successors and assigns, all rights of Grantor, to the extent assignable, in and to all covenants and warranties with respect to the Property made by Grantor’s predecessors in title and with full subrogation of all rights accruing under such covenants and warranties and the statutes of limitation, repose or prescription under the laws of Montana and all rights of action of warranty against all former owners of the Property.
Grantor agrees to take all such further action and execute, acknowledge and deliver all such further documents as may be reasonably necessary or useful to accomplish the purposes of this Deed and to evidence Grantee’s interests of record.
This Deed shall be binding upon and shall inure to the benefit of Grantor and Grantee and their respective successors, legal representatives and assigns.
[Signature and acknowledgment on the following page]

Exhibit G – Page 2

Grantor:
PUGET SOUND ENERGY, INC.
a Washington public utility company

By: __________________________________
Name:
Its:
STATE OF WASHINGTON        )
) ss.
COUNTY OF                 )
This instrument was acknowledged before me this ___ day of ______, 20__, by _____________, a _______________ of PUGET SOUND ENERGY, INC. a Washington public utility company.
Name
Notary Public for the State of
Residing at
My Commission expires

Exhibit G – Page 3

EXHIBIT A
PART I
An undivided twenty-five percent (25%) interest as Tenant in
Common in and to the real property described in Schedule I below.
SCHEDULE I
UNITS 3&4 GENERATION

Parcel 13	That portion of Sections 34 and 35 in Township 2 North, Range 41 East, PMM, described as Parcel 3 Amended of Certificate of Survey No. 85124 filed December 30, 1998 for record in the office of the Clerk and Recorder of Rosebud County, Montana as document No. 85124.
Parcel 14	Intentionally deleted and replaced by Parcels 14A, 14B and 14C.
Parcel 14A	That portion of the E1/2NE1/4 of Section 34 and W1/2NW1/4 of Section 35 in Township 2 North, Range 41 East, described as Tract 1 of Colstrip Unit 3 and 4 Cooling Towers Minor Subdivision being a subdivision of Parcel 2 of Certificate of Survey No. 34153 as amended by Certificate of Survey No. 85789, which Minor Subdivision was filed in the office of the Clerk and Recorder of Rosebud County, Montana on June 5, 2000 under Document No. 88170.
Parcel 14B	Intentionally deleted.
Parcel 14C	That portion of the E1/2NE1/4 of Section 34 and W1/2NW1/4 of Section 35 in Township 2 North, Range 41 East, described as Tract 3 of Colstrip Unit 3 and 4 Cooling Towers Minor Subdivision being a subdivision of Parcel 2 of Certificate of Survey No. 34153 as amended by Certificate of Survey No. 85789, which Minor Subdivision was filed in the office of the Clerk and Recorder of Rosebud County, Montana on June 5, 2000 under Document No. 88170.
Parcel 15	Intentionally deleted and replaced by Parcels 15A, 15B, and 15C.
Parcel 15A	That portion of the S1/2NE1/4 and N1/2SE1/4 of Section 34 in Township 2 North, Range 41 East, described as Tract 1 of Colstrip Unit 3 and 4 Generation Sites Minor Subdivision being a subdivision of Parcel 4 of Certificate of Survey No. 29931 Amended, filed for record as Document No. 37265, which Minor Subdivision was filed in the office of the Clerk and Recorder of Rosebud County, Montana on June 5, 2000 under Document No. 88169.
Parcel 15B	Intentionally deleted.
Parcel 15C	That portion of the S1/2NE1/4 and N1/2SE1/4 of Section 34 in Township 2 North, Range 41 East, described as Tract 3 of Colstrip Unit 3 and 4 Generation Sites Minor Subdivision being a subdivision of Parcel 4 of Certificate of Survey No. 29931 Amended, filed for record as Document No. 37265, which Minor Subdivision was filed in the office of the Clerk and Recorder of Rosebud County, Montana on June 5, 2000 under Document No. 88169.
Exhibit G – Page 4

Parcel 16	That portion of Section 3 in Township 1 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 58701 filed October 29, 1987 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 58701.
Parcel 17
Township 1 North, Range 41 East, P.M.M., Rosebud County, Montana
Section 2: W1/2 of Lot 2, Lots 3 and 4, and the S1/2N1/2
Descriptions are from a deed in settlement of a condemnation action given by Burlington Northern Railroad Company to the Montana Power Company, a Montana corporation, Pacific Power & Light Company, a Maine corporation, Portland General Electric Company, an Oregon corporation, The Washington Water Power Company, a Washington corporation, and Puget Colstrip Construction Company, a Washington corporation, dated January 25, 1983, recorded in Book 79 Deeds, page 588, records of Rosebud County, Montana.

Exhibit G – Page 5

Parcel 17A
Township 2 North, Range 41 East, P.M.M.
Section 35:    Those portions of the S1/2 being two separate tracts herein referred to as Parcel 1 and Parcel 2 described as follows:
Parcel 1 beginning at the common corner of Sections 34 and 35, T2N, R41E Sections 2 and 3, TIN, R41E, which is the true point of beginning; thence N 02° 06’11” W along the common line between Sections 34 and 35 a distance of 632.34 feet; thence N 41° 52’ 20” E a distance of 2,126.31 feet; thence S 65° 04’ 46” E a distance of 1,493.70 feet; thence S 05° 36’ 54” E a distance of 1,581.65 feet to the common lines between Sections 2 and 35; thence S 89° 44’ 06” W a distance of 260.76 feet along the common line between Section 2 and Section 35 to the quarter section corner common to Sections 2 and 35; thence S 89° 46’ 14” W a distance of 2,644.79 feet along the common line between Section 2 and 35 to the true point of beginning.
Parcel 2 beginning at the common corner of Sections 35 and 36, T2N, R41E and Sections 1 and 2, T1N, R41E; thence S 89° 44’ 06” W along the common Line of Sections 2 and 35 a distance of 723.39 feet to a point on the Southwesterly boundary of the Burlington Railroad right-of-way, which point is the true point of beginning; thence S 89° 44’ 06” W along the common line of Sections 2 and 35 a distance of 599.14 feet; thence N 02° 22’ 02” W a distance of 1,640.32 feet to a point on the southwesterly boundary of the Burlington Northern Railroad right-of-way; thence S 22° 10’ 32” E along the southwesterly boundary of the Burlington Northern Railroad right-of-way to the point of beginning.
Descriptions are from a deed in settlement of a condemnation action given by Burlington Northern Railroad Company to The Montana Power Company, a Montana corporation, Pacific Power & Light Company, a Maine corporation, Portland General Electric Company, an Oregon corporation, The Washington Water Power Company, a Washington corporation, and Puget Colstrip Construction Company, a Washington corporation, dated January 25, 1983, recorded in Book 79 Deeds, page 588, records of Rosebud County, Montana.

Parcel 17B
Township 1 North, Range 41 East, P.M.M., Rosebud County, Montana
Section 3: That portion of Lot 1 and the SE1/4NE1/4 beginning at the common corner of said Sections 34 and 35, T2N, R41E and Sections 2 and 3, T1N, R41E, which is the true point of beginning; thence S 89` 43’ 02” W along the common lines between Sections 34 and 3 a distance of 776.23 feet; thence S 01` 31’ 17” W a distance of 2,782.94 feet to the east-west mid-section line of Section 3; thence N 89` 57’ 01” E along the mid-section line a distance of 864.60 feet to the quarter section corner common to Sections 2 and 3; thence N 00` 17’ 53” W along the common line between Sections 2 and 3 a distance of 2,785.08 feet to the true point of beginning.
Descriptions are from a deed in settlement of a condemnation action given by Burlington Northern Railroad Company to The Montana Power Company, a Montana corporation, Pacific Power & Light, a Maine corporation, Portland General Electric Company, an Oregon corporation, The Washington Water Power Company, a Washington corporation, dated January 25, 1983, recorded in Book 79 Deeds, page 593, records of Rosebud County, Montana.

Exhibit G – Page 6

Parcel 18
Township 2 North, Range 42 East, P.M.M., Rosebud County, Montana
Section 31: S1/2
Section 32: S1/2
Township 1 North, Range 42 East, P.M.M., Rosebud County, Montana
Section 5: All
Section 6: Lots 1, 2, 3, 4, 5, and 6, SE1/4, S1/2NE1/4, E1/2SW1/4, SE1/4NW1/4
(Recording Reference: Warranty Deed recorded September 21, 1981 in Book 78 Deeds, page 606).

Parcel 18A	Township 1 North, Range 42 East, P.M.M., Rosebud County, Montana Section 7: NE1/4NW1/4, N1/2NE1/4 Section 8: N1/2 NW1/4
Parcel 19
Easements and rights-of-way more particularly described in documents recorded in the office of the Clerk and Recorder of Rosebud County, Montana under the following book and page numbers, which documents are incorporated herein by this reference and made a part hereof:
Book 79 Deeds    Page 270
Book 79 Deeds    Page 3
Book 79 Deeds    Page 688
Book 81 Deeds    Page 648
Book 79 Deeds    Page 599
Book 79 Deeds    Page 582
Book 85 Deeds    Page 60
An undivided 25% of the real property described in Schedule II below.

Exhibit G – Page 7

SCHEDULE II
UNITS 3&4 OTHER

Parcel 20	That portion of Section 28 in Township 2 North, Range 41 East, PMM, described as Tract 1A-A of Certificate of Survey No. 88360 filed July 17, 2000, for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 88360.
Parcel 21	Intentionally deleted.
Parcel 22	That portion of Section 21 in Township 2 North, Range 41 East, PMM, described as Tract 1A-1 of Amended Tract 1A of Amended Tract 1 of Certificate of Survey No. 27879 filed October 19, 1982 for record in the Clerk and Recorder of Rosebud County, Montana as Document No. 37085.
Parcel 23
That portion of Section 33 in Township 2 North, Range 41 East, PMM, described as Tract 1 Amended of Certificate of Survey No. 85920, filed May 4, 1999 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 85920, excepting therefrom:
(a)    Tract 2 of Certificate of Survey No. 44126
(b)    Castle Rock Lake Subdivision First Filing Document No. 37500
(c)    Castle Rock Lake Subdivision Second Filing Document No. 37501
(d)    Castle Rock Lake Subdivision Third Filing Document No. 37502
(e)    Cimarron Subdivision First Filing Document No. 37503
(f)    Plat of Amended Lots 19 and 20, Block 5 Cimarron Subdivision First Filing Document No. 86070.
(g)    Amended Plat of Cimarron Subdivision Second Filing Document No. 39051
(h)    Cimarron Subdivision Third Filing Document No. 37505

Parcel 24	That portion of Sections 21 and 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44906 filed August 4, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44906.
Parcel 25	That portion of Section 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44909 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44909.
Exhibit G – Page 8

Parcel 26	That portion of Section 21 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44910 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44910.
Parcel 27	That portion of Section 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44911 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44911.
Parcel 28	That portion of Section 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44912 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44912.
Parcel 29	That portion of Section 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44907 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44907.
Parcel 30	That portion of Section 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44908 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44908.
Parcel 31	That portion of Section 27 in Township 2 North, Range 41 East, PMM, described as Tract 1A-1, Tract 1A-2, and Tract 1A-3 of Amended Tract 1A of Amended Tract 1 of Certificate of Survey No. 27874 filed December 1, 1982 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 37510, subject to Dedication of Tract 1A-3 (Pinebutte Drive) as a public roadway.
Parcel 32
Township 2 North, Range 42 East P.M.M., Rosebud County, Montana
Section 31: N1/2
Section 32: N1/2
Section 30: S1/2SE1/4, S1/2SE1/4SW1/4
Township 1 North, Range 42 East, P.M.M., Rosebud County, Montana
Section 4: SW1/4

Exhibit G – Page 9

Parcel 33
Lot 12, Block 1, and Lots 6, 7, 10, 11, 12, 17 and 19, Block 3, of The Amended Plat of BIG TIMBER SUBDIVISION, Corrected Plat of Eastside Townsite Expansion, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 29033.
Lots 1C and 1J, Block 6, Lots 3E, 3H, 3L, Block 7, Lots 2C, 2D, 5, and 6, Block 8, and Lots 2F, 3E, 3G, 4A, and 4B, Block 9, of The Plat of BIG TIMBER SUBDIVISION, Amended Plat of Eastside Townsite Expansion, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 29032.

Lots 1, 2, 3, 4, 5, 6, 7 and 8, of Block 8, Lots 1, 2, 5, 7, 9, 10, 11, 12, 13, 14, 15, 16 and 18, of Block 9, Lots 1 and 5, of Block 11, Lots 1, 2, 3, 6 and 11, Block 4, and Lots 1, 2, 4, 5 and 6, Block 5, of The Amended Plat of STILLWATER SUBDIVISION, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 29031.
Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14, Block 1, Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 23, Block 2, Lots 1, 2, 3, 4 and 5, Block 3, Lots 7, 8, 12 and 13, Block 5, Lots 3, 7, 8, 9, 12, 13, 14 and 15, Block 6, Lot 20, Block 7, Lots 5 and 11, Block 8, and Lot 5, Block 11, of The Amended Plat of SWEETGRASS SUBDIVISION, First Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 40609.

Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13, Block 1, Lots 1, 2, 3, 4, 6, 7, and 8, Block 2, Lots, 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, 18, 19 and 20, Block 3.
Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30 and 31, Block 6, and Lots 4, 5, 7, 8, 9, 10, 11, 12, 13, 15,16, 17, 18, 19, 20, 21, 22 and 23, Block 7, of the Amended Plat of STILLWATER SUBDIVISION, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 40611.

Lots 4 and 18, Block 3, Lot 12 Block 4, Lots 3 and 4, Block 6, of CIMARRON SUBDIVISION, Second Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 39051.

Exhibit G – Page 10

Lots 6, 7, 10 and 31, Block 4, of CASTLE ROCK LAKE SUBDIVISION, Second Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 37501.
Lots 32, 33 and 34, Block 4, of CASTLE ROCK LAKE SUBDIVISION, Third Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 37502.

Tracts 5, 8, 11, 33, 34, 35, 36, 37, 38, 39, 40, 41, 43, 44, 45, 47, 48, 49, of SWEETGRASS ACREAGE TRACTS SUBDIVISION. This Subdivision Plat Amends a portion of Amended Plat of Sweetgrass Subdivision, First Filing, Sweetgrass Subdivision, Second Filing, and a portion of Amended Plat of Sweetgrass Subdivision, Third Filing, Rosebud County Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 44417.
Lots 12, 19, 20, 21 and 24, Block 3, and Lot 16, Block 4, of CIMARRON SUBDIVISION, Second Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 37504.

Lots 32, 33, 34, 35 and 36, Block 2, Lot 19, Block 4, Lots 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32A, 32B, 32C, 32D, 32E, 32F, 32G, 32H, 321, 32J, 32K, 32L, 32M, 32N, 320, 32P, 32R, 32S, 32T, 32U, 32V, W, X, Y, Block 5, and Lots 1A, B, C, D, 1E, F, G, H, 1I, J, K, L, 1M, 32Q, and 32Z, Block 7, Block 4, of CIMARRON SUBDIVISION, First Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County.
Lot 1B, Block 8, and Lots 1B, 2, and 3, Block 9, of CIMARRON SUBDIVISION, Third Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 37505.

Exhibit G – Page 11

Parcel 33
Lots 2A, 2B and 2C, Block 11, of the Second Amended Plat of Block 11 of STILLWATER SUBDIVISION, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 73210.
Lots 1A, 1B, 1C, 1D, 1E and 1F, Block 1 and Lots 1A, 1B, 1C and 1D, Block 2 of CASTLEROCK LAKE SUBDIVISION, First Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 37500.
Lot 2 in Block 43 and Lots 1 and 2 in Block 46 of the CORRECTED PLAT OF THE AMENDED PLAT OF BLOCKS 43 AND 46 OF COLSTRIP TOWNSITE, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 28708.

Parcel 34
Intentionally deleted.
An undivided 25% of the Colstrip Units 3 and 4 interest in the Common Facilities real property as allocated by the Common Facilities Agreement in the real property described in Schedule III below.

SCHEDULE III
COMMON FACILITIES - ALL UNITS

Parcel 35	That portion of Sections 34 and 35 in Township 2 North, Range 41 East, PMM, described as Parcel B Certificate of Survey No. 34152 filed January 8, 1981 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 34152.
Parcel 36	That portion of Sections 27 and 34 in Township 2 North, Range 41 East, PMM, described as Parcel C of Certificate of Survey No. 34153 filed January 8, 1981 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 34153.
Parcel 37	That portion of Section 35 in Township 2 North, Range 41 East & Section 2 in Township 1 North, Range 41 East, PMM, described as Tract H-1, Tract H-2, Tract H-3 of Certificate of Survey No. 34995 filed March 25, 1982 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 34995.
Parcel 38	That portion of Section 3 in Township 1 North, Range 41 East, PMM, described as Parcel G of Certificate of Survey No. 34996 filed March 25, 1982 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 34996.
Exhibit G – Page 12

Parcel 39	That portion of Section 34 in Township 2 North, Range 41 East, PMM, described as Parcel A-1 Amended of Certificate of Survey No. 85561, filed March 17, 1999 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 85561, excluding therefrom a tract of land described as Parcel A-1- B of Certificate of Survey 85561.
Parcel 40	That portion of Sections 28 and 33 in Township 2 North, Range 41 East, PMM, described as Parcel F-1 Amended and Parcel F-2 Amended of Certificate of Survey No. 85920 filed May 4, 1999 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 85920.
Parcel 41	That portion of Section 34 in Township 2 North, Range 41 East, PMM, described as Parcel D-1 and Parcel D-2 of Certificate of Survey No. 42210 filed January 10, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 42210.
Parcel 42	That portion of Section 34 in Township 2 North, Range 41 East, PMM, described as Tract 1-A-1, Tract 1-A-2 and Tract 1-A-3 of Certificate of Survey No. 54257 amending Certificate of Survey No. 27875 (Tract 1), Certificate of Survey No. 27878, Certificate of Survey No. 34994 and Dedication of Tracts 1-A-2, 1-B- 2, 1-B and 1-D, filed July 30, 1986 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 54257, subject to dedication of Tract 1-A-2 (Willow Avenue) as a public road.
Parcel 43	That portion of Section 24 in Township 6 North, Range 39 East, PMM, described as Tract A and Tract C of Certificate of Survey No. 6100 filed February 13, 1974 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 6100.
Parcel 44	That parcel commencing at the section corner common Sections Thirteen (13), Fourteen (14), Twenty-three (23) and Twenty-four (24), Township Six (6) North, of Range Thirty-nine (39) East, M.P.M., Rosebud County, Montana, running thence northerly along the section line common to Sections Fourteen (14) and Thirteen (13) to the Yellowstone River; running thence southeasterly along the Yellowstone River to a point where the south boundary line of Section Thirteen meets the Yellowstone River; thence westerly along the south boundary line of the said Section Thirteen (13) to the point of beginning, containing in all approximately 17 acres as described in deed dated December 7, 1973, recorded December 12, 1973 in Book 73, Page 127 and confirmed in Judgment and Decree dated March 21, 1975 by The District Court of the Sixteenth Judicial District, in and for the County of Rosebud, recorded March 21, 1975 in Book 19 Orders and Decree, page 996, records of the County Clerk and Recorder of Rosebud County, Montana.
Exhibit G – Page 13

Parcel 45
Easements and rights-of-way more particularly described in documents recorded in the office of the Clerk and Recorder of Rosebud County, Montana, under the following Book and Page numbers; which documents are incorporated herein by this reference and made a part hereof:
Book 77 Deeds, page 29
Book 75 Deeds, page 306
Book 73 Deeds, page 430
Book 73 Deeds, page 466
Book 74 Deeds, page 245
Book 78 Deeds, page 782
Book 78 Deeds, page 838
Book 74 Deeds, page 169
Book 74 Deeds, page 110
Book 74 Deeds, page 70

Book 77 Deeds, page 941 Book 78 Deeds, page 134 Book 79 Deeds, page 238 Book 74 Deeds, page 14 Book 74 Deeds, page 65 Book 74 Deeds, page 112 Book 79 Deeds, page 240 Book 74 Deeds, page 62
Book 74 Deeds, page 67 Book 74 Deeds, page 242 Book 73 Deeds, page 891 Book 73 Deeds, page 893 Book 73 Deeds, page 284 Book 78 Deeds, page 131 Book 32 Misc., page 476
An undivided 25% of the real property described in Schedule IV below.
Exhibit G – Page 14

SCHEDULE IV
UNITS 3&4 NON-GENERATION PROPERTY1

Township 1 North, Range 41 East, M.P.M
Section 1: Lots 1 (43.40), 2(43.40), 3(43.81), 4(43.88), N/2SE1/4, S/2NE1/4, SE1/4NW1/4, less and except the existing Railroad Right-of-way being the Northern Pacific Railway Company’s Cow Creek Extension of its Rosebud Branch line right-of-way.

Township 1 North, Range 42 East, M.P.M
Section 6: Lot 7 (40.55), less and except 2.66 acres of the Burlington Northern Railroad Right-of-way.
Section 7: Lots 1 (40.34), 2 (40.29), SE1/4NW1/4, NE1/4SW1/4, N1/2SE1/4, S1/2NE1/4, less and except Tract 1 as described in Easement Deed No. 33671-E dated October 11, 1973, recorded in Book 73 Deeds; Page 143 on December 20, 1973, Rosebud County, Montana, and less and except that portion of the Burlington Northern Right-of-way located in Lots 1 and 2.
Section 8: NE1/4, S1/2NW1/4, S1/2, less and except 35.93 AC of the Burlington Northern Railroad Right-of-way, and less and except Tract 1 as described in Easement Deed No. 33671-E dated October 11, 1973, recorded in Book 73 Deeds, Page 143 on December 20, 1973, Rosebud County, Montana.
Section 17: E1/2, lying north and east of the north and east boundary line of Tract 1 as described in Easement Deed No. 33671-E dated October 11, 1973, recorded in Book 73 Deeds, Page 143 on December 20, 1973, Rosebud County, Montana and lying north and west of the Cow Creek Road as now established in the E/2E/2 and as recorded in the County Road Book, Rosebud County, Montana.

Former WPP Properties conveyed to Talen Montana, LLC (15%) in DB 98/364, Document # 99894 (Lands Acquired after 1999)

Township 1 North, Range 41 East, M.P.M
        Section 1: S1/2SE1/4, SW1/4, SW1/4NW1/4
        Section 7: SE1/4SW1/4, and Govt. Lot 3
Section 17: W1/2 as described in DB73/143
1 Interest in this property that is included in the PSE Colstrip Units 3&4 Interests is to be conveyed by separate deed to Colstrip Comm Serv, LLC rather than to Buyer.
Exhibit G – Page 15

        Vacant Lands / Drainage – Acquired after 1999 separately in DB 104/753

            Township 2 North, Range 41 East, M.P.M

                Section 35: SE1/4SE1/4 lying East of Rail Road
Exhibit G – Page 16

EXHIBIT A
PART II
To be delivered pursuant to Section 7.19 of this Agreement.

Exhibit G – Page 17

EXHIBIT A
PART III
(1) An undivided 17.035% interest in water right number 42KJ 094423-00, subject to its 17.035% proportionate share of the burden of 2.0 cubic feet per second of water assigned to Colstrip Community Service Company by instrument recorded March 24, 1989 in Book 84 Deeds, page 528.
(2) An undivided 25% interest in the following water rights:

Water Right Number
42A 108297 00
42A 108308 00
42A 108317 00
42A 146426 00
42A 173935 00
42A 173937 00
42A 173938 00
42A 173939 00
42A 173940 00
42A 173941 00
42A 173941 00
42A 173943 00
42A 173944 00
42A 173945 00
42A 173946 00
42A 173947 00
42A 173948 00
42A 48616 00
Exhibit G – Page 18

42A 83584 00
42KJ 108793 00
42KJ 58886 00
42KJ 94428 00

All water rights listed above are subject to item (a) following and water right No. 1 above is subject item (b) following:
(a) Final adjudication under Montana Code Annotated, Title 85, Chapter 2, Part 2.
(b) Grantor’s water rights are subject to its proportionate share (17.035%) of the burden of the 1/4” taps and valves for purpose of stock watering, on an “as is from source, if and when available”:
(i) Granted to Janet MacDonald for use at one location on her lands.
(ii) Granted to Janet K. MacDonald, situate on Section 21, Township 2 North, Range 41 East, for use on one location on her lands.
(iii) Granted to Albert Kozelka for use at one location on his lands.
(iv) Granted to Leo DeCock for use at one location on his lands.
(v) Granted to Vassau’s Flying J for use at one location on his lands.
(vi) Granted to J. R. Lee for use at one location on his lands.
(vii) Granted to J.M. Nansel for use at one location on his lands.
(viii) Granted to Friez Circle Four Ranch for use at one location on its land.

Exhibit G – Page 19

EXHIBIT A
PART IV
All of Grantor’s interest in mineral rights with respect to its ownership interest in the Fee Lands.

Exhibit G – Page 20

EXHIBIT B
PERMITTED ENCUMBRANCES:
(a)    Terms and conditions of an Ownership and Operation Agreement among Puget Sound Energy, Inc., Avista Corporation, Portland General Electric Company, PacifiCorp, NorthWestern Corporation, and Talen Montana, LLC dated as of May 6, 1981, as amended by Amendment No. 1 dated as of October 11, 1991, Amendment No. 2 dated as of July 13, 1998, Amendment No. 3 dated September 14, 2004, and Amendment No. 4 dated August 18, 2008 (“Ownership and Operation Agreement”).
(b)    Terms and conditions of the Common Facilities Agreement dated as of May 6, 1981, by and among Puget Sound Energy, Inc., Avista Corporation, Portland General Electric Company, PacifiCorp, NorthWestern Corporation, and Talen Montana, LLC, as amended by Amendment No. 1 dated as of January 21, 1992 (to the extent of the survival of any rights and obligations under such agreement following the termination of such agreement in January 2020), and any replacement of or successor to such agreement (“Common Facilities Agreement”).
(c)    Any additional exceptions, including updated list from Schedule B, Section 2 – Exceptions from the PSE title commitment.2
So long as the Project (as defined in the Ownership and Operating Agreement) or the Common Facilities (as defined in the Common Facilities Agreement) or any part thereof as originally constructed, reconstructed or added to is used or useful for the generation of electrical power and energy, or to the end of the period permitted by applicable law, whichever occurs first, Grantee, by acceptance of this deed, waives its right to partition whether by partition in kind or sale and division of the proceeds thereof, and agrees that it will not resort to any action at law or in equity to partition and further waives the benefit of all laws that may now or hereafter authorize such partition of the properties comprising Colstrip Units 3 and 4 or the Common Facilities. It is agreed that this covenant shall be deemed to run with the land.
As to Parcels 13, 14A, 14C, ISA and 15C of Schedule III Exhibit A Part I, all improvements thereon, including without limitation improvements permanently attached to the real property, have been and shall remain personal property, severed from the real property as provided in deed dated April 1, 1983, recorded May 2, 1983 in Book 79, page 648 and made a part hereof.
Grantee by acceptance of this Deed accepts the severance of the improvements from the real property and acknowledges that this Deed does not convey title to the improvements.
For purposes of this Deed the following terms are defined:
“Colstrip Units 1 and 2” shall mean the two 333 MW (gross capacity) coal-fired steam electric generating units located in Colstrip, Montana, and referred to herein as “Colstrip Unit l” and “Colstrip Unit 2” respectively.
2 To be updated, excluding any mortgages, liens and encumbrances to be released by PSE prior to or following closing.
Exhibit G – Page 21

“Colstrip Units 3 and 4” shall mean the two 805 MW (gross capacity) coal-fired steam electric generating units located in Colstrip, Montana, and referred to herein as “Colstrip Unit 3” and “Colstrip Unit 4” respectively.
“Common Facilities Real Property” shall mean the easements and real property used in common by Colstrip Units 1 and 2 and Colstrip Units 3 and 4 and covered by the Common Facilities Agreement.

Exhibit G – Page 22

EXHIBIT C
THE EXCLUDED PROPERTY
Township 1 North, Range 42 East, MPM
Section 9:    All

To the extent PSE has any interest in any assets that are or relate to the property commonly referred to as the “Kluver Property” that had been the subject of litigation, no such interests or rights will be transferred as part of the transactions contemplated by this Agreement and as such are Excluded Assets.
Any right, title, or interest of PSE in the Colstrip Transmission System, including all lands and property interests pertaining thereto are not part of the transactions contemplated by this Agreement and, as such, are Excluded Assets.
Exhibit G – Page 23

EXHIBIT H
FORM OF NOTICE OF RIGHTS OF FIRST REFUSAL
CONFIDENTIAL INFORMATION – SUBJECT TO MAY 2022 MUTUAL NON-DISCLOSURE AGREEMENT, AS AMENDED
[Date], 2024
[Owner’s Name and Address]
Re:    Rights of First Refusal pursuant to the Ownership and Operation Agreement, dated as of May 6, 1981, as amended by Amendment No. 1 dated as of October 11, 1991, Amendment No. 2 dated as of July 13, 1998, Amendment No. 3 dated as of September 14, 2004, and Amendment No. 4 dated as of August 18, 2008, among Puget Sound Energy, Inc., Avista Corporation, Portland General Electric Company, PacifiCorp, NorthWestern Corporation, and Talen Montana, LLC
Ladies and Gentlemen:
Any capitalized term not defined in this letter shall have the definition set forth in the Ownership and Operation Agreement.
Puget Sound Energy, Inc., a Washington public utility corporation (“PSE”), has entered into a binding Colstrip Units 3&4 Interests Abandonment and Acquisition Agreement, dated as of [__] (the “Acquisition Agreement”), pursuant to which it has agreed to abandon and NorthWestern Corporation, a Delaware corporation (“NorthWestern”) has agreed to acquire, PSE’s 25% Project Share in Colstrip Units 3&4 without payment of any purchase price (the “Transaction”). An execution copy of the Acquisition Agreement is enclosed herewith.
Section 24 of the Ownership and Operation Agreement requires PSE to offer its Project Share to the other Project Users “at the amount of, and on terms not less advantageous than, those of a bona fide offer from a buyer able and willing to acquire such Owner’s or Project User’s interest.” The portion of such interest to be offered to each Project User must be equal to the proportionate interest of each Project User in the Project after excluding the interest being offered. Accordingly, PSE hereby formally offers to you the right to acquire your proportionate share of its Project Share. The Ownership and Operation Agreement requires that such offer be held open for a period of 90 days. Further, if at the end of the 90-day period, any Project User shall have failed to accept such offer, the proportionate interest offered to such Project User shall be offered on a pro rata basis to the other Project Users, who shall have a further period of 7 days to accept the same. The process shall be repeated until all Project Users then being offered an interest shall have failed to accept such offer.
Should you choose to exercise your right of first refusal, you must submit, and be fully prepared and capable of executing and consummating, an abandonment and acquisition agreement that contains terms no less advantageous than the terms and conditions set forth in the attached Acquisition Agreement.
Exhibit H -- Page 1

Should you decline to exercise your right of first refusal, PSE respectfully requests that you expressly waive your right of first refusal or right of first offer under Section 24 of the Ownership and Operation Agreement with respect to the Transaction. If you are willing to waive such right, please countersign a copy of this letter below under “WAIVER” and return it to the undersigned as soon as possible. PSE has made the same request of all other Project Users.
If you do not affirmatively exercise your right to acquire your proportionate share of PSE’s Project Share within 90 days of the date of this letter, your rights pursuant to Section 24 of the Ownership and Operation Agreement with respect to the Transaction will be deemed to be waived.
Notwithstanding the foregoing, nothing in this letter or in the Acquisition Agreement shall be deemed to limit or impair any right or ability on the part of PSE to argue that the transactions that are the subject of the Acquisition Agreement are not subject to the right of first refusal in Section 24 of the Ownership and Operation Agreement.
Thank you for your prompt consideration of this matter.
Very truly yours,
PUGET SOUND ENERGY, INC.
By:
Name:
Title:
Enclosures

Exhibit H -- Page 2

WAIVER
The undersigned hereby agrees to waive its right of first refusal or right of first offer under Section 24 of the Ownership and Operation Agreement in connection with the Transaction described above.

[OWNER’S NAME]
Date:
By: Name: Its:

Exhibit H -- Page 3

[ATTACHMENT: EXECUTED COPY OF COLSTRIP UNITS 3&4 INTERESTS
ABANDONMENT AND ACQUISITION AGREEMENT]

Exhibit H -- Page 4

EXHIBIT I
ALLOCATION OF RESPONSIBILITY FOR OUTAGE AND CAPITAL COSTS DURING INTERIM PERIOD
PSE expects to utilize the capacity and energy from the PSE Colstrip Units 3&4 Interests during the entire Interim Period and, in the absence of the transactions that are the subject of this Agreement, would continue to bear all costs and risks associated with maintaining the ability of the PSE Colstrip Units 3&4 Interests to operate safely, reliably, and in compliance with all applicable Laws (including all settlement agreements, consent decrees, etc.) through the Closing.
NorthWestern expects that, from and after the Closing, it will utilize the capacity and energy from the PSE Colstrip Units 3&4 Interests, and on that basis would, from and after the Closing, bear any and all costs and risks associated with maintaining the ability of the PSE Colstrip Units 3&4 Interests to operate safely, reliably, and in compliance with all applicable Laws (including all settlement agreements, consent decrees, etc.).
Because certain Outage and Capital Costs incurred during the Interim Period can provide benefits both before and after the Closing Date, the Parties agree that the following key principles shall be utilized to allocate responsibility between the Parties for Outage and Capital Costs incurred during the Interim Period:
1.    PSE shall bear its Project Share of (a) all Outage and Capital Costs that are approved by the Committee prior to the date of this Agreement, including the 2022 Costs of Operations and Costs of Construction, and (b) all other Outage and Capital Costs that are not Enhancement Work Costs (as defined below), including all costs incurred after the date of this Agreement to ensure that the PSE Colstrip Units 3&4 Interests remain capable of operating up to their seasonally-adjusted anticipated capacity (185 MW net for each unit) through the Closing Date commensurate with the performance metrics on which the Project 2022 budget is based and can do so safely and in compliance with all applicable Laws (the costs described in the foregoing clauses (a) and (b), “Necessary Work Costs”).
2.    The following Outage and Capital Costs shall be deemed “Enhancement Work Costs”: (a) to the extent that the Committee or the Operator chooses to have the applicable Project work performed in a manner other than the least-cost repair/replacement alternative available, the difference in costs between the chosen alternative and such least-cost alternative; (b) the costs of any equipment repairs, replacements, or other work undertaken on Colstrip Unit 3 or Colstrip Unit 4 that is not required for the continued operation of the Project to the Closing Date and that is for the primary purpose of (i) improving the operating performance (i.e., availability, capacity, heat rate, etc.) of the unit beyond the performance metrics on which the Project 2022 budget is based, (ii) lowering the variable production cost of the unit, or (iii) making the unit capable of operating beyond the Closing Date; (c) costs arising from (i) construction of the Liner System for EHP G-1 Cell or (ii) installation of the Upgrade Liner System for EHP F Cell; and (d) Post-Closing Date CCR Units Construction
Exhibit I -– Page 1

Costs and Post-Closing Date CCR Units O&M Costs. The work giving rise to Enhancement Work Costs shall be deemed “Enhancement Work.”
3.    Responsibility for the PSE Project Share of Enhancement Work Costs shall be apportioned between PSE and NorthWestern in each instance as follows: (a) PSE shall be responsible for a portion equal to the product of (i) the applicable Enhancement Work Cost and (ii) a fraction of which the numerator is the number of months remaining in the Interim Period and the denominator is the number of months of service life (determined as set forth below) of the applicable Enhancement Work, and (b) NorthWestern shall be responsible for the remainder of the PSE Project Share of the applicable Enhancement Work Cost. The service life of Enhancement Work shall in each instance be equal to the number of months remaining until December 31, 2030.
4.    Outage and Capital Costs shall be categorized as Necessary Work Costs or Enhancement Work Costs pursuant to the principles set forth above regardless of whether the activity is expensed or capitalized for accounting purposes and shall include the costs of removal associated with such work.
5.    All equipment repairs and replacements shall be made in accordance with OEM recommendations and in compliance with the requirements of the Ownership and Operation Agreement in order for Colstrip Unit 3 or Colstrip Unit 4 to operate safely, in line with the annual plant performance objectives and in compliance with all applicable Laws.
For all operations and maintenance costs attributable to the PSE Colstrip Units 3&4 Interests under the Ownership and Operation Agreement other than Outage and Capital Costs (but not in any event including any costs of or for Remediation), the Parties agree that (i) PSE shall be responsible for such costs incurred through the Closing Date, and (ii) NorthWestern shall be responsible for such costs incurred after the Closing Date.
Exhibit I -– Page 2

DISCLOSURE SCHEDULE

This disclosure schedule (this “Disclosure Schedule”) is delivered in connection with that certain Colstrip Units 3&4 Interests Abandonment and Acquisition Agreement, dated as of [__] (the “Agreement”), by and between NORTHWESTERN CORPORATION, a Delaware corporation (“NorthWestern”) and PUGET SOUND ENERGY, INC., a Washington public utility corporation (the “PSE”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
Any fact or condition disclosed in any section or paragraph of this Disclosure Schedule shall qualify as disclosures pursuant to any other sections or paragraphs under the Agreement where such disclosure is reasonably apparent on the face of such disclosures, whether or not repeated under any section number where such disclosure might be deemed appropriate.
Matters reflected in this Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected herein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar informational nature. Any disclosure of a fact or circumstance shall not establish, or constitute an admission of, the materiality of such fact or such circumstance or such fact’s or circumstance’s consequence or relevance to materiality, to a Material Adverse Effect. The information contained herein is disclosed solely for the purposes of the Agreement, and no information contained herein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of applicable Law or breach of any agreement.
In accordance with Section 11.3 of the Agreement, this Disclosure Schedule is deemed to be part of the entire agreement of the parties with respect to the subject matter of the Agreement. Any item of information disclosed in this Disclosure Schedule shall be subject to the terms of the Confidentiality Agreement.
Headings and numbers (other than numerical references to sections and subsections of the Agreement) have been inserted in some of the sections of this Disclosure Schedule for convenience of reference only, and such headings or numbers (other than numerical references to sections and subsections of the Agreement) shall not have the effect of amending or changing the express description of the section of this Disclosure Schedule as set forth in the Agreement.

Disclosure Schedule -– Page 1

Schedule 1.1
Water Rights
All of PSE’s interest in the water rights with respect to Colstrip Unit 3 and Colstrip Unit 4, including those subject to the following Water Right Numbers:

WRKEY	WR NUMBER
166947-2	42KJ W094423 00
190930-2	42A 108297 00
190949-2	42A 108308 00
190961-2	42A 108317 00
231813-2	42A 146426 00
255643-1	42A 173935 00
255644-1	42A 173937 00
255645-1	42A 173938 00
255646-1	42A 173939 00
255647-1	42A 173940 00
255648-2	42A 173941 00
255648-2	42A 173941 00
255649-2	42A 173943 00
255650-2	42A 173944 00
255651-2	42A 173945 00
255652-1	42A 173946 00
255653-2	42A 173947 00
311888-1	42A 173948 00
326585-1	42A 48616 00
152039-1	42A 83584 00
Disclosure Schedule – Schedule 1.1

335309-1	42KJ 108793 00
110786-1	42KJ 58886 00
166954-2	42KJ 94428 00

Disclosure Schedule – Schedule 1.1

Schedule 2.1(a)
Real Property
An undivided twenty-five percent (25%) interest as Tenant in
Common in and to the real property described in Schedule I
below.
SCHEDULE I
UNITS 3&4 GENERATION

Parcel 13	That portion of Sections 34 and 35 in Township 2 North, Range 41 East, PMM, described as Parcel 3 Amended of Certificate of Survey No. 85124 filed December 30, 1998 for record in the office of the Clerk and Recorder of Rosebud County, Montana as document No. 85124.
Parcel 14	Intentionally deleted and replaced by Parcels 14A, 14B and 14C.
Parcel 14A	That portion of the E1/2NE1/4 of Section 34 and W1/2NW1/4 of Section 35 in Township 2 North, Range 41 East, described as Tract 1 of Colstrip Unit 3 and 4 Cooling Towers Minor Subdivision being a subdivision of Parcel 2 of Certificate of Survey No. 34153 as amended by Certificate of Survey No. 85789, which Minor Subdivision was filed in the office of the Clerk and Recorder of Rosebud County, Montana on June 5, 2000 under Document No. 88170.
Parcel 14B	Intentionally deleted.
Parcel 14C	That portion of the E1/2NE1/4 of Section 34 and W1/2NW1/4 of Section 35 in Township 2 North, Range 41 East, described as Tract 3 of Colstrip Unit 3 and 4 Cooling Towers Minor Subdivision being a subdivision of Parcel 2 of Certificate of Survey No. 34153 as amended by Certificate of Survey No. 85789, which Minor Subdivision was filed in the office of the Clerk and Recorder of Rosebud County, Montana on June 5, 2000 under Document No. 88170.
Parcel 15	Intentionally deleted and replaced by Parcels 15A, 15B, and 15C.
Parcel 15A	That portion of the S1/2NE1/4 and N1/2SE1/4 of Section 34 in Township 2 North, Range 41 East, described as Tract 1 of Colstrip Unit 3 and 4 Generation Sites Minor Subdivision being a subdivision of Parcel 4 of Certificate of Survey No. 29931 Amended, filed for record as Document No. 37265, which Minor Subdivision was filed in the office of the Clerk and Recorder of Rosebud County, Montana on June 5, 2000 under Document No. 88169.
Parcel 15B	Intentionally deleted.
Disclosure Schedule – Schedule 2.1(a)

Parcel 15C	That portion of the S1/2NE1/4 and N1/2SE1/4 of Section 34 in Township 2 North, Range 41 East, described as Tract 3 of Colstrip Unit 3 and 4 Generation Sites Minor Subdivision being a subdivision of Parcel 4 of Certificate of Survey No. 29931 Amended, filed for record as Document No. 37265, which Minor Subdivision was filed in the office of the Clerk and Recorder of Rosebud County, Montana on June 5, 2000 under Document No. 88169.
Parcel 16	That portion of Section 3 in Township 1 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 58701 filed October 29, 1987 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 58701.
Parcel 17
Township 1 North, Range 41 East, P.M.M., Rosebud County, Montana
Section 2: W1/2 of Lot 2, Lots 3 and 4, and the S1/2N1/2
Descriptions are from a deed in settlement of a condemnation action given by Burlington Northern Railroad Company to the Montana Power Company, a Montana corporation, Pacific Power & Light Company, a Maine corporation, Portland General Electric Company, an Oregon corporation, The Washington Water Power Company, a Washington corporation, and Puget Colstrip Construction Company, a Washington corporation, dated January 25, 1983, recorded in Book 79 Deeds, page 588, records of Rosebud County, Montana.

Disclosure Schedule – Schedule 2.1(a)

Parcel 17A
Township 2 North, Range 41 East, P.M.M.
Section 35:    Those portions of the S1/2 being two separate tracts herein referred to as Parcel 1 and Parcel 2 described as follows:
Parcel 1 beginning at the common corner of Sections 34 and 35, T2N, R41E Sections 2 and 3, TIN, R41E, which is the true point of beginning; thence N 02° 06’11” W along the common line between Sections 34 and 35 a distance of 632.34 feet; thence N 41° 52’ 20” E a distance of 2,126.31 feet; thence S 65° 04’ 46” E a distance of 1,493.70 feet; thence S 05° 36’ 54” E a distance of 1,581.65 feet to the common lines between Sections 2 and 35; thence S 89° 44’ 06” W a distance of 260.76 feet along the common line between Section 2 and Section 35 to the quarter section corner common to Sections 2 and 35; thence S 89° 46’ 14” W a distance of 2,644.79 feet along the common line between Section 2 and 35 to the true point of beginning.
Parcel 2 beginning at the common corner of Sections 35 and 36, T2N, R41E and Sections 1 and 2, T1N, R41E; thence S 89° 44’ 06” W along the common Line of Sections 2 and 35 a distance of 723.39 feet to a point on the Southwesterly boundary of the Burlington Railroad right-of-way, which point is the true point of beginning; thence S 89° 44’ 06” W along the common line of Sections 2 and 35 a distance of 599.14 feet; thence N 02° 22’ 02” W a distance of 1,640.32 feet to a point on the southwesterly boundary of the Burlington Northern Railroad right-of-way; thence S 22° 10’ 32” E along the southwesterly boundary of the Burlington Northern Railroad right-of-way to the point of beginning.
Descriptions are from a deed in settlement of a condemnation action given by Burlington Northern Railroad Company to The Montana Power Company, a Montana corporation, Pacific Power & Light Company, a Maine corporation, Portland General Electric Company, an Oregon corporation, The Washington Water Power Company, a Washington corporation, and Puget Colstrip Construction Company, a Washington corporation, dated January 25, 1983, recorded in Book 79 Deeds, page 588, records of Rosebud County, Montana.

Disclosure Schedule – Schedule 2.1(a)

Parcel 17B
Township 1 North, Range 41 East, P.M.M., Rosebud County, Montana
Section 3: That portion of Lot 1 and the SE1/4NE1/4 beginning at the common corner of said Sections 34 and 35, T2N, R41E and Sections 2 and 3, T1N, R41E, which is the true point of beginning; thence S 89` 43’ 02” W along the common lines between Sections 34 and 3 a distance of 776.23 feet; thence S 01` 31’ 17” W a distance of 2,782.94 feet to the east-west mid-section line of Section 3; thence N 89` 57’ 01” E along the mid-section line a distance of 864.60 feet to the quarter section corner common to Sections 2 and 3; thence N 00` 17’ 53” W along the common line between Sections 2 and 3 a distance of 2,785.08 feet to the true point of beginning.
Descriptions are from a deed in settlement of a condemnation action given by Burlington Northern Railroad Company to The Montana Power Company, a Montana corporation, Pacific Power & Light, a Maine corporation, Portland General Electric Company, an Oregon corporation, The Washington Water Power Company, a Washington corporation, dated January 25, 1983, recorded in Book 79 Deeds, page 593, records of Rosebud County, Montana.

Parcel 18
Township 2 North, Range 42 East, P.M.M., Rosebud County, Montana
Section 31: S1/2
Section 32: S1/2
Township 1 North, Range 42 East, P.M.M., Rosebud County, Montana
Section 5: All
Section 6: Lots 1, 2, 3, 4, 5, and 6, SE1/4, S1/2NE1/4, E1/2SW1/4, SE1/4NW1/4
(Recording Reference: Warranty Deed recorded September 21, 1981 in Book 78 Deeds, page 606).

Disclosure Schedule – Schedule 2.1(a)

Parcel 18A	Township 1 North, Range 42 East, P.M.M., Rosebud County, Montana Section 7: NE1/4NW1/4, N1/2NE1/4 Section 8: N1/2 NW1/4
Parcel 19
Easements and rights-of-way more particularly described in documents recorded in the office of the Clerk and Recorder of Rosebud County, Montana under the following book and page numbers, which documents are incorporated herein by this reference and made a part hereof:
Book 79 Deeds    Page 270
Book 79 Deeds    Page 3
Book 79 Deeds    Page 688
Book 81 Deeds    Page 648
Book 79 Deeds    Page 599
Book 79 Deeds    Page 582
Book 85 Deeds    Page 60
An undivided 25% of the real property described in Schedule II below.

SCHEDULE II
UNITS 3&4 OTHER

Parcel 20	That portion of Section 28 in Township 2 North, Range 41 East, PMM, described as Tract 1A-A of Certificate of Survey No. 88360 filed July 17, 2000, for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 88360.
Parcel 21	Intentionally deleted.
Parcel 22	That portion of Section 21 in Township 2 North, Range 41 East, PMM, described as Tract 1A-1 of Amended Tract 1A of Amended Tract 1 of Certificate of Survey No. 27879 filed October 19, 1982 for record in the Clerk and Recorder of Rosebud County, Montana as Document No. 37085.
Disclosure Schedule – Schedule 2.1(a)

Parcel 23
That portion of Section 33 in Township 2 North, Range 41 East, PMM, described as Tract 1 Amended of Certificate of Survey No. 85920, filed May 4, 1999 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 85920, excepting therefrom:
(a)    Tract 2 of Certificate of Survey No. 44126
(b)    Castle Rock Lake Subdivision First Filing Document No. 37500
(c)    Castle Rock Lake Subdivision Second Filing Document No. 37501
(d)    Castle Rock Lake Subdivision Third Filing Document No. 37502
(e)    Cimarron Subdivision First Filing Document No. 37503
(f)    Plat of Amended Lots 19 and 20, Block 5 Cimarron Subdivision First Filing Document No. 86070.
(g)    Amended Plat of Cimarron Subdivision Second Filing Document No. 39051
(h)    Cimarron Subdivision Third Filing Document No. 37505

Parcel 24	That portion of Sections 21 and 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44906 filed August 4, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44906.
Parcel 25	That portion of Section 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44909 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44909.
Parcel 26	That portion of Section 21 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44910 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44910.
Parcel 27	That portion of Section 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44911 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44911.
Parcel 28	That portion of Section 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44912 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44912.
Disclosure Schedule – Schedule 2.1(a)

Parcel 29	That portion of Section 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44907 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44907.
Parcel 30	That portion of Section 22 in Township 2 North, Range 41 East, PMM, described as Tract 1 of Certificate of Survey No. 44908 filed August 14, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 44908.
Parcel 31	That portion of Section 27 in Township 2 North, Range 41 East, PMM, described as Tract 1A-1, Tract 1A-2, and Tract 1A-3 of Amended Tract 1A of Amended Tract 1 of Certificate of Survey No. 27874 filed December 1, 1982 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 37510, subject to Dedication of Tract 1A-3 (Pinebutte Drive) as a public roadway.
Parcel 32
Township 2 North, Range 42 East P.M.M., Rosebud County, Montana
Section 31: N1/2
Section 32: N1/2
Section 30: S1/2SE1/4, S1/2SE1/4SW1/4
Township 1 North, Range 42 East, P.M.M., Rosebud County, Montana
Section 4: SW1/4

Parcel 33
Lot 12, Block 1, and Lots 6, 7, 10, 11, 12, 17 and 19, Block 3, of The Amended Plat of BIG TIMBER SUBDIVISION, Corrected Plat of Eastside Townsite Expansion, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 29033.
Lots 1C and 1J, Block 6, Lots 3E, 3H, 3L, Block 7, Lots 2C, 2D, 5, and 6, Block 8, and Lots 2F, 3E, 3G, 4A, and 4B, Block 9, of The Plat of BIG TIMBER SUBDIVISION, Amended Plat of Eastside Townsite Expansion, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 29032.
Lots 1, 2, 3, 4, 5, 6, 7 and 8, of Block 8, Lots 1, 2, 5, 7, 9, 10, 11, 12, 13, 14, 15, 16 and 18, of Block 9, Lots 1 and 5, of Block 11, Lots 1, 2, 3, 6 and 11, Block 4, and Lots 1, 2, 4, 5 and 6, Block 5, of The Amended Plat of STILLWATER SUBDIVISION, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 29031.

Disclosure Schedule – Schedule 2.1(a)

Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14, Block 1, Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 23, Block 2, Lots 1, 2, 3, 4 and 5, Block 3, Lots 7, 8, 12 and 13, Block 5, Lots 3, 7, 8, 9, 12, 13, 14 and 15, Block 6, Lot 20, Block 7, Lots 5 and 11, Block 8, and Lot 5, Block 11, of The Amended Plat of SWEETGRASS SUBDIVISION, First Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 40609.
Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13, Block 1, Lots 1, 2, 3, 4, 6, 7, and 8, Block 2, Lots, 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, 18, 19 and 20, Block 3.
Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30 and 31, Block 6, and Lots 4, 5, 7, 8, 9, 10, 11, 12, 13, 15,16, 17, 18, 19, 20, 21, 22 and 23, Block 7, of the Amended Plat of STILLWATER SUBDIVISION, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 40611.
Lots 4 and 18, Block 3, Lot 12 Block 4, Lots 3 and 4, Block 6, of CIMARRON SUBDIVISION, Second Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 39051.

Lots 6, 7, 10 and 31, Block 4, of CASTLE ROCK LAKE SUBDIVISION, Second Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 37501.
Lots 32, 33 and 34, Block 4, of CASTLE ROCK LAKE SUBDIVISION, Third Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 37502.
Tracts 5, 8, 11, 33, 34, 35, 36, 37, 38, 39, 40, 41, 43, 44, 45, 47, 48, 49, of SWEETGRASS ACREAGE TRACTS SUBDIVISION. This Subdivision Plat Amends a portion of Amended Plat of Sweetgrass Subdivision, First Filing, Sweetgrass Subdivision, Second Filing, and a portion of Amended Plat of Sweetgrass Subdivision, Third Filing, Rosebud County Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 44417.

Disclosure Schedule – Schedule 2.1(a)

Lots 12, 19, 20, 21 and 24, Block 3, and Lot 16, Block 4, of CIMARRON SUBDIVISION, Second Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 37504.
Lots 32, 33, 34, 35 and 36, Block 2, Lot 19, Block 4, Lots 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32A, 32B, 32C, 32D, 32E, 32F, 32G, 32H, 321, 32J, 32K, 32L, 32M, 32N, 320, 32P, 32R, 32S, 32T, 32U, 32V, W, X, Y, Block 5, and Lots 1A, B, C, D, 1E, F, G, H, 1I, J, K, L, 1M, 32Q, and 32Z, Block 7, Block 4, of CIMARRON SUBDIVISION, First Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County.
Lot 1B, Block 8, and Lots 1B, 2, and 3, Block 9, of CIMARRON SUBDIVISION, Third Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 37505.
Lots 2A, 2B and 2C, Block 11, of the Second Amended Plat of Block 11 of STILLWATER SUBDIVISION, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 73210.
Lots 1A, 1B, 1C, 1D, 1E and 1F, Block 1 and Lots 1A, 1B, 1C and 1D, Block 2 of CASTLEROCK LAKE SUBDIVISION, First Filing, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 37500.
Lot 2 in Block 43 and Lots 1 and 2 in Block 46 of the CORRECTED PLAT OF THE AMENDED PLAT OF BLOCKS 43 AND 46 OF COLSTRIP TOWNSITE, Rosebud County, Montana, according to the official plat thereof on file and of record in the office of the Clerk and Recorder of said County, under Document No. 28708.

Parcel 34
Intentionally deleted
An undivided 25% of the Colstrip Units 3 and 4 interest in the Common Facilities real property as allocated by the Common Facilities Agreement in the real property described in Schedule III below.

SCHEDULE III
COMMON FACILITIES - ALL UNITS
Disclosure Schedule – Schedule 2.1(a)

Parcel 35	That portion of Sections 34 and 35 in Township 2 North, Range 41 East, PMM, described as Parcel B Certificate of Survey No. 34152 filed January 8, 1981 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 34152.
Parcel 36	That portion of Sections 27 and 34 in Township 2 North, Range 41 East, PMM, described as Parcel C of Certificate of Survey No. 34153 filed January 8, 1981 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 34153.
Parcel 37	That portion of Section 35 in Township 2 North, Range 41 East & Section 2 in Township 1 North, Range 41 East, PMM, described as Tract H-1, Tract H-2, Tract H-3 of Certificate of Survey No. 34995 filed March 25, 1982 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 34995.
Parcel 38	That portion of Section 3 in Township 1 North, Range 41 East, PMM, described as Parcel G of Certificate of Survey No. 34996 filed March 25, 1982 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 34996.
Parcel 39	That portion of Section 34 in Township 2 North, Range 41 East, PMM, described as Parcel A-1 Amended of Certificate of Survey No. 85561, filed March 17, 1999 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 85561, excluding therefrom a tract of land described as Parcel A-1-B of Certificate of Survey 85561.
Parcel 40	That portion of Sections 28 and 33 in Township 2 North, Range 41 East, PMM, described as Parcel F-1 Amended and Parcel F-2 Amended of Certificate of Survey No. 85920 filed May 4, 1999 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 85920.
Parcel 41	That portion of Section 34 in Township 2 North, Range 41 East, PMM, described as Parcel D-1 and Parcel D-2 of Certificate of Survey No. 42210 filed January 10, 1984 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 42210.
Parcel 42	That portion of Section 34 in Township 2 North, Range 41 East, PMM, described as Tract 1-A-1, Tract 1-A-2 and Tract 1-A-3 of Certificate of Survey No. 54257 amending Certificate of Survey No. 27875 (Tract 1), Certificate of Survey No. 27878, Certificate of Survey No. 34994 and Dedication of Tracts 1-A-2, 1-B¬2, 1-B and 1-D, filed July 30, 1986 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 54257, subject to dedication of Tract 1-A-2 (Willow Avenue) as a public road.
Parcel 43	That portion of Section 24 in Township 6 North, Range 39 East, PMM, described as Tract A and Tract C of Certificate of Survey No. 6100 filed February 13, 1974 for record in the office of the Clerk and Recorder of Rosebud County, Montana as Document No. 6100.
Disclosure Schedule – Schedule 2.1(a)

Parcel 44	That parcel commencing at the section corner common Sections Thirteen (13), Fourteen (14), Twenty-three (23) and Twenty-four (24), Township Six (6) North, of Range Thirty-nine (39) East, M.P.M., Rosebud County, Montana, running thence northerly along the section line common to Sections Fourteen (14) and Thirteen (13) to the Yellowstone River; running thence southeasterly along the Yellowstone River to a point where the south boundary line of Section Thirteen (13) meets the Yellowstone River; thence westerly along the south boundary line of the said Section Thirteen (13) to the point of beginning, containing in all approximately 17 acres as described in deed dated December 7, 1973, recorded December 12, 1973 in Book 73, Page 127 and confirmed in Judgment and Decree dated March 21, 1975 by The District Court of the Sixteenth Judicial District, in and for the County of Rosebud, recorded March 21, 1975 in Book 19 Orders and Decree, page 996, records of the County Clerk and Recorder of Rosebud County, Montana.
Parcel 45
Easements and rights-of-way more particularly described in documents recorded in the office of the Clerk and Recorder of Rosebud County, Montana, under the following Book and Page numbers; which documents are incorporated herein by this reference and made a part hereof:
Book 77 Deeds, page 29
Book 75 Deeds, page 306
Book 73 Deeds, page 430
Book 73 Deeds, page 466
Book 74 Deeds, page 245
Book 78 Deeds, page 782
Book 78 Deeds, page 838
Book 74 Deeds, page 169
Book 74 Deeds, page 110
Book 74 Deeds, page 70
Book 77 Deeds, page 941
Book 78 Deeds, page 134
Book 79 Deeds, page 238
Book 74 Deeds, page 14
Book 74 Deeds, page 65

Disclosure Schedule – Schedule 2.1(a)

Book 74 Deeds, page 112 Book 79 Deeds, page 240 Book 74 Deeds, page 62 Book 74 Deeds, page 67 Book 74 Deeds, page 242
Book 73 Deeds, page 891 Book 73 Deeds, page 893 Book 73 Deeds, page 284 Book 78 Deeds, page 131 Book 32 Misc., page 476 An undivided 25% of the real property described in Schedule IV below.

SCHEDULE IV
UNITS 3&4 NON-GENERATION PROPERTY1

Township 1 North, Range 41 East, M.P.M
Section 1: Lots 1 (43.40), 2(43.40), 3(43.81), 4(43.88), N/2SE1/4, S/2NE1/4, SE1/4NW1/4, less and except the existing Railroad Right-of-way being the Northern Pacific Railway Company’s Cow Creek Extension of its Rosebud Branch line right-of-way.

Township 1 North, Range 42 East, M.P.M
Section 6: Lot 7 (40.55), less and except 2.66 acres of the Burlington Northern Railroad Right-of-way.
Section 7: Lots 1 (40.34), 2 (40.29), SE1/4NW1/4, NE1/4SW1/4, N1/2SE1/4, S1/2NE1/4, less and except Tract 1 as described in Easement Deed No. 33671-E dated October 11, 1973, recorded in Book 73 Deeds; Page 143 on December 20, 1973, Rosebud County, Montana, and less and except that portion of the Burlington Northern Right-of-way located in Lots 1 and 2.

1 Interest in this property that is included in the PSE Colstrip Units 3&4 Interests is to be conveyed by separate deed to Colstrip Comm Serv, LLC rather than to NorthWestern.
Disclosure Schedule – Schedule 2.1(a)

Section 8: NE1/4, S1/2NW1/4, S1/2, less and except 35.93 AC of the Burlington Northern Railroad Right-of-way, and less and except Tract 1 as described in
Easement Deed No. 33671-E dated October 11, 1973, recorded in Book 73 Deeds, Page 143 on December 20, 1973, Rosebud County, Montana.
Section 17: E1/2, lying north and east of the north and east boundary line of Tract 1 as described in Easement Deed No. 33671-E dated October 11, 1973, recorded in Book 73 Deeds, Page 143 on December 20, 1973, Rosebud County, Montana and lying north and west of the Cow Creek Road as now established in the E/2E/2 and as recorded in the County Road Book, Rosebud County, Montana.

Former WPP Properties conveyed to Talen Montana, LLC (15%) in DB 98/364, Document # 99894 (Lands Acquired after 1999)

Township 1 North, Range 41 East, M.P.M
        Section 1: S1/2SE1/4, SW1/4, SW1/4NW1/4
        Section 7: SE1/4SW1/4, and Govt. Lot 3
Section 17: W1/2 as described in DB73/143

        Vacant Lands / Drainage – Acquired after 1999 separately in DB 104/753

        Township 2 North, Range 41 East, M.P.M

        Section 35: SE1/4SE1/4 lying East of Rail Road
An undivided 25% of the easements described in Schedule V below.

Disclosure Schedule – Schedule 2.1(a)

SCHEDULE V
EASEMENTS
To be delivered pursuant to Section 7.19 of this Agreement.

Disclosure Schedule – Schedule 2.1(a)

Schedule 2.1(c)
Common Facilities Interest and Associated Assets
The undivided interest that is associated with the PSE Colstrip Units 3&4 Interests as a Tenant in Common in those certain Common Facilities described in Exhibit A to that certain Common Facilities Agreement dated as of May 6, 1981, by and among Puget Sound Energy, Inc., Avista Corporation, Portland General Electric Company, PacifiCorp, NorthWestern Corporation, and Talen Montana, LLC, as amended by Amendment No. 1 dated as of January 21, 1992, and any replacement of or successor to such agreement; together with all replacements, accessions, improvements and repairs thereof.
The Common Facilities are located on the property described in Schedule III of Schedule 2.1(a) hereto as Parcels 35, 36, 37, 38, 39, 40, 41, 42, 43, 44, and 45.

Disclosure Schedule – Schedule 2.1(c)

Schedule 2.1(d)
Material Contracts
1.    Ownership and Operation Agreement.
2.    Common Facilities Agreement dated as of May 6, 1981, by and among Puget Sound Energy, Inc., Avista Corporation, Portland General Electric Company, PacifiCorp, NorthWestern Corporation, and Talen Montana, LLC, as amended by Amendment No. 1 dated as of January 21, 1992 (to the extent of the survival of any rights and obligations under such agreement following the termination of such agreement in January 2020), and any replacement of or successor to such agreement.
3.    Comm Serv Agreement.
4.    Long Term Service Agreement between Avista Corporation, NorthWestern Energy, Talen Montana, LLC, PacifiCorp, Portland General Electric Company and Puget Sound Energy, Inc. (the “Pumping Station Agreement”), provided, in the event the Pumping Station Agreement is terminated before the Closing any successor agreement(s) then in effect.
5.    Amended and Restated Raw Water Transportation Agreement, dated as of July 1, 2020, by and among Talen Montana, LLC, Puget Sound Energy, Inc., Avista Corporation, Portland General Electric Company, NorthWestern Energy, PacifiCorp, and the City of Colstrip.

Disclosure Schedule – Schedule 2.1(d)

Schedule 4.4
Title to PSE Colstrip Units 3&4 Interests
1.    Fortieth Supplemental Indenture dated as of September 1, 1954, supplemental to and modifying First Mortgage dated as of June 2, 1924, defining the rights of the holders of Puget Sound Energy, Inc.’s Electric Utility First Mortgage Bonds, as amended, supplemented and modified by the supplemental indentures entered into thereafter (the “Electric Mortgage”)
2.    Indenture of First Mortgage dated as of April 1, 1957, defining the rights of the holders of Puget Sound Energy, Inc.’s Gas Utility First Mortgage Bonds, as amended, supplemented and modified by the supplemental indentures entered into thereafter (the “Gas Mortgage”)
3.    Puget Sound Energy, Inc. issued pollution control bonds in May 2013, which are secured by Senior Notes, which are in turn secured by bonds issued under the Electric Mortgage.

Disclosure Schedule – Schedule 4.4

Schedule 4.5
No Violation or Breach
None.

Disclosure Schedule – Schedule 4.5

Schedule 4.6
PSE Consents
1.    The Pumping Station Agreement requires prior written notice in connection with assignment.
2.    Comm Serv Agreement

Disclosure Schedule – Schedule 4.6

Schedule 4.7
Material Contracts to Which NorthWestern Is Not a Party
None.

Disclosure Schedule – Schedule 4.7

Schedule 5.5
NorthWestern Consents
None.

Disclosure Schedule – Schedule 5.5

Schedule 7.1
Conduct of Business During Interim Period
None.

Disclosure Schedule – Schedule 7.1

Schedule 8.6
Other Losses Allocated Based on Pre-Closing Date Project Shares
1.    Subject to Section 7.11 of the Acquisition Agreement, any Costs of Construction, Costs of Operation and costs under the Common Facilities Agreement (to the extent of the survival of any rights and obligations under such agreement following termination of such agreement in January 2020) incurred for work performed before the Closing Date, but not billed to the Owners by the Operator until after the Closing Date.
2.    Subject to Section 7.11 of the Acquisition Agreement, any capital or operation and maintenance costs that are payable by the Owners and Project Users under the Ownership and Operation Agreement or the Common Facilities Agreement (to the extent of the survival of any rights and obligations under such agreement following termination of such agreement in January 2020) as a result of casualty events, equipment failure, or other unexpected events or circumstances that occur prior to the Closing and affect the Project.
3.    Richard Burnett, et al. v. Talen Montana, LLC, et al., No. CV-20-58, Montana Sixteenth Judicial District Court, Rosebud County.

Disclosure Schedule – Schedule 8.6

Schedule 8.7
Losses Allocated Based on Post-Closing Date Project Shares
None.
Disclosure Schedule – Schedule 8.7